    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1996


                                                      REGISTRATION NO. 333-13421

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 AMENDMENT NO.1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           MEGO MORTGAGE CORPORATION
                (Name of Registrant as Specified in its Charter)
                             ---------------------

             DELAWARE                            6162                           88-0286042
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)           Identification No.)

                             ---------------------
                        1000 PARKWOOD CIRCLE, SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                JAMES L. BELTER
                            EXECUTIVE VICE PRESIDENT
                           MEGO MORTGAGE CORPORATION
                        1000 PARKWOOD CIRCLE, SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           COPY OF COMMUNICATIONS TO:

             GARY EPSTEIN, ESQ.                              STEVEN R. FINLEY, ESQ.
             FERN S. WATTS, ESQ.                           GIBSON, DUNN & CRUTCHER LLP
        GREENBERG, TRAURIG, HOFFMAN,                             200 PARK AVENUE
        LIPOFF, ROSEN & QUENTEL, P.A.                       NEW YORK, NEW YORK 10166
            1221 BRICKELL AVENUE                                 (212) 351-4000
            MIAMI, FLORIDA 33131                           (FACSIMILE) (212) 351-4035
               (305) 579-0500
         (FACSIMILE) (305) 579-0717

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 1996


PROSPECTUS

                                  $40,000,000                             [LOGO]
                           MEGO MORTGAGE CORPORATION

                      % SENIOR SUBORDINATED NOTES DUE 2001


     Mego Mortgage Corporation (the "Company") is offering hereby (the
"Offering") $40.0 million principal amount of its    % Senior Subordinated Notes
due 2001 (the "Notes"). Interest on the Notes will be payable semiannually on
          and           of each year, commencing             , 1997. The Notes
are not redeemable at any time prior to        ,   , except that, until        ,
1998, the Company may redeem, at its option, up to 35% of the original principal of the Notes at the redemption price set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined herein), if at least 65% of the original principal amount
of the Notes remain outstanding after such redemption. On or after        ,
     , the Notes are redeemable at the option of the Company in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), holders of the Notes will have the right to require the Company to repurchase their Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all Senior Indebtedness (as defined herein) of the Company. In addition, the obligations of the Company under the Notes will be jointly and severally guaranteed (Subsidiary Guarantees, as defined herein) on an unsecured, subordinated basis by each of the Company's future Restricted Subsidiaries, other than Special Purpose Subsidiaries (each as defined herein). The Subsidiary Guarantees will be subordinated in right of payment to all Senior Indebtedness of the Subsidiary Guarantors. As of August 31, 1996, after giving pro forma effect to the offering of the Notes and the Common Stock Offering (as defined herein) and the application of the net proceeds therefrom, the outstanding Senior Indebtedness of the Company, on a consolidated basis, would have been approximately $932,000. There is no established trading market for the Notes and the Company does not intend to apply for a listing of the Notes on any national securities exchange. See "Description of the Notes."



     Concurrent with the Offering by the Company, the Company is offering 2,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company (the "Common Stock Offering"). The sale of the Notes being offered hereby is contingent upon the completion of the Common Stock Offering.


     THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE NOTES OFFERED HEREBY.
                            ------------------------

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS
      AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
          CORPORATION, ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                 THE ATTORNEY GENERAL OF THE STATE OF NEW YORK
           HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                           PRICE TO            UNDERWRITING          PROCEEDS TO
                                          PUBLIC(1)            DISCOUNT(2)            COMPANY(3)
------------------------------------------------------------------------------------------------------
Per Note............................           %                    %                     %
Total...............................           $                    $                     $
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $375,000.

                            ------------------------
     The Notes are offered by the Underwriters, subject to receipt and acceptance by the Underwriters, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the
facilities of The Depository Trust Company on or about             , 1996.
                            ------------------------
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.                   OPPENHEIMER & CO., INC.

               The date of this Prospectus is             , 1996

                           MEGO MORTGAGE CORPORATION

                                     [MAP]

MAP OF THE CONTINENTAL UNITED STATES SHOWING TOP SIX STATES, HEADQUARTERS AND BRANCH OFFICES.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus gives effect to a 1,600-for-1 stock split effected in October 1996.

                                  THE COMPANY


     Mego Mortgage Corporation (the "Company") is a specialized consumer finance company that originates, purchases, sells and services consumer loans consisting primarily of home improvement loans secured by liens on the improved property. Through its network of independent correspondent lenders ("Correspondents") and home improvement construction contractors ("Dealers"), the Company initially originated only home improvement loans insured under the Title I credit insurance program ("Title I Loans") of the Federal Housing Administration (the "FHA"). The Title I program provides for insurance of 90% of the principal balance of the loan, and certain other costs. The Company began offering conventional uninsured home improvement loans and debt consolidation loans ("Conventional Loans") through its Correspondents in May 1996. For the three months ended August 31, 1996, such loans totalled $11.2 million and constituted 22.5% of the Company's total loan originations.



     The Company's borrowers are individuals who own their home and have verifiable income but may have limited access to traditional financing sources due to insufficient home equity, limited credit history or high ratios of debt service to income. These borrowers require or seek a high degree of personalized service and prompt response to their loan applications. As a result, the Company's borrowers generally are not averse to paying higher interest rates that the Company charges for its loan programs as compared to the interest rates charged by banks and other traditional financial institutions. The Company has developed a proprietary credit index profile that includes as a significant component the credit evaluation score methodology developed by Fair, Isaac and Company to classify borrowers on the basis of likely future performance. The other components of the Company's scoring system include debt to income ratio, employment history and residence stability. The Company charges varying rates of interest based upon the borrower's credit profile and income. For the year ended August 31, 1996, the loans originated by the Company had a weighted average interest rate of 14.03%.



     The Company's loan originations increased to $139.4 million during the year ended August 31, 1996 from $87.8 million during the year ended August 31, 1995 and $8.2 million during the six months in which it originated loans in the year ended August 31, 1994. The Company's revenues increased to $25.0 million for the year ended August 31, 1996 from $13.6 million for the year ended August 31, 1995 and $751,000 for the year ended August 31, 1994. For the year ended August 31, 1996, the Company had net income of $6.9 million compared to $3.6 million for the year ended August 31, 1995. As a result of its substantial growth in loan originations, the Company has operated since March 1994, and expects to continue to operate for the foreseeable future, on a negative cash flow basis.



     The Company sells substantially all the loans it originates through either whole loan sales to third party institutional purchasers or securitizations at a yield below the stated interest rate on the loans, retaining the right to service the loans and receive any amounts in excess of the yield to the purchasers. The Company completed its first two securitizations of Title I Loans in March and August 1996 totalling $133.0 million and expects to sell a substantial portion of its loan production through securitizations in the future. At August 31, 1996, the Company serviced $209.5 million of loans it had sold, and $4.7 million of loans it owned.



     The Company's strategic plan is to continue to expand its lending operations while maintaining its credit quality. The Company's strategies include: (i) offering new loan products; (ii) expanding its network of Correspondents and Dealers; (iii) entering new geographic markets; (iv) realizing operational efficiencies through economies of scale; and (v) using securitizations to sell higher volumes of loans on more favorable terms. At August 31, 1996, the Company had developed a network of approximately 310 active Correspondents and approximately 435 active Dealers. The Company's Correspondents generally offer a wide variety of loans and its Dealers typically offer home improvement loans in conjunction with debt consolidation. By offering a more diversified product line, including Conventional Loans, and maintaining its high level of service, the Company has increased the loan production from its existing network of Correspondents. The

Company also intends to increase its number of active Correspondents and Dealers by greater penetration of existing markets, because of its broader product line, and through expansion into new geographic markets. The Company anticipates that as it expands its lending operations it will realize economies of scale, thereby reducing its average loan origination costs and enhancing its profitability. In addition, the Company intends to continue to sell its loan production through securitizations as opportunities arise. Through access to securitization, the Company believes that it has the ability to sell higher volumes of loans on more favorable terms than through whole loan sales. See "Business -- Business Strategy."


     The Company was incorporated under the laws of the State of Delaware in 1992. The Company's principal executive offices are located at 1000 Parkwood Circle, Suite 500, Atlanta, Georgia 30339, and its telephone number is (770) 952-6700.


                                  THE OFFERING


Amount offered......................     $40.0 million aggregate principal
                                         amount.

Maturity date.......................                 , 2001.

Interest payment dates..............                 and             of each
                                         year, commencing             , 1997.


Subsidiary Guarantees...............     The obligations of the Company under
                                         the Notes will be jointly and severally
                                         guaranteed by each of the future
                                         Restricted Subsidiaries, other than
                                         Special Purpose Subsidiaries. See
                                         "Description of the Notes -- Subsidiary
                                         Guarantees."



Optional redemption.................     The Notes are not redeemable by the
                                         Company prior to           ,      ,
                                         except that, until           , 1998,
                                         the Company may redeem, at its option,
                                         up to 35% of the original principal
                                         amount of the Notes at the redemption
                                         price set forth herein plus accrued
                                         interest to the date of redemption with
                                         the net proceeds of one or more Public
                                         Equity Offerings if at least 65% of the
                                         original principal amount of the Notes
                                         remains outstanding after such
                                         redemption. On or after           ,
                                              , the Notes will be redeemable at
                                         the option of the Company in whole or
                                         in part, at the redemption prices set
                                         forth herein, plus accrued interest to
                                         the date of redemption. See
                                         "Description of the Notes -- Optional
                                         Redemption."


Mandatory redemption................     None.

Ranking.............................     The Notes will be general unsecured
                                         obligations of the Company,
                                         subordinated in right of payment to all
                                         existing and future Senior Indebtedness
                                         of the Company and will be senior in
                                         right of payment to all Indebtedness
                                         (as defined herein) of the Company that
                                         by its terms is expressly subordinated
                                         in right of payment to the Notes. Each
                                         Subsidiary Guarantee will be a general
                                         unsecured obligation of the Subsidiary
                                         Guarantor, subordinated in right of
                                         payment to all Senior Indebtedness of
                                         such Subsidiary Guarantor and will be
                                         senior in right of payment to all
                                         Indebtedness of such Subsidiary
                                         Guarantor that by its terms is
                                         expressly subordinated in right of
                                         payment to the Subsidiary

                                         Guarantee. As of August 31, 1996, after
                                         giving pro forma effect to the issuance
                                         of the Notes and the Common Stock
                                         Offering and the application of the net
                                         proceeds therefrom, the outstanding
                                         Senior Indebtedness of the Company, on
                                         a consolidated basis, would have been
                                         approximately $932,000.



Change of Control...................     Upon a Change of Control, holders of
                                         the Notes will have the option to
                                         require the Company to repurchase up to
                                         all outstanding Notes of the holders
                                         requiring such repurchase at 101% of
                                         their principal amount, plus accrued
                                         interest to the date of repurchase.
                                         There can be no assurance that the
                                         Company will have the funds available
                                         to repurchase the Notes in the event of
                                         a Change of Control.


Certain covenants...................     The Indenture (as defined herein)
                                         pursuant to which the Notes will be
                                         issued will contain certain covenants
                                         that, among other things, limit the
                                         ability of the Company and its
                                         subsidiaries to incur certain
                                         indebtedness, pay dividends and make
                                         other distributions, engage in
                                         transactions with affiliates, sell
                                         assets (including stock of
                                         subsidiaries), issue subsidiary
                                         preferred stock, create certain liens,
                                         engage in mergers or consolidations and
                                         enter into any arrangement that would
                                         impose certain restrictions on the
                                         ability of subsidiaries to make
                                         dividend and other payments to the
                                         Company. See "Description of the
                                         Notes -- Certain Covenants."

Amendment or waiver of Indenture
provisions..........................     Certain provisions of the Indenture,
                                         including those related to Change of
                                         Control, may be amended or waived with
                                         the consent of the holders of at least
                                         the majority in principal amount of
                                         then outstanding Notes.


Use of proceeds.....................     The Company intends to use the
                                         aggregate net proceeds of the Offering
                                         and the Common Stock Offering to
                                         provide capital to originate and
                                         securitize loans, to repay Intercompany
                                         Debt and to pay down the amounts
                                         outstanding under the Company's lines
                                         of credit. See "Use of Proceeds."



                      CONCURRENT OFFERING OF COMMON STOCK



     Concurrent with the Offering, the Company is offering 2,000,000 shares of Common Stock (plus up to an additional 300,000 shares to cover over-allotments, if any) by a separate prospectus in the Common Stock Offering. The consummation of the Offering and the Common Stock Offering are conditioned upon each other. In connection with the Common Stock Offering, the Company has applied for quotation of the Common Stock on The Nasdaq National Market under the symbol "MMGC."

                                  RISK FACTORS



     Investment in the Notes offered hereby involves a high degree of risk. Each prospective investor should carefully consider all of the matters described herein under "Risk Factors," including, among others: risks relating to subordination and leverage; risks relating to control by Mego Financial; consequences of a change of control; risks related to the Company's dependence on securitization transactions; the fact that the Company has operated, and expects to continue to operate, on a negative cash flow basis; risks relating to changes in interest rates; risks associated with capitalized excess servicing rights and valuation of mortgage related securities; risks relating to possible termination of servicing rights; contingent risks including the risks relating to losses from loan delinquencies and other loan defaults; risks relating to the Company's limited operating history; risks inherent in the implementation of the Company's growth strategy; risks relating to the Company's dependence on credit enhancement; risks relating to dependence on financing and need for additional financing; risks relating to the Company's concentration of operations in California and Florida; legislative and regulatory risks; risks related to fraudulent conveyances and preferential transfers; risks related to permissible operation through subsidiaries; risks relating to the Company's dependence on management, Mego Financial and PEC; risks associated with competition; the absence of a public market for the Notes; and factors inhibiting a takeover of the Company.



                        RELATIONSHIP WITH MEGO FINANCIAL



     Mego Financial Corp. ("Mego Financial"), a publicly traded company, currently owns 100% of the outstanding Common Stock. Upon completion of the Common Stock Offering, Mego Financial will own approximately 83.3% of the outstanding Common Stock (approximately 81.3% if the underwriters of the Common Stock Offering exercise their over-allotment option in full). As a result of its ownership interest, upon completion of the Common Stock Offering, Mego Financial will have voting control on all matters submitted to stockholders of the Company, including the election of directors and the approval of extraordinary corporate transactions. See "Principal Stockholders." In order to fund the Company's past operations and growth, and in conjunction with filing consolidated tax returns, the Company incurred debt and other obligations ("Intercompany Debt") to Mego Financial and its subsidiary Preferred Equities Corporation ("PEC"). The amount of Intercompany Debt was $8.5 million at August 31, 1995 and $12.8 million at August 31, 1996. The Company intends to use a portion of the aggregate net proceeds from the Offering and the Common Stock Offering to repay Intercompany Debt. It is not anticipated that Mego Financial will continue to provide funds to the Company or guarantee the Company's indebtedness following consummation of the Offering. The Company also has agreements with PEC for the provision of management services and loan servicing and an agreement with Mego Financial and its direct and indirect subsidiaries for tax sharing. See "Use of Proceeds" and "Certain Transactions."

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary financial information set forth below should be read in conjunction with the financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.


                                                                       YEAR ENDED AUGUST 31,
                                                                    ---------------------------
                                                                    1994(1)    1995      1996
                                                                    -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain on sale of loans...........................................  $   579   $12,233   $17,994
  Net unrealized gain on mortgage related securities(2)...........       --        --     2,697
  Loan servicing income...........................................       --       873     3,348
  Interest income, net of interest expense of $107, $468 and
     $1,116.......................................................      172       473       988
                                                                    --------  -------   -------
Total revenues....................................................      751    13,579    25,027
Total costs and expenses..........................................    2,262     7,660    13,872
                                                                    --------  -------   -------
Income (loss) before income taxes(3)..............................   (1,511)    5,919    11,155
Income taxes(3)...................................................       --     2,277     4,235
                                                                    --------  -------   -------
Net income (loss).................................................  $(1,511)  $ 3,642   $ 6,920
                                                                    ========  =======   =======
Pro forma net income per share(4).................................                      $  0.60
                                                                                        =======



                                                        AS OF AUGUST 31,     AS OF AUGUST 31, 1996
                                                        -----------------   ------------------------
                                                        1994(1)    1995     ACTUAL    AS ADJUSTED(5)
                                                        -------   -------   -------   --------------
STATEMENT OF FINANCIAL CONDITION DATA:
Loans held for sale, net..............................  $1,463    $ 3,676   $ 4,610      $  4,610
Excess servicing rights...............................     904     14,483    12,121        12,121
Mortgage related securities(2)........................      --         --    22,944        22,944
Total assets..........................................   5,122     24,081    50,606        86,173
Total liabilities.....................................     983     13,300    32,905        46,827
Total stockholder's equity............................   4,139     10,781    17,701        39,346



                                                                   YEAR ENDED AUGUST 31,
                                                                ----------------------------
                                                                1994(1)    1995       1996
                                                                -------   -------   --------
OPERATING DATA:
Loans originated..............................................  $8,164    $87,751   $139,367
Weighted average interest rate on loans originated............   14.18 %    14.55%     14.03%
Servicing portfolio (end of year):
  Company-owned loans.........................................  $1,471    $ 3,720   $  4,698
  Sold loans..................................................   6,555     88,566    209,491
                                                                ------    -------   --------
          Total...............................................  $8,026    $92,286   $214,189
                                                                ======    =======   ========
Delinquency period(6):
  31-60 days past due.........................................    2.06 %     2.58%      2.17%
  61-90 days past due.........................................    0.48       0.73       0.85
  91 days and over past due...................................    0.36       0.99   $   4.53(7)
  91 days and over past due, net of claims filed(8)...........    0.26       0.61       1.94
Claims filed with HUD(9)......................................    0.10       0.38       2.59
Amount of FHA insurance available (end of year)...............  $  813    $ 9,552   $ 21,205(10)
Amount of FHA insurance available as a percentage of loans
  serviced (end of year)......................................   10.13 %    10.35%      9.90%
Ratio of earnings to fixed charges(11)........................   N/A         7.69x      1.84x(12)

---------------

 (1) The Company commenced originating loans in March 1994.
 (2) Mortgage related securities consist of certificates representing interests retained by the Company in securitization transactions.

 (3) The results of operations of the Company are included in the consolidated federal income tax returns filed by Mego Financial, the Company's sole stockholder. Mego Financial allocates income taxes to the Company calculated on a separate return basis. See "Certain Transactions."


 (4) Shares used in computing pro forma net income per share include the weighted average of common stock outstanding during the period. There were no common stock equivalents. Historical per share data is not included because the data is not considered relevant or indicative of the ongoing operations of the Company. Net income utilized in the calculation of pro forma net income per share has been reduced by an estimated pro forma interest expense in the amount of $1,544,000 and a related tax benefit of $587,000 based upon the application of a 13% interest rate to the Company's average balance of non-interest bearing debt payable to Mego Financial. Pro forma net income per share would change by $0.01 with a 1% change in the interest rate utilized.


 (5) As adjusted to give effect to (i) the sale of the Notes offered hereby (after deducting underwriting discounts and estimated expenses of the Offering), (ii) the sale of the 2,000,000 shares of Common Stock pursuant to the Common Stock Offering (at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and estimated expenses of the Common Stock Offering) and (iii) the application of the estimated net proceeds from the Offering and the Common Stock Offering as described under "Use of Proceeds."


 (6) Represents the dollar amount of delinquent loans as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.


 (7) During fiscal 1996, the processing and payment of claims filed with HUD were delayed. See "Business -- Loan Servicing."


 (8) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.


 (9) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.


(10) If all claims filed with HUD had been processed and paid as of period end, the amount of FHA insurance available would have been reduced to $16,215,000, which as a percentage of loans serviced would have been 7.77%.


(11) Earnings include pretax income, the portion of rents representative of the interest factor and interest on debt. Fixed charges include interest on indebtedness, prepaid commitment fees and the portion of rents representative of the interest factor.


(12) Ratio computed giving pro forma effect for the total additional interest expense resulting from the proposed issuance by the Company of the Notes at an assumed interest rate of 13%.

                                  RISK FACTORS


     Investment in the Notes offered hereby involves a high degree of risk, including the risks described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision. This Prospectus contains forward-looking statements which involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. Actual events or results may differ as a result of various factors, including, without limitation, the risk factors set forth below and the matters set forth in the Prospectus generally.



SUBORDINATION AND LEVERAGE



     The Notes (including the Subsidiary Guarantees) will be subordinated in right of payment to all existing and future Senior Indebtedness, including all warehouse indebtedness and all other indebtedness for borrowed money. The Company currently has significant outstanding indebtedness and subsequent to the Offering, the Company will be significantly leveraged. As of August 31, 1996, after giving effect to the Offering and the Common Stock Offering and the application of the net proceeds therefrom, the Company would have had outstanding indebtedness of approximately $40.9 million, of which approximately $932,000 would have been Senior Indebtedness to which the Notes are subordinated. See "Capitalization." In addition, subject to the limitations set forth in the Indenture, the Company and its future Subsidiaries (as defined herein) may incur substantial amounts of additional indebtedness, much of which is expected to constitute Senior Indebtedness. By reason of the subordination of the Notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or any Subsidiary Guarantor (as defined herein) or upon default in payment with respect to or acceleration of any Senior Indebtedness of the Company or any Subsidiary Guarantor or an event of default with respect to certain Senior Indebtedness continuing for up to 179 days, the assets of the Company or the Subsidiary Guarantor would be available to pay the amounts due on the Notes only after such Senior Indebtedness had been paid in full. The Company is a party to certain warehouse facilities for the financing of its loan originations, which facilities are secured by the loans financed thereby. The Company also has certain additional secured credit facilities and, subject to the limitations set forth in the Indenture, may have additional amounts of secured indebtedness in the future. The Notes (including the Subsidiary Guarantees) are effectively subordinated to all such secured obligations to the extent of the collateral, irrespective of whether payments on the Notes (including the Subsidiary Guarantees) are otherwise permitted to be made under the subordination provisions in the Indenture prior to payment of such other indebtedness in full. Upon certain events of default under such facilities, the lenders could elect to declare all amounts outstanding, together with accrued and unpaid interest thereon, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted them to secure that indebtedness. If any of such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.


     The Company's ability to make payments of principal and interest on, or to refinance its indebtedness (including the Notes) depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including (i) the Company's vulnerability to adverse general economic and industry conditions, (ii) the Company's ability to obtain additional financing for future working capital expenditures (including loan originations), general corporate purposes or other purposes, and (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

CONTROL BY MAJORITY STOCKHOLDER



     Upon completion of the Common Stock Offering, the Company's current sole stockholder, Mego Financial, will beneficially own approximately 83.3% of the outstanding shares of Common Stock (approximately 81.3% if the underwriters of the Common Stock Offering exercise their over-allotment option in full) and will therefore be able to elect the entire Board of Directors and control all matters submitted to stockholders for a vote, all fundamental corporate matters, including the selection of management and key personnel, whether the Company engages in any mergers, acquisitions or other business combinations or whether Mego Financial, at some time in the future, divests all or any portion of its interest in the Company by means of a distribution to its stockholders or otherwise. The Common Stock Offering has been structured in such a way as to facilitate the ability of Mego Financial, should it so determine in the future, to effect a subsequent tax free distribution of all or a portion of Mego Financial's shares in the Company to its shareholders, although there is no assurance that any such distribution will occur. The Company has been advised that Mego Financial may seek a ruling from the Internal Revenue Service, as is customary, that such a distribution would be tax free. There is no assurance that it will obtain such a ruling. Pursuant to the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") and an agreement between Mego Financial and the Company, no additional shares of Common Stock may be issued by the Company that would reduce Mego Financial's interest below 80% without Mego Financial's written approval, so long as Mego Financial owns at least 80% of the issued and outstanding Common Stock of the Company (the "Eighty Percent Period"). In addition, although the Certificate of Incorporation provides for the issuance of one or more series of preferred stock from time to time, during the Eighty Percent Period no shares of any other class of capital stock may be issued without Mego Financial's written approval during such period, nor may the Company invest in or form any corporation without such approval. Amendments to the Company's bylaws and changes to the Board are also subject to such approval during the Eighty Percent Period. Any decision as to whether any transactions of the type mentioned above ultimately occur will be solely within the discretion of Mego Financial. See "Principal Stockholders."


CONSEQUENCES OF CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the holders of the Notes would be entitled to require the Company to repurchase up to all outstanding Notes of the holders requiring such repurchase at a purchase price equal to 101% of the principal amount of such Notes plus accrued and unpaid interest thereon to the date of repurchase. Failure by the Company to make such a repurchase would result in a default under the Indenture. In addition, the future indebtedness of the Company and the Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under such indebtedness due to the financial effect of such repurchase on the Company or otherwise, even if the Change of Control itself does not cause a default. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to repurchase the Notes and to satisfy its other obligations under the Notes and any such other indebtedness or be permitted to make such repurchase in compliance with the subordination provisions in the Indenture. See "Description of the Notes -- Change of Control."

LIQUIDITY -- DEPENDENCE ON SECURITIZATION TRANSACTIONS

     The values of and markets for the sale of the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and government regulations. Adverse changes in those factors may affect the Company's ability to originate or sell loans in the secondary market for acceptable prices within reasonable time frames. The ability of the Company to sell loans in the secondary market is essential for continuation of the Company's loan origination activities. A reduction in the size of the secondary market for home improvement loans would adversely affect the Company's ability to sell its loans in the secondary market with a consequent adverse impact on the Company's profitability and future originations.

     The Company entered into its first two securitization transactions, which involve the pooling and sale of loans, in March 1996 and August 1996 and intends to continue to sell loans through securitization transactions from time to time as opportunities arise. Pursuant to these securitizations, pass-through certificates evidencing interests in the pools of loans were sold in public offerings. There can be no assurance that the Company will be able to securitize its loan production efficiently. Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitization market, the conformity of loan pools to rating agency requirements and, to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the securitization market could impair the Company's ability to originate and sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition. Furthermore, the Company's quarterly operating results can fluctuate significantly as a result of the timing and level of securitizations.



LIQUIDITY -- NEGATIVE CASH FLOW



     As a result of the substantial growth in loan originations, the Company has operated since March 1994, and expects to continue to operate for the foreseeable future, on a negative cash flow basis. During the year ended August 31, 1996, the Company operated on a negative cash flow basis using $15.3 million in operations that was funded primarily from borrowings, due primarily to an increase in loans originated and the Company's sale of loans. In connection with whole loan sales and securitizations, the Company recognizes a gain on sale of the loans upon the closing of the transaction and the delivery of the loans, but does not receive the cash representing such gain until it receives the excess servicing spread, which is payable over the actual life of the loans sold. The Company incurs significant expenses in connection with securitizations and incurs tax liabilities as a result of the gain on sale. The Company must maintain external sources of cash to fund its operations and pay its taxes and therefore must maintain warehouse lines of credit and other external funding sources. If the capital sources of the Company were to decrease, the rate of growth of the Company would be negatively affected. See "-- Dependence on Mego Financial and PEC."



     The pooling and servicing agreements relating to the Company's securitizations require the Company to build over-collateralization levels through retention within each securitization trust of excess servicing distributions and application thereof to reduce the principal balances of the senior interests issued by the related trust or cover interest shortfalls. This retention causes the aggregate principal amount of the loans in the related pool to exceed the aggregate principal balance of the outstanding investor certificates. Such over-collateralization amounts serve as credit enhancement for the related trust and therefore are available to absorb losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following the sale of loans through securitizations to the extent excess servicing distributions are required to be retained or applied to reduce principal or cover interest shortfalls from time to time. Such retained amounts are predetermined by the entity issuing the guarantee of the related senior interests and are a condition to obtaining insurance and an AAA/Aaa rating thereon. In addition, such retention delays cash distributions that otherwise would flow to the Company through its retained interest, thereby adversely affecting the flow of cash to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     After giving pro forma effect to the Offering and the Common Stock Offering, the Company would have had net income of $6.0 million for the year ended August 31, 1996 and its ratio of earnings to fixed charges would have been 1.84x. However, this ratio is not necessarily indicative of the adequacy of the Company's cash flow from operating activities to cover fixed charges because net income consists largely of non-cash items. There can be no assurance that cash from operations will be sufficient to enable it to make required interest payments on its debt obligations and other required payments, and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures. See "Selected Financial Data."


INTEREST RATE RISKS

     Changes in interest rates affect the Company's business in a variety of ways, including decreased demand for loans during periods of higher interest rates, fluctuations in profits derived from the difference between short-term and long-term interest rates and increases in prepayment rates during periods of lower interest rates. The profits realized by the Company from home improvement loans are, in part, a function of the difference between fixed long-term interest rates, at which the Company originates its home improvement loans, and adjustable short-term interest rates, at which the Company finances such loans until the closing of the sale of such loans. Generally, short-term rates are lower than long-term rates and the Company benefits from the positive interest rate differentials during the time the loans are held by the Company pending the closing of the sale of such loans. During the period from 1994 through the present, the interest rate differential was high and this fact contributed significantly to the Company's net interest income. The interest rate differential may not continue at such favorable levels in the future.


     Changes in interest rates during the period between the time an interest rate is established on a loan and the time such loan is sold affect the revenues realized by the Company from loans. In connection with the origination of loans, the Company issues loan commitments for periods of up to 45 days in the case of Correspondents and 90 days in the case of Dealers. Furthermore, the period of time between the closing on a loan and the sale of such loan generally ranges from 10 to 90 days. Increases in interest rates during these periods will result in lower gains (or even losses) on sales of loans than would be recorded if interest rates had remained stable or had declined. Changes in interest rates after the sale of loans also affect the profits realized by the Company with respect to loan sale transactions in which the yield to the purchaser is based on an adjustable rate. During the years ended August 31, 1995 and 1996, the Company sold loans under an agreement which provides for the yield to the purchaser to be adjusted monthly to a rate equal to 200 basis points over the one-month London Interbank Offered Rate ("LIBOR"). An increase in LIBOR would result in a decrease in the Company's future income from such sold loans resulting in a charge to earnings in the period of adjustment. Although through August 31, 1996 the Company has not suffered losses in connection with the sale of Title I Loans or Conventional Loans as a result of interest rate changes, there can be no assurance that such losses will not occur in the future. To date, the Company has not hedged its interest rate risk, although it may do so in the future. To the extent that the Company engages in hedging transactions, there can be no assurance that it will be successful in mitigating the adverse impact of changes in interest rates.


     Interest rate levels also affect the Company's excess servicing spread. The Company generally retains the servicing rights to the loans it sells. The yield to the purchaser is generally lower than the average stated interest rates on the loans, as a result of which the Company earns an excess servicing spread on the loans it sells. Increases in interest rates or competitive pressures may result in reduced servicing spreads, thereby reducing or eliminating the gains recognized by the Company upon the sale of loans in the future.

CAPITALIZED EXCESS SERVICING RIGHTS AND VALUATION OF MORTGAGE RELATED SECURITIES


     At August 31, 1996, the Company's statement of financial condition reflected excess servicing rights of $12.1 million, mortgage related securities of $22.9 million and mortgage servicing rights of $3.8 million. The Company derives a significant portion of its income by realizing gains upon the sale of loans due to the excess servicing rights associated with such loans recorded at the time of sale and the capitalization of mortgage servicing rights recorded at origination. Excess servicing rights as capitalized on the Company's statement of financial condition represent the excess of the interest rate payable by an obligor on a loan over the interest rate passed through to the purchaser acquiring an interest in such loan, less the Company's normal servicing fee and other applicable recurring fees.


     The Company records gains on sale of loans through securitizations and whole loan sales based in part on the estimated fair value of the mortgage related securities (residual and interest only securities) retained by the Company and on the estimated fair value of retained mortgage servicing rights related to such loans. When loans are sold, the Company recognizes as current revenue the present value of the excess servicing rights expected to be realized over the anticipated average life of loans sold less future estimated credit losses relating to the loans sold. Mortgage related securities consist of certificates representing the excess of the interest rate payable by an obligor on a sold loan over the yield on pass-through certificates sold pursuant to a securitization transaction, after payment of servicing and other fees. The capitalized excess servicing rights, and capitalized mortgage servicing rights and valuation of mortgage related securities are computed using prepayment, default and interest rate assumptions that the Company believes are reasonable. The amount of revenue recognized upon the sale of loans will vary depending on the assumptions utilized. The weighted average discount rate used to determine the present value of the balance of capitalized excess servicing rights and capitalized mortgage servicing rights reflected on the Company's statement of financial condition at August 31, 1995 and 1996 was approximately 12%. Capitalized excess servicing rights are amortized over the lesser of the estimated or actual remaining life of the underlying loans as an offset against the excess servicing rights component of servicing income actually received in connection with such loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Although the Company believes that it has made reasonable estimates of the fair value of the mortgage related securities, the excess servicing rights and mortgage servicing rights likely to be realized, the rate of prepayment and the amount of defaults utilized by the Company are estimates and actual experience may vary from its estimates. The gain recognized by the Company upon the sale of loans and unrealized gain on mortgage related securities will have been overstated if prepayments or defaults are greater than anticipated. Higher levels of future prepayments could result in excess servicing rights and mortgage servicing rights amortization expense exceeding realized excess servicing rights and mortgage servicing rights, thereby adversely affecting the Company's servicing income and resulting in a charge to earnings in the period of adjustment. Similarly, if delinquencies or liquidations were to be greater than initially assumed, excess servicing rights and mortgage servicing rights amortization would occur more quickly than originally anticipated, which would have an adverse effect on loan servicing income in the period of such adjustment. The Company periodically reviews its prepayment assumptions in relation to current rates of prepayment and, if necessary, reduces the remaining asset to the net present value of the estimated remaining future excess servicing rights. Rapid increases in interest rates or competitive pressures may result in a reduction of excess servicing income recognized by the Company upon the sale of loans in the future, thereby reducing the gains recognized by the Company upon such sales. Higher levels of prepayments than initially assumed would result in a charge to earnings in the period of adjustment.


     Increases in interest rates or higher than anticipated rates of loan prepayments or credit losses on the underlying loans of the Company's mortgage related securities or similar securities may require the Company to write down the value of such mortgage related securities and result in a material adverse impact on the Company's results of operations and financial condition. The Company is not aware of an active market for the mortgage related securities, excess servicing rights or mortgage servicing rights. No assurance can be given that the mortgage related securities, capitalized excess servicing rights or mortgage servicing rights could in fact be sold at their carrying value, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     In order to provide availability under its warehouse line of credit, during the years ended August 31, 1995 and 1996, the Company sold an aggregate of approximately $175.8 million of loans under an agreement which provides for the yield to the purchaser to be adjusted monthly to a rate equal to 200 basis points over LIBOR. The Company is not obligated to reacquire and the purchaser is not obligated to resell such loans. In March 1996 and August 1996, in order to fix the yield on such loans, the Company reacquired $77.7 million and $36.2 million, respectively, of such loans and included the loans in pools of loans sold in its first two securitization transactions. As a result of the reacquisitions and subsequent sales in the securitization transactions, the gains on sale and excess servicing rights recognized upon the initial sales of the loans in such periods were recalculated without any material adverse effect on the Company's earnings. The Company anticipates that in the future it may sell and then reacquire loans to be resold pursuant to securitizations, which will result in recalculation of the initial gain on sale and excess servicing rights. Any such recalculation in such periods could have a material adverse effect on the Company's earnings in the period of recalculation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



POSSIBLE TERMINATION OF SERVICING RIGHTS



     The pooling and servicing agreements relating to the Company's securitization transactions contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Company's right to service the related loans. At September 30, 1996, the default rates on the pool of loans sold in the March 1996 securitization transaction exceeded the permitted limit set forth in the related pooling and servicing agreement. Accordingly, this condition could result in the termination of the Company's servicing rights with respect to that pool of loans by the trustee, the master servicer or the insurance company providing credit enhancement for that transaction. The mortgage servicing rights on this pool of loans were approximately $1.4 million at August 31, 1996. Although the insurance company has indicated that it, and to its knowledge the trustee and the master servicer, has no present intention to terminate the Company's servicing rights, no assurance can be given that one or more of such parties will not exercise its right to terminate. In the event of such termination, there would be an adverse effect on the valuation of the Company's mortgage servicing rights.


CONTINGENT RISKS


     Loan delinquencies and other loan defaults by obligors expose the Company to risks of loss and reduced net earnings. The loan delinquency and default risks to which the Company's business is subject become more acute in an economic slowdown or recession. During such periods, loan delinquencies and other defaults generally increase. In addition, significant declines in market values of the properties that secure loans serviced by the Company reduce homeowners' equity in their homes and their borrowing power, thereby increasing the likelihood of delinquencies and defaults. Because most of the Company's borrowers generally lack significant equity in their homes, the likelihood of default may be further increased. This lack of equity also increases the risk that, upon the occurrence of a customer default, the Company would be unlikely to recover more than the amount insured (if any).



     Although the Company sells substantially all loans which it originates on a limited recourse basis, the Company retains some degree of risk on substantially all loans sold. In connection with whole loan sales, the excess servicing payable to the Company is subordinated to the payment of scheduled principal and interest due to the purchasers of such loans. The Company is required under the loan sale documentation to establish reserves which are typically based on a percentage of the principal balances of such loans and funded from the excess servicing spread received by the Company. If a reserve falls below the required level, the Company is obligated under the loan sale documentation to restore the reserve from the servicing spread received by the Company, thereby reducing the stream of revenue from the servicing spread. Similarly, in connection with loan securitizations, the residual certificates retained by the Company are subordinated to the payment of scheduled principal and interest on the senior certificates issued by the securitization trust. In the event that payments received on the loans are insufficient to make scheduled payments of principal and interest on the senior certificates, the amounts otherwise distributable with respect to the residual certificates will be used to cover the shortfall, thereby reducing the stream of revenues from such residual certificates. Although the Company believes it maintains adequate reserves for potential losses from delinquencies and defaults, there can be no assurance that such levels of reserves will be adequate in the future. In addition, documents governing the Company's securitizations and whole loan sales require the Company to commit to reacquire or replace loans that do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a securitization trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding by the Company but have priority of repayment from the succeeding month's collections. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Loan
Servicing -- Sale of Loans" and Note 2 of Notes to Financial Statements.



     During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. To date, 95% of the loans originated by the Company qualify under Title I of the National Housing Act pursuant to which 90% of the principal balances of such loans are insured by the FHA; however, the Company bears the risk of delinquencies and defaults with respect to the uninsured portion of such loans. Moreover, even as to the insured portion, the amount of reimbursement to which the Company is entitled pursuant to

Title I is limited to the amount of insurance coverage in its reserve account established by the FHA. The amount of insurance coverage in a lender's reserve account is equal to 10% of the original principal amount of all Title I Loans originated and reported for insurance coverage by the lender less the amount of all insurance claims approved for payment in connection with losses on such loans and less amounts transferred in connection with sales of loans. The Company also would sustain a loss on loans if defaults occur that are not cured and proceeds from FHA insurance or the foreclosure on and disposition of property securing a defaulted loan are less than the amounts due on the loan plus carrying and other costs. Furthermore, Title I sets forth requirements to be satisfied by the lender in connection with the origination of Title I Loans and the submission of claims for insurance. The exhaustion of the reserves or the Company's failure to comply with Title I requirements could result in denial of payment by FHA.


     As a percentage of the total serviced portfolio, the principal balance of loans contractually past due 91 days or more has increased from 0.99% as of August 31, 1995 to 4.53% as of August 31, 1996. This rise in delinquencies, all of which pertain to the portfolio of Title I Loans, represents an expected seasoning of the portfolio. This increase includes approximately 2.59% of the serviced portfolio pursuant to which claims have been filed with HUD. As of August 31, 1996 the Company had received payment on 83 claims filed with HUD aggregating $1.3 million. As of August 31, 1996, none of the Company's Conventional Loans was more than 30 days contractually past due.



     The Company began originating Conventional Loans through its Correspondents in May 1996. For the three months ended August 31, 1996, such loans totalled $11.2 million and constituted 22.5% of the Company's total loan originations. During the period of time that such loans are held for sale, the Company bears the risk of delinquencies and defaults with respect to the entire principal amount of and interest on such loans and the risk that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligations to the Company. Significant defaults under these loans could have a material adverse effect on the Company's results of operations and financial condition. The Company's Conventional Loan program provides for loan amounts up to $60,000 with fixed rates of interest and terms up to 20 years. The proceeds of these loans are utilized to pay for home improvements and for consolidation of existing debt. The Company has focused on those borrowers who have demonstrated excellent payment history on their existing credit. Heavier reliance in the approval of these loans has been placed on the credit worthiness of the borrowers as opposed to underlying collateral value of the properties. The Company takes a lien, generally junior in priority, on each of the properties, however on average the total debt to market value, including the Company's loan, has been 110%.


     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.


LIMITED OPERATING HISTORY



     The Company began originating Title I Loans in March 1994 and began offering Conventional Loans in May 1996. The Company's prospects must be considered in light of the risks, delays, expenses and difficulties frequently encountered in connection with an early-stage business in a highly-regulated, competitive environment. No assurance can be given that the Company will successfully implement any of its plans or develop its current operations in a timely or effective manner or whether the Company will be able to continue to generate significant revenues or operate profitably.

RISKS RELATING TO GROWTH STRATEGY

     The Company's strategic plan contemplates the continued expansion of its mortgage lending operations. The Company's ability to continue implementing its expansion strategy depends on its ability to increase the volume of loans it originates while maintaining credit quality and managing its resulting growth. The Company's ability to increase its volume of loans will depend on, among other factors, its ability to (i) obtain and maintain increasingly larger lines of credit, (ii) securitize pools of loans for sale, (iii) offer attractive products to prospective borrowers, (iv) attract and retain qualified underwriting, servicing and other personnel, (v) market its loan products successfully and (vi) establish and maintain relationships with Correspondents and Dealers in states in which the Company is currently active and in additional states. The Company's ability to manage growth as it pursues its expansion strategy will be dependent upon, among other things, its ability to (i) maintain appropriate procedures, policies and systems to ensure that the Company's loan portfolio does not have an unacceptable level of credit risk and loss, (ii) satisfy its need for additional financing on reasonable terms, (iii) manage the costs associated with expanding its infrastructure and (iv) continue operating in competitive, economic, regulatory and judicial environments that are conducive to the Company's business activities. As part of its expansion strategy, the Company has begun to offer a more diversified product line, including Conventional Loans which expose the Company to greater risks than Title I Loans. There can be no assurance that the Company will be able to continue to grow successfully.

DEPENDENCE ON CREDIT ENHANCEMENT


     In order to gain access to the securitization market, the Company has relied on credit enhancements provided by a monoline insurance carrier to guarantee outstanding senior interests in the related securitization trusts to enable it to obtain an AAA/Aaa rating for such interests. The Company has not attempted to structure a mortgage loan pool for sale through a securitization based solely on the internal credit characteristics of the pool or the Company's credit. In the absence of such credit enhancements, the Company would be unable to market its loans through securitizations at reasonable rates. Any substantial reductions in the size or availability of the securitization market for the Company's loans, or the unwillingness or inability of insurance companies to insure the senior interests in the Company's loan pools, could have a material adverse effect on the Company's results of operations and financial condition. Furthermore, a downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


DEPENDENCE ON FINANCING; NEED FOR ADDITIONAL FINANCING


     The Company's business operations require continued access to adequate credit facilities. The Company is dependent on the availability of credit facilities for the origination of loans prior to their sale. The Company has a financing arrangement for the financing of Title I and Conventional Loan originations prior to the sale of such loans, which provides for a warehouse line of credit of up to $20.0 million which expires in August 1997. At August 31, 1996, an aggregate of $3.3 million was outstanding under such line of credit and $16.7 million was available for borrowing. In addition, at August 31, 1996, the Company had a $10.0 million facility for the financing of excess servicing rights and mortgage related securities, of which $10.0 million was outstanding on that date. The revolving loan has an 18-month revolving credit period expiring in December 1997, followed by a 30-month amortization period. In September 1996, the Company entered into a repurchase agreement with a financial institution pursuant to which it pledged the interest only certificates from its two 1996 securitizations in exchange for a $3.0 million advance. The Company also received a commitment from the same financial institution for the purchase of $2.0 billion of loans over a five-year period, as well as a commitment for up to $11.0 million, reduced by any amounts advanced under the repurchase agreement, for the financing of the interest only and residual certificates from future securitizations. In the event that the proceeds received by the Company from the Offering and the Common Stock Offering together with cash flow from operations and its existing credit facilities prove to be insufficient to meet the Company's capital requirements, the Company may be required to seek additional financing. There can be no assurance that such financing will be available on favorable terms, or at all. To the extent that the Company were not successful in maintaining or replacing existing financing or obtaining additional financing, or selling its loans or receivables, it would have to curtail its activities, which would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and Note 11 of Notes to Financial Statements.


INCOME TAXES


     The Company files a consolidated federal income tax return with its parent, Mego Financial. Income taxes for the Company are provided for on a separate return basis. As part of its former tax sharing arrangement, the Company recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. Under a new tax sharing agreement with Mego Financial, the Company will record a liability to Mego Financial calculated on a separate company basis. The Company accounts for taxes under SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires an asset and liability approach. The provision for income taxes includes deferred income taxes, which result from reporting items of income and expense for financial statement purposes in different accounting periods than for income tax purposes. The Company also provides for state income taxes at the rate of 6% of income before income taxes.



CONCENTRATION OF OPERATIONS



     Approximately 36.2% of the dollar volume of the Company's servicing portfolio at, and approximately 28.5% of the dollar volume of loans originated by the Company during the year ended, August 31, 1996 were secured by properties located in California. Although the Company is expanding its network nationally, significant portions of the Company's servicing portfolio and loan originations are likely to remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years that has been accompanied by a sustained decline in the California real estate market. Residential real estate market declines may adversely affect the value of the properties securing loans to the extent that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company. The existence of adverse economic conditions or the occurrence of such natural disasters in California could have a material adverse effect on the Company's results of operations and financial condition.



     In addition, approximately 12.5% of the dollar volume of the Company's servicing portfolio at, and approximately 15.0% of the dollar volume of loans originated by the Company during the year ended, August 31, 1996 were secured by properties located in Florida. As a result, the Company's results of operations and financial condition are dependent upon general trends in the Florida economy and its residential real estate market.


LEGISLATIVE AND REGULATORY RISKS

     Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits would have a material adverse effect on the demand for loans of the kind offered by the Company.

     The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "Business -- Government Regulation."

     To date, a substantial portion of the loans originated by the Company have been Title I Loans. Accordingly, a substantial part of the Company's business is dependent on the continuation of the Title I Loan program, which is federally funded. In August 1995, bills were introduced in both houses of the United States Congress that would, among other things, abolish HUD, of which the FHA is a part, reduce federal spending for housing and community development activities and eliminate the Title I Loan program. Other changes to HUD have been proposed, which, if adopted, could affect the operation of the Title I Loan program. Discontinuation of or a significant reduction in the Title I Loan program or the Company's authority to originate loans under the Title I Loan program could have a material adverse effect on the Company's results of operations and financial condition.

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS

     The ability of the holders of the Notes or the Trustee (as defined herein) to enforce the Subsidiary Guarantees may be limited by certain fraudulent conveyance and similar laws. Various fraudulent conveyance and similar laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to avoid the Subsidiary Guarantees or to subordinate the obligations of the Company under the Notes or the obligations of any Subsidiary Guarantor under its Subsidiary Guarantee to obligations (including trade payables) that do not otherwise constitute Senior Indebtedness. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction which is being applied. Generally, if in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Company or a Subsidiary Guarantor, or in a lawsuit by or on behalf of creditors against the Company or a Subsidiary Guarantor, a court were to find that (i) the Company or a Subsidiary Guarantor, as the case may be, incurred indebtedness in connection with the Notes (including the Subsidiary Guarantees) with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Subsidiary Guarantor, as the case may be, or (ii) the Company or a Subsidiary Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for incurring such indebtedness, as the case may be, and either (a) was insolvent at the time of the incurrence of such indebtedness, (b) was rendered insolvent by reason of incurring such indebtedness, (c) was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could, with respect to the Company or the Subsidiary Guarantor, as the case may be, declare void in whole or in part the obligations of the Company or such

Subsidiary Guarantor in connection with the Notes (including the Subsidiary Guarantees) and/or subordinate claims with respect to the Notes to all other debts of the Company or the Subsidiary Guarantors, as applicable. If the obligations of the Company or the Subsidiary Guarantors were subordinated, there can be no assurance that after payment of the other debts of the Company or the Subsidiary Guarantors, there would be sufficient assets to pay such subordinated claims with respect to the Notes and the Subsidiary Guarantees.

     Generally, for purposes of the foregoing, an entity will be considered insolvent if the sum of its respective debts is greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and mature.

     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Guarantor within 90 days after any payment by the Company or such Subsidiary Guarantor with respect to the Notes or a Subsidiary Guarantee, respectively, or if the Company or such Subsidiary Guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

PERMISSIBLE OPERATION THROUGH SUBSIDIARIES

     Although the Company currently has no Subsidiaries, it is permitted to conduct future operations through Subsidiaries. If it forms or acquires Subsidiaries in the future, the Company may be required to rely, at least in part, upon payment from its Subsidiaries to generate the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the Subsidiaries to make such payments will be subject to, among other things, applicable state laws, and may be subject to certain net worth maintenance requirements under warehouse credit facilities of subsidiaries that are permitted under the Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Restrictions of Distributions from Restricted Subsidiaries." Claims of creditors of the Company's Subsidiaries will generally have priority as to the assets of such Subsidiaries over the claims of the Company.

     Although the Subsidiary Guarantees provide the Note holders with a direct claim against the assets of the Subsidiary Guarantors, enforcement of the Subsidiary Guarantees against any Subsidiary Guarantors would be subject to certain "suretyship" defenses available to guarantors generally, and such enforcement would also be subject to certain defenses available to the Subsidiary Guarantors in certain circumstances. See " --Fraudulent Conveyances and Preferential Transfers." Although the Indenture contains waivers of most "suretyship" defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the Subsidiary Guarantees are not enforceable, the Notes would be effectively subordinated to all liabilities of the Company's Subsidiaries, including trade payables of such Subsidiaries, whether or not such liabilities otherwise constitute Senior Indebtedness under the Indenture. See " -- Subordination and Leverage," above.


DEPENDENCE ON MANAGEMENT



     Certain of the Company's loan agreements with financial institutions contain provisions to the effect that if at least three of the four senior members of management of the Company do not continue to hold such positions or control the Company, whether due to death, disability, resignation or otherwise, the lenders have the right to declare the loans in default. In addition, one of such agreements also provides that the lender has the right to declare the loan in default upon the death of, or any reduction of the management responsibility of, more than one of these four senior managers. In such event, there is no assurance that the lenders will consider replacement managers acceptable to them and not declare such instruments in default. The Company has not entered into employment agreements with any of such senior managers.


DEPENDENCE ON MEGO FINANCIAL AND PEC

     The Company has been dependent on Mego Financial to provide, among other things, (i) funds for operations without interest and (ii) guarantees of the Company's financing arrangements. The Company anticipates that no further financing or guarantees will be made by Mego Financial following the completion of the Offering. There can be no assurance that the absence of such financing or guarantees will not have a material adverse effect on the Company, particularly as the Company seeks to grow. In addition, the Company has been dependent on its affiliate, PEC, to provide management services, routine loan collection services and management information systems, including services of certain of its executive officers. There can be no assurance that PEC will continue to provide such services. The loss of such services could have a material adverse effect on the Company if suitable replacements are not made.

COMPETITION


     The consumer finance industry is highly competitive. Competitors in the consumer finance business include mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Certain of the Company's competitors are substantially larger, have greater name recognition and have more capital and other resources than the Company. Competition in the home improvement and debt consolidation loan business can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of loans could attract additional competitors to this market with the possible effect of lower gains on loan sales resulting from increased loan origination competition. According to a report issued by HUD, the Company was the fourth largest lender of Title I Loans, based on volume of loans originated, for the quarter ended June 30, 1996. Due to the variance in the estimates of the size of the conventional home improvement loan market, the Company is unable to accurately estimate its competitive position in that market.


     The Company depends largely on its Correspondents and Dealers for its originations of loans. The Company's competitors also seek to establish relationships with the Company's Correspondents and Dealers, none of whom is required to deal exclusively with the Company. The Company's future results may become more exposed to fluctuations in the volume and cost of its loans resulting from competition from other purchasers of such loans, market conditions and other factors.


PORTION OF PROCEEDS TO BENEFIT MAJORITY STOCKHOLDER


     The Company intends to use a portion of the aggregate net proceeds of the Offering and the Common Stock Offering to repay Intercompany Debt owed to Mego Financial. See "Use of Proceeds."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     Prior to the Offering, there has been no public market for the Notes. There can be no assurance that an active trading market for the Notes will develop or that, if developed, it will be sustained after the Offering or that it will be possible to resell the Notes at or above the initial public offering price. The market price of the Notes could be subject to significant fluctuations in response to the Company's operating results and other factors. In addition, the market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the Notes. The Notes will not be listed on any securities exchange or quoted on The Nasdaq National Market. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

FACTORS INHIBITING TAKEOVER

     As Mego Financial will continue to own in excess of 80% of the Common Stock after the Common Stock Offering, no takeover would be successful without its consent. Changes in the management or ownership of Mego Financial or a reduction in the number of shares owned by Mego Financial, however, could have an effect on the likelihood of a takeover. However, the Certificate of Incorporation provides that no additional shares of Common Stock may be issued that would reduce Mego Financial's interest below 80% without its written approval during the Eighty Percent Period. In addition, although the Certificate of Incorporation provides for the issuance of one or more series of preferred stock from time to time, during the Eighty Percent Period no shares of any other class of capital stock may be issued without Mego Financial's written approval. Even in the event that at some later date Mego Financial's percentage ownership in the Company is significantly reduced, certain provisions of the Company's Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. The Company's Certificate of Incorporation authorizes the Board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. Thus, the Board may authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of the preferred stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. Other provisions of the Company's Certificate of Incorporation and Bylaws (i) provide that special meetings of the stockholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting and (ii) establish certain advance notice procedures for nomination of candidates for election as directors by stockholders and for stockholder proposals to be considered at annual stockholders' meetings. Mego Financial could also vote to amend the Company's Certificate of Incorporation or Bylaws without the vote of any other holders of the Common Stock. Upon the occurrence of a Change of Control, the holders of the Notes will be entitled to require the Company to repurchase up to all outstanding Notes of the holders requiring such repurchase. This provision would further inhibit any takeover of the Company. See "Description of the Notes -- Change of Control."


                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the Notes offered hereby, after deducting underwriting discounts and estimated expenses of the Offering, are estimated to be approximately $37.6 million. The net proceeds to the Company from the Common Stock Offering, based upon an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and estimated expenses of the Common Stock Offering, are estimated to be approximately $21.6 million ($25.0 million if the underwriters of the Common Stock Offering exercise their over-allotment option in full).



     The Company currently intends to use approximately $12.8 million of the aggregate net proceeds received by the Company from the Offering and the Common Stock Offering to repay Intercompany Debt which does not bear interest and is due on demand and approximately $13.3 million to reduce the amounts outstanding under the Company's warehouse and revolving lines of credit, which currently bear interest at rates ranging from 1.0% to 2.0% over the prime rate and which expire in August 1997 and December 1997, respectively. The remaining net proceeds will be used to provide capital to originate and securitize loans. Pending such use, the net proceeds received by the Company will be invested in high quality, short term interest-bearing investment and deposit accounts.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at August 31, 1996, and as adjusted as of such date to give effect to (i) the sale of the Notes offered hereby (after deducting underwriting discounts and estimated expenses of the Offering), (ii) the sale of the 2,000,000 shares of Common Stock pursuant to the Common Stock Offering (at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and estimated expenses of the Common Stock Offering) and (iii) the application of the net proceeds from the Offering and the Common Stock Offering as described under "Use of Proceeds." This table should be read in conjunction with the financial statements, the related notes and the other financial information appearing elsewhere in this Prospectus.



                                                                             AUGUST 31, 1996
                                                                           -------------------
                                                                                         AS
                                                                           ACTUAL      ADJUSTED
                                                                           -------     -------
                                                                             (IN THOUSANDS)
Debt:
  Warehouse line of credit...............................................  $ 3,265     $    --(1)
  Revolving line of credit...............................................   10,000          --(1)
  Other notes and contracts payable......................................      932         932
    % senior subordinated notes due 2001.................................       --      40,000
  Intercompany debt......................................................   12,813          --
                                                                           -------     -------
          Total debt.....................................................  $27,010     $40,932
                                                                           =======     =======
Stockholder's equity:
  Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares
     issued and outstanding..............................................  $    --     $    --
  Common stock, $.01 par value; 50,000,000 shares authorized; 10,000,000 shares issued and outstanding, actual and 12,000,000 shares issued
     and outstanding, as adjusted(2).....................................      100         120
  Additional paid-in capital.............................................    8,550      30,175
  Retained earnings......................................................    9,051       9,051
                                                                           -------     -------
  Total stockholder's equity.............................................   17,701      39,346
                                                                           -------     -------
          Total capitalization...........................................  $44,711     $80,278
                                                                           =======     =======


---------------


(1) The Company intends to use a portion of the net proceeds of the Offering and the Common Stock Offering to reduce the amounts outstanding under these lines of credit. Such lines of credit may remain available for future use.


(2) Does not include 925,000 shares of Common Stock reserved for issuance upon the exercise of stock options available to be granted under the Company's Stock Option Plan or 300,000 shares of Common Stock issuable pursuant to the underwriters' over-allotment option in the Common Stock Offering. See "Management -- Company Stock Option Plan" and "Underwriting."

                       PRO FORMA SELECTED FINANCIAL DATA



     The following table sets forth selected financial data for the year ended August 31, 1996 on a pro forma basis to give effect to the estimated pro forma interest expense of the Company's proposed offering of $40,000,000 of Notes at an assumed interest rate of 13% in lieu of the interest expense recorded by the Company under its existing notes and contracts payable without giving effect for any earnings factor on funds not applied to pay off existing debt.



                                                                           FOR THE YEAR ENDED
                                                                             AUGUST 31, 1996
                                                                           -------------------
                                                                                         PRO
                                                                           ACTUAL       FORMA
                                                                           -------     -------
                                                                              (IN THOUSANDS
                                                                            EXCEPT PER SHARE
                                                                                 AMOUNT)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Interest income, net...................................................  $   988     $ 2,104
  Other revenues.........................................................   24,039      24,039
                                                                           -------     -------
          Total revenues.................................................   25,027      26,143
                                                                           -------     -------
Costs and expenses:
  Other interest.........................................................      167       5,200
  Other costs and expenses...............................................   13,705      13,705
                                                                           -------     -------
          Total costs and expenses.......................................   13,872      18,905
                                                                           -------     -------
Income before income taxes...............................................   11,155       7,238
Income taxes.............................................................    4,235       2,750
                                                                           -------     -------
Net income...............................................................  $ 6,920     $ 4,488
                                                                           =======     =======
Net income per share.....................................................              $  0.45
                                                                                       =======

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected Statement of Operations data and Statement of Financial Condition data set forth below have been derived from the financial statements of the Company. The financial statements as of and for the years ended August 31, 1994, 1995 and 1996 have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this Prospectus. The selected financial information set forth below should be read in conjunction with the financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                       YEAR ENDED AUGUST 31,
                                                                    ---------------------------
                                                                    1994(1)    1995      1996
                                                                    -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain on sale of loans...........................................  $   579   $12,233   $17,994
  Net unrealized gain on mortgage related securities(2)...........       --        --     2,697
  Loan servicing income...........................................       --       873     3,348
  Interest income, net of interest expense of $107, $468 and
     $1,116.......................................................      172       473       988
                                                                    -------   -------   -------
          Total revenues..........................................      751    13,579    25,027
                                                                    -------   -------   -------
Costs and expenses:
  Provision for credit losses.....................................       96       864     1,510
  Depreciation and amortization...................................      136       403       394
  Other interest..................................................       22       187       167
  General and administrative:
     Payroll and benefits.........................................      975     3,611     5,031
     Commissions and selling......................................       13       552     2,013
     Professional services........................................       --       177       732
     Servicing fees paid to affiliate.............................       13       232       709
     Management services by affiliate.............................      442       690       671
     FHA insurance................................................       11       231       572
     Other........................................................      554       713     2,073
                                                                    -------   -------   -------
          Total costs and expenses................................    2,262     7,660    13,872
                                                                    -------   -------   -------
Income (loss) before income taxes(3)..............................   (1,511)    5,919    11,155
Income taxes(3)...................................................       --     2,277     4,235
Net income (loss).................................................  $(1,511)  $ 3,642   $ 6,920
                                                                    =======   =======   =======
Pro forma net income per share(4).................................                      $  0.60
                                                                                        =======



                                                        AS OF AUGUST 31,    AS OF AUGUST 31, 1996
                                                        ----------------   ------------------------
                                                        1994(1)   1995     ACTUAL    AS ADJUSTED(5)
                                                        ------   -------   -------   --------------
STATEMENT OF FINANCIAL CONDITION DATA:
Loans held for sale, net..............................  $1,463   $ 3,676   $ 4,610      $  4,610
Excess servicing rights...............................     904    14,483    12,121        12,121
Mortgage related securities(2)........................      --        --    22,944        22,944
Total assets..........................................   5,122    24,081    50,606        86,173
Total liabilities.....................................     983    13,300    32,905        46,827
Total stockholder's equity............................   4,139    10,781    17,701        39,346

                                                                YEAR ENDED AUGUST 31,
                                                           -------------------------------
                                                           1994(1)     1995         1996
                                                           ------     -------     --------
OPERATING DATA:
Loans originated.........................................  $8,164     $87,751     $139,367
Weighted average interest rate on loans originated.......   14.18%      14.55%       14.03%
Servicing portfolio (end of year):
  Company-owned loans....................................  $1,471     $ 3,720     $  4,698
  Sold loans.............................................   6,555      88,566      209,491
                                                           ------     -------      -------
          Total..........................................  $8,026     $92,286     $214,189
                                                           ======     =======      =======
Delinquency period(6):
  31-60 days past due....................................    2.06%       2.58%        2.17%
  61-90 days past due....................................    0.48        0.73         0.85
  91 days and over past due..............................    0.36        0.99         4.53(7)
  91 days and over past due, net of claims filed(8)......    0.26        0.61         1.94
Claims filed with HUD(9).................................    0.10        0.38         2.59
Amount of FHA insurance available (end of year)..........  $  813     $ 9,552     $ 21,205(10)
Amount of FHA insurance available as a percentage
  of loans serviced (end of year)........................   10.13%      10.35%        9.90%(10)
Ratio of earnings to fixed charges(11)...................     N/A        7.69x        1.84x(12)


---------------

 (1) The Company commenced originating loans in March 1994.
 (2) Mortgage related securities consist of certificates representing interests retained by the Company in securitization transactions.

 (3) The results of operations of the Company are included in the consolidated federal income tax returns filed by Mego Financial, the Company's sole stockholder. Mego Financial allocates income taxes to the Company calculated on a separate return basis. See "Certain Transactions."


 (4) Shares used in computing pro forma net income per share include the weighted average of common stock outstanding during the period. There were no common stock equivalents. Historical per share data is not included because the data is not considered relevant or indicative of the ongoing operations of the Company. Net income utilized in the calculation of pro forma net income per share has been reduced by an estimated pro forma interest expense in the amount of $1,544,000 and a related tax benefit of $587,000 based upon the application of a 13% interest rate to the Company's average balance of non-interest bearing debt payable to Mego Financial. Pro forma net income per share would change by $0.01 with a 1% change in the interest rate utilized.


 (5) As adjusted to give effect to (i) the sale of the Notes offered hereby (after deducting underwriting discounts and estimated expenses of the Offering), (ii) the sale of the 2,000,000 shares of Common Stock pursuant to the Common Stock Offering (at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and estimated expenses of the Common Stock Offering) and (iii) the application of the estimated net proceeds from the Offering and the Common Stock Offering as described under "Use of Proceeds."


 (6) Represents the dollar amount of delinquent loans as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.


 (7) During fiscal 1996, the processing and payment of claims filed with HUD were delayed. See "Business -- Loan Servicing."


 (8) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.


 (9) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.


(10) If all claims filed with HUD had been processed and paid as of period end, the amount of FHA insurance available would have been reduced to $16,215,000, which as a percentage of loans serviced would have been 7.77%.


(11) Earnings include pretax income, the portion of rents representative of the interest factor and interest on debt. Fixed charges include interest on indebtedness, prepaid commitment fees and the portion of rents representative of the interest factor.


(12) Ratio computed giving pro forma effect for the total additional interest expense resulting from the proposed issuance by the Company of the Notes at an assumed interest rate of 13%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements, including the notes thereto, contained elsewhere in this Prospectus.

GENERAL


     The Company began originating loans on March 1, 1994 and, accordingly, the Company's results of operations for the years ended August 31, 1995 and 1996 include full years of operations, while results for the year ended August 31, 1994 include only six months of loan originations.


     The Company recognizes revenue from the gain on sale of loans, interest income and servicing income. Interest income, net, represents the interest received on loans in the Company's portfolio prior to their sale, net of interest paid under its credit agreements. The Company continues to service all loans sold to date. Net loan servicing income represents servicing fee income and other ancillary fees received for servicing loans less the amortization of capitalized mortgage servicing rights. Mortgage servicing rights are amortized over the estimated net future servicing fee income.


     The Company sells its loans through whole loan sales to third party purchasers, retaining the right to service the loans and to receive any amounts in excess of the guaranteed yield to the purchasers. In addition, the Company has commenced the sale of loans through securitizations. Certain of the regular interests of the related securitizations are sold, with the interest only and residual class securities retained by the Company.



     Gain on sale of loans includes the gain on sale of mortgage related securities and loans held for sale. The gain on sale of mortgage related securities is determined by an allocation of the cost of the securities based on the relative fair value of the securities sold and the securities retained. The Company generally retains an interest only strip security and residual interest security. The fair value of the interest only strip and residual interest security is the present value of the estimated cash flows to be received after considering the effects of estimated prepayments and credit losses, net of FHA insurance recoveries. The net unrealized gain on mortgage related securities represents the difference between the allocated cost basis of the securities and the estimated fair value.



     As the holder of the residual securities, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the regular securities and interest only securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees and (v) estimated loan pool losses. The Company's right to receive the excess cash flows is subject to the satisfaction of certain reserve requirements which are specific to each securitization and are used as a means of credit enhancement.



     The Company carries interest only and residual securities at fair value. As such, the carrying value of these securities is affected by changes in market interest rates and prepayment and loss experiences of these and similar securities. The Company estimates the fair value of the interest only and residual securities utilizing prepayment and credit loss assumptions the Company believes to be appropriate for each particular securitization. To the Company's knowledge, there is no active market for the sale of these interest only and residual securities. The range of values attributable to the factors used in determining fair value is broad. Although the Company believes that it has made reasonable estimates of the fair value of the mortgage related securities, the rate of prepayments and default rates utilized are estimates, and actual experience may vary from its estimates.



     The present value of expected net cash flows from the sale of loans is recorded at the time of sale as excess servicing rights and mortgage related securities. Excess servicing rights are amortized as a charge to income, as payments are received on the retained interest differential over the estimated life of the underlying loans. The expected cash flows used to determine the excess servicing rights asset and mortgage related securities have been reduced for potential losses, net of FHA insurance recoveries, under recourse provisions of the sales agreements. The allowance for credit losses on loans sold with recourse represents the Company's estimate of losses to be incurred in connection with the recourse provisions of the sales agreements.



     To determine the fair value of the mortgage servicing rights and excess servicing rights, the Company projects net cash flows expected to be received over the life of the loans. Such projections assume certain servicing costs, prepayment rates and credit losses. These assumptions are similar to those used by the Company to value the residual securities. As of August 31, 1996, mortgage servicing rights totaled $3.8 million, excess servicing rights totaled $12.1 million and mortgage related securities totaled $22.9 million.



     There can be no assurance that the Company's estimates used to determine the fair value of mortgage and excess servicing rights will remain appropriate for the life of the loans. If actual loan prepayments or credit losses exceed the Company's estimates, the carrying value of the Company's mortgage and excess servicing rights may have to be written down through a charge against earnings. The Company will not write up such assets to reflect slower than expected prepayments, although slower prepayments may increase future earnings as the Company will receive cash flows in excess of those anticipated.



     The Company discounts cash flows on its loan sales at the rate it believes an independent third-party purchaser would require as a rate of return. The cash flows were discounted to present value using discount rates which averaged 12.0% for the years ended August 31, 1994, 1995 and 1996. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its financial advisors.



     Total costs and expenses consist primarily of general and administrative expenses, depreciation and amortization, and provision for credit losses. PEC, a wholly-owned subsidiary of Mego Financial, provides loan servicing and management services to the Company the costs of which are charged to general and administrative expenses. See "Certain Transactions" and Note 14 of Notes to Financial Statements.



     The Company continues to implement its business growth strategy through both product line and geographic diversification and expansion of its Correspondent and Dealer operations, in an effort to increase both loan origination volume and servicing volume. See "Business -- Business Strategy." Implementation of this strategy has increased the Company's total assets through growth in excess servicing rights, mortgage servicing assets and mortgage related securities and has been funded through increased borrowings. While this growth has increased the Company's revenues through increased gain on sales of loans, loan servicing income and net interest income, it has also increased the general and administrative expense and provision for credit losses associated with the growth in loans originated and serviced. Continued increases in the Company's total assets and increasing earnings can continue only so long as origination volumes continue to exceed paydowns of loans serviced and previous period origination volumes. Additionally, the fair value of mortgage related securities, mortgage servicing rights and excess servicing rights owned by the Company may be adversely affected by changes in the interest rate environment which could affect the discount rate and prepayment assumptions used to value the assets. Any such adverse change in assumptions could have a material adverse effect on the Company's results of operations and financial condition.


RESULTS OF OPERATIONS


  Fiscal 1996 Compared to Fiscal 1995



     The Company originated $139.4 million of loans during fiscal 1996 compared to $87.8 million of loans during fiscal 1995, an increase of 58.8%. The increase is a result of the overall growth in the Company's business, including an increase in the number of active Correspondents and Dealers and an increase in the number of states served. At August 31, 1996, the Company had approximately 310 active Correspondents and 435 active Dealers, compared to approximately 150 active Correspondents and 170 active Dealers at August 31, 1995. Of the $139.4 million of loans originated in fiscal 1996, $11.6 million were Conventional Loans. The Company did not originate Conventional Loans in fiscal 1995.

     The following table sets forth certain data regarding loans originated by the Company during fiscal 1995 and 1996.



                                                               YEAR ENDED AUGUST 31,
                                                  ------------------------------------------------
                                                          1995                       1996
                                                  ---------------------     ----------------------
Principal amount of loans:
  Correspondents:
     Title I....................................  $63,792,680      72.7%    $ 82,596,197      59.3%
     Conventional...............................           --        --       11,582,108       8.3
                                                  -----------     -----      -----------     -----
          Total Correspondent...................   63,792,680      72.7       94,178,305      67.6
                                                  -----------     -----      -----------     -----
  Dealers -- Title I............................   23,957,829      27.3       45,188,721      32.4
                                                  -----------     -----      -----------     -----
          Total.................................  $87,750,509     100.0%    $139,367,026     100.0%
                                                  ===========     =====      ===========     =====
Number of loans:
  Correspondents:
     Title I....................................        3,437      59.1%           4,382      50.9%
     Conventional...............................           --        --              392       4.6
                                                  -----------     -----      -----------     -----
          Total Correspondent...................        3,437      59.1            4,774      55.5
                                                  -----------     -----      -----------     -----
  Dealers -- Title I............................        2,381      40.9            3,836      44.5
                                                  -----------     -----      -----------     -----
          Total.................................        5,818     100.0%           8,610     100.0%
                                                  ===========     =====      ===========     =====



     See Notes 2 and 5 of Notes to Financial Statements.



     Total revenues increased 84.3% to $25.0 million for fiscal 1996 from $13.6 million for fiscal 1995. The increase was primarily the result of the increased volume of loans originated and the sale of such loans. The following table sets forth the principal balance of loans sold or securitized and related gain on sale data for fiscal 1995 and 1996.



                                                                            YEAR ENDED AUGUST
                                                                                   31,
                                                                            ------------------
                                                                             1995       1996
                                                                            -------   --------
                                                                              (IN THOUSANDS)
Principal amount of loans sold:
  Title I.................................................................  $85,363   $127,414
  Conventional............................................................       --     10,494
                                                                            -------   --------
          Total...........................................................  $85,363   $137,908
                                                                            =======   ========
Gain on sale of loans.....................................................  $12,233   $ 17,994
Net unrealized gain on mortgage related securities........................       --      2,697
                                                                            =======   ========
Gain on sale of loans and unrealized gain on mortgage related
  securities..............................................................  $12,233   $ 20,691
                                                                            =======   ========
Gain on sale of loans as a percentage of principal balance of loans
  sold....................................................................     14.3%      13.0%
Gain on sale of loans and unrealized gain on mortgage related securities
  as a percentage of principal balance of loans sold......................     14.3%      15.0%



     See Note 2 of Notes to Financial Statements.



     Loan servicing income increased 283.5% to $3.3 million for fiscal 1996 from $873,000 for fiscal 1995. The increase was primarily the result of a 61.6% increase in the amount of loan sale activity in fiscal 1996 with the servicing rights retained by the Company, to $137.9 million for fiscal 1996 from $85.4 million for fiscal 1995.



     Interest income on loans held for sale and mortgage related securities, net of interest expense, increased 108.9% to $988,000 during fiscal 1996 from $473,000 during fiscal 1995. The increase was primarily the result of the increase in the average size of the portfolio of loans held for sale, and the increased mortgage related securities portfolio.

     The Company intends to consider strategies to mitigate the interest rate risks associated with the loan origination/warehousing function, funding its portfolio of mortgage related securities, excess servicing rights, mortgage servicing rights, and valuation of these assets. Implementation of interest rate risk management strategies may decrease spreads, decrease gain on sale of loans, or otherwise decrease revenues from that which might otherwise occur in a stable interest rate environment without such strategies in place. The Company intends to thoroughly analyze the cost of such strategies compared to the risks which would be mitigated prior to implementation of any strategy.



     The provision for credit losses increased 74.8% to $1.5 million for fiscal 1996 from $864,000 for fiscal 1995. The increase in the provision was directly related to the increase in volume of loans originated in fiscal 1996 compared to fiscal 1995. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on loans originated and sold. As the Company increases its mix of Conventional Loan originations as compared to Title I Loan originations, the provision for credit losses as a percentage of loans originated can be expected to increase due to the increased credit risk associated with Conventional Loans. Servicing costs on a per loan basis may also increase as problem Conventional Loans may require greater costs to service.



     Total general and administrative expenses increased 90.2% to $11.8 million for fiscal 1996 from $6.2 million for fiscal 1995. The increase was primarily a result of increased payroll related to the hiring of additional underwriting, loan processing, administrative, loan quality control and other personnel in contemplation of the expansion of the Company's business and costs related to the opening of additional offices.



     Payroll and benefits expense increased 39.3% to $5.0 million for fiscal 1996 from $3.6 million for fiscal 1995. The number of employees increased from 105 as of fiscal year end 1995 to 170 as of fiscal year end 1996, due to increased staff necessary to support the business expansion and improve quality control.



     Commissions and selling expenses increased 264.7% to $2.0 million for fiscal 1996 from $552,000 for fiscal 1995 while loan originations increased by $51.6 million from fiscal 1995 to 1996. The sales network expanded to substantially all states, adding new personnel and offices to further the loan origination growth strategy.



     Professional services increased 313.6% to $732,000 for fiscal 1996 from $177,000 for fiscal 1995 due primarily to increased audit and legal services and consultation fees.



     Servicing fees paid to affiliate increased 205.6% to $709,000 for fiscal 1996 from $232,000 for fiscal 1995. The increase was a result of the increase in the size of the loan portfolio serviced by PEC. Management services by affiliate decreased 2.9% to $671,000 for fiscal 1996 from $690,000 for fiscal 1995. These expenses represent services provided by PEC, including executive, accounting, legal, management information, data processing, human resources, advertising and promotional materials. During fiscal 1995 and 1996, the Company incurred interest expense to PEC of $5,000 and $29,000, respectively, which amounts were included in other interest expense. During fiscal 1995 and 1996, the Company paid PEC for developing certain computer programming, incurring costs of $36,000 and $56,000, respectively. See Note 14 of Notes to Financial Statements.



     FHA insurance increased 147.6% to $572,000 for fiscal 1996 from $231,000 for fiscal 1995. The increase was primarily attributable to the increased volume of loan originations and loans serviced.



     Other general and administrative expenses increased 190.7% to $2.1 million for fiscal 1996 from $713,000 for fiscal 1995 primarily due to increased expenses related to expansion of facilities and increased communications expense. The Company is enhancing its loan production systems. These enhancements are expected to cost approximately $50,000 and will be funded from the Company's normal operating cash flow. See "Business -- Loan Production Technology Systems."



     Income before income taxes increased 88.5% to $11.2 million for fiscal 1996 from $5.9 million for fiscal 1995.

     As a result of the foregoing, net income increased 90.0% to $6.9 million for fiscal 1996 from $3.6 million for fiscal 1995.


  Fiscal 1995 Compared to Fiscal 1994


     The Company commenced originating loans in March 1994. Total revenues increased 1,708.1% to $13.6 million for fiscal 1995 from $751,000 for fiscal 1994. The increase was primarily the result of the increased volume of loans originated and the sale of such loans. The Company originated $87.8 million of loans during fiscal 1995 compared to $8.2 million of loans during fiscal 1994, an increase of 974.9%. The increase was a result of the overall growth in Company's business. At August 31, 1995, the Company had approximately 150 active Correspondents and 170 active Dealers in 34 states, compared to approximately 14 active Correspondents and 30 active Dealers in 14 states at August 31, 1994.



     The following table sets forth certain data regarding Title I Loans originated by the Company during fiscal 1994 and 1995.



                                                                  YEAR ENDED AUGUST 31,
                                                        ------------------------------------------
                                                               1994                   1995
                                                        ------------------     -------------------
Principal amount of loans:
  Correspondents......................................  $5,251,647    64.3%    $63,792,680    72.7%
  Dealers.............................................   1,492,318    18.3      23,957,829    27.3
  Bulk purchase.......................................   1,420,150    17.4              --      --
                                                        ----------   -----     -----------   -----
          Total.......................................  $8,164,115   100.0%    $87,750,509   100.0%
                                                        ==========   =====     ===========   =====
Number of loans:
  Correspondents......................................         338    47.4%          3,437    59.1%
  Dealers.............................................         164    23.0           2,381    40.9
  Bulk purchase.......................................         211    29.6              --      --
                                                        ----------   -----     -----------   -----
          Total.......................................         713   100.0%          5,818   100.0%
                                                        ==========   =====     ===========   =====



     The Company sold $85.4 million in principal balance of loans during fiscal 1995, recognizing a gain on sale of loans of $12.2 million. The Company sold $6.6 million in principal balance of loans during fiscal 1994 recognizing a gain on sale of loans of $579,000. As a percentage of loans sold, gain on sale of loans was 14.3% during fiscal 1995 compared to 8.8% during fiscal 1994. The increase in gain on sale was primarily a result of increased volume of loans sold and a wider differential between the stated interest rate on the loans and the yield to purchasers. The weighted average gross excess spread on sold loans was 5.6% and 6.2% for fiscal 1994 and 1995, respectively. The weighted average discount rate used in the determination of the gain on sale for both periods was 12%.



     Loan servicing income was $873,000 during fiscal 1995. This income was the result of the sale of $85.4 million of Title I Loans, with the right to service the loans being retained by the Company. The Company had no loan servicing income in fiscal 1994 because the Company did not sell any loans until August 31, 1994.



     Interest income, net of interest expense, increased 175.0% to $473,000 during fiscal 1995 from $172,000 during fiscal 1994. The increase was primarily the result of the growth in the size of the portfolio of loans held for sale of 151.3% to $3.7 million at August 31, 1995 from $1.5 million at August 31, 1994.



     The provision for credit losses increased 800.0% to $864,000 for fiscal 1995 from $96,000 for fiscal 1994 due to increased loan originations. Provision for credit losses relating to unsold loans is recorded as expense in amounts sufficient to maintain the allowance at a level considered adequate to provide for anticipated losses resulting from liquidation of outstanding loans. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I Loans.

     Depreciation and amortization expense increased 196.3% to $403,000 for fiscal 1995 from $136,000 for fiscal 1994 as a result of the purchase of additional equipment, the expansion of the Company's facilities and additional software development costs.



     Other interest expense increased 750.0% to $187,000 for fiscal 1995 from $22,000 for fiscal 1994 as a result of increased capitalized lease obligations.



     Total general and administrative expenses increased 209.1% to $6.2 million for fiscal 1995 from $2.0 million for fiscal 1994. The increase was primarily a result of increased payroll related to the hiring of additional personnel in contemplation of the expansion and projected growth of the Company's business and costs related to the opening of additional offices. Commissions and selling expenses increased to $552,000 for fiscal 1995 from $13,000 for fiscal 1994 due to the expansion of the sales network and facilities to support increased loan origination growth. Included in general and administrative expenses were servicing fees paid to PEC in the amount of $13,000 and $232,000 for fiscal 1994 and 1995, respectively, and management fees paid to PEC in the amount of $442,000 and $690,000 for fiscal 1994 and 1995, respectively. See Note 14 of Notes to Financial Statements. FHA insurance expense increased to $231,000 for fiscal 1995 from $11,000 for fiscal 1994 due to increased volume of Title I Loan originations.


     Income (loss) before income taxes increased to income of $5.9 million for fiscal 1995 from a loss of $1.5 million for its six months of operations in fiscal 1994.

     Effective September 1, 1994, the Company adopted SFAS No. 122 which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. The effect of adopting SFAS No. 122 on the Company's financial statements was to increase income before income taxes by $1.1 million for fiscal 1995.

     As a result of the foregoing, net income (loss) increased to net income of $3.6 million for fiscal 1995 from a net loss of $1.5 million for fiscal 1994.

FINANCIAL CONDITION


  August 31, 1996 Compared to August 31, 1995



     Cash decreased 41.1% to $443,000 at August 31, 1996 from $752,000 at August 31, 1995 primarily as a result of the timing of loan originations, sales, and borrowings.



     Restricted cash deposits increased 76.7% to $4.5 million at August 31, 1996 from $2.5 million at August 31, 1995 due to increased volume of loans serviced for others pursuant to agreements which restrict a small percentage of cash relative to the volume of loans serviced, as well as loan payments collected from borrowers.



     Loans held for sale, net increased 25.4% to $4.6 million at August 31, 1996 from $3.7 million at August 31, 1995 primarily as a result of increased loan originations from $87.8 million for fiscal 1995 to $139.4 million for fiscal 1996, and the timing of loan sales.



     Excess servicing rights decreased 16.3% to $12.1 million at August 31, 1996 from $14.5 million at August 31, 1995. Excess servicing rights are calculated using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar rights. The Company believes that the excess servicing rights recognized at the time of sale do not exceed the amount that would be received if such rights were sold at fair market value in the marketplace. The decrease in excess servicing rights was primarily a result of loans sold with excess servicing rights recognized which were reacquired and included in the fiscal 1996 securitizations as well as normal amortization of such excess servicing rights. The excess cash flow created through securitization which had been recognized as excess servicing rights on loans reacquired and securitized are included in the cost basis of the mortgage related securities.



     Mortgage related securities were $22.9 million at August 31, 1996 as a result of the Company's securitization transactions during fiscal 1996. There was no corresponding asset at August 31, 1995. See Note 2 of Notes to Financial Statements.

     Mortgage servicing rights increased 255.7% to $3.8 million at August 31, 1996 from $1.1 million at August 31, 1995 as a result of additional sales of mortgage originations and the resulting increase in sales of loans serviced from $85.4 million during fiscal 1995 to $137.9 million during fiscal 1996.



     Property and equipment, net, increased 101.6% to $865,000 at August 31, 1996 from $429,000 at August 31, 1995 due to increased purchases of office equipment related to facility expansion.



     Notes and contracts payable increased 873.7% to $14.2 million at August 31, 1996 from $1.5 million at August 31, 1995 due to increased levels of mortgage servicing rights and mortgage related securities created through loan securitization which were available for financing to meet the Company's cash requirements. The Company has a $10.0 million revolving facility for the financing of mortgage related securities.



     Accounts payable and accrued liabilities increased 81.6% to $4.1 million at August 31, 1996 from $2.2 million at August 31, 1995, primarily as a result of increases in accrued payroll, interest and other unpaid operational costs.



     Allowances for credit losses and for loans sold with recourse increased slightly by 3.8% to $920,000 at August 31, 1996 from $886,000 at August 31, 1995. Loans sold with recourse which were reacquired and included in the 1996 securitizations decreased the need for this allowance while increased loan sales increased the allowance requirements. Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of its probable future credit losses to be incurred over the lives of the loans considering estimated future FHA insurance recoveries on Title I Loans. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations, as the Company has no recourse obligation under those securitization agreements. Estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities.



     Due to parent company increased 41.9% to $12.0 million at August 31, 1996 from $8.5 million at August 31, 1995. The increase was primarily attributable to the increase in the federal tax provision owed to Mego Financial as a result of the filing of a consolidated federal tax return.



     Stockholder's equity increased 64.2% to $17.7 million at August 31, 1996 from $10.8 million at August 31, 1995 as a result of net income of $6.9 million during fiscal 1996.



  August 31, 1995 Compared to August 31, 1994



     Cash decreased 8.7% to $752,000 at August 31, 1995 from $824,000 at August 31, 1994 primarily as a result of the timing of loan originations, sales and borrowings.



     Restricted cash deposits were $2.5 million at August 31, 1995 due to activity on loans serviced for others pursuant to agreements which restrict a small percentage of cash relative to the volume of loans serviced, as well as loan payments collected from borrowers. There was no corresponding asset at August 31, 1994.



     Loans held for sale, net, increased 151.3% to $3.7 million at August 31, 1995 from $1.5 million at August 31, 1994 primarily as a result of timing of loan sales and growth in loan originations.



     Excess servicing rights increased 1,502.1% to $14.5 million at August 31, 1995 from $904,000 at August 31, 1994. Excess servicing rights are calculated using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar rights. The Company believes that the excess servicing rights recognized at the time of sale do not exceed the amount that would be received if such rights were sold at fair market value in the marketplace. The increase in excess servicing rights was primarily a result of increases in loans sold with excess servicing rights.



     Mortgage servicing rights were $1.1 million at August 31, 1995 as a result of sales of loans which resulted in an increase in the principal balance of sold loans serviced and implementation of SFAS No. 122. There was no corresponding asset at August 31, 1994.

     Notes and contracts payable increased 128.9% to $1.5 million at August 31, 1995 from $637,000 at August 31, 1994 due to increased borrowings under the Company's warehouse line of credit and the timing of loan sales.



     Accounts payable and accrued liabilities increased 699.6% to $2.2 million at August 31, 1995 from $280,000 at August 31, 1994, primarily as a result of increases in accrued payroll, interest and other operational costs, due to expansion and growth of the Company.



     Allowances for credit losses and for loans sold with recourse increased to $886,000 at August 31, 1995 from $66,000 at August 31, 1994, primarily due to increased loans held for sale and loans sold under recourse provisions. Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of its probable future credit losses to be incurred over the lives of the loans, considering estimated future FHA insurance recoveries on Title I Loans.



     Due to parent company was $8.5 million at August 31, 1995. There was no corresponding liability at August 31, 1994. Advances from Mego Financial plus income tax provisions owed to Mego Financial were the primary components of this liability. See Note 14 of Notes to Financial Statements.



     Stockholder's equity increased 160.5% to $10.8 million at August 31, 1995 from $4.1 million at August 31, 1994 as a result of net income of $3.6 million during fiscal 1995, compared to a net loss of $1.5 million in 1994.


LIQUIDITY AND CAPITAL RESOURCES


     The Company had cash of $443,000 at August 31, 1996 compared to cash of $752,000 at August 31, 1995.



     The Company's cash requirements arise from loan originations, payments of operating and interest expenses and deposits to reserve accounts related to loan sale transactions. Loan originations are initially funded principally through the Company's $20.0 million warehouse line of credit pending the sale of loans in the secondary market. Substantially all of the loans originated by the Company are sold. Net cash used in the Company's operating activities for the years ended August 31, 1995 and 1996 was approximately $11.8 million and $15.3 million, respectively. This use was funded primarily from the reinvestment of proceeds from the sale of loans in the secondary market totaling approximately $85.0 million and $135.5 million for the years ended August 31, 1995 and 1996, respectively. The loan sale transactions required the subordination of certain cash flows payable to the Company to the payment of scheduled principal and interest due to the loan purchasers. In connection with certain of such sale transactions, a portion of amounts payable to the Company from the excess interest spread is required to be maintained in a reserve account to the extent of the subordination requirements. The subordination requirements generally provide that the excess interest spread is payable to the reserve account until a specified percentage of the principal balances of the sold loans is accumulated therein.



     Excess interest spread payable to the Company is subject to being utilized first to replenish cash paid from the reserve account to fund shortfalls in collections of interest from borrowers who default on the payments on the loans until the Company's deposits into the reserve account equal the specified percentage. The excess interest required to be deposited and maintained in the respective reserve accounts is not available to support the cash flow requirements of the Company. At August 31, 1996, amounts on deposit in such reserve accounts totaled $4.5 million.



     Adequate credit facilities and other sources of funding, including the ability of the Company to sell loans in the secondary market, are essential for the continuation of the Company's loan origination operations. At August 31, 1996, the Company had a $20.0 million warehouse line of credit (the "Warehouse Line") for the financing of loan originations which expires in August 1997. At August 31, 1996, $3.3 million was outstanding under the Warehouse Line and $16.7 million was available. The Warehouse Line bears interest at the prime rate plus 1.0% per year and is secured by loans prior to sale. The agreement with the lender requires the Company to maintain a minimum tangible net worth of $12.5 million plus 50% of the Company's cumulative net income after May 1, 1996, and a minimum level of profitability of at least $500,000 per rolling six month period. In addition, the Company had a $10.0 million revolving credit facility from the same lender, with respect to which $10.0 million was outstanding on that date. This facility was secured by a pledge of the Company's excess servicing rights and the interest only and residual class certificates ("Certificates") relating to securitizations carried as "Mortgage related securities" on the Company's statements of financial condition, payable to the Company pursuant to its securitization agreements. The revolving loan has an 18-month revolving credit period followed by a 30-month amortization period, and requires the Company to maintain a minimum tangible net worth of $12.5 million plus 50% of the Company's cumulative net income after May 1, 1996, and a minimum level of profitability of at least $500,000 per rolling six month period. Borrowings under the revolving loan cannot exceed the lesser of (i) 40% of the Company's excess servicing rights and Certificates or (ii) six times the aggregate of the excess servicing rights and Certificate payments actually received by the Company over the most recent three-month period. While the Company believes that it will be able to maintain its existing credit facilities and obtain replacement financing as its credit arrangements mature and additional financing, if necessary, there can be no assurance that such financing will be available on favorable terms, or at all.


     From time to time, the Company has sold loans through whole loan sales. In August 1994, the Company entered into an agreement with a bank pursuant to which an aggregate of $38.3 million in principal amount of loans had been sold at December 31, 1995, for an amount equal to their remaining principal balance and accrued interest. Pursuant to the agreement, the purchaser is entitled to receive interest at a rate equal to the sum of 187.5 basis points and the yield paid on four-year Federal Government Treasury obligations at the time of the sale. The Company retained the right to service the loans and the right to receive the difference (the "Excess Interest") between the sold loans' stated interest rate and the yield to the purchaser. The Company is required to maintain a reserve account equal to 1.0% of the declining principal balance of the loans sold pursuant to the agreement funded from the Excess Interest received by the Company less its servicing fee to fund shortfalls in collections from borrowers who default in the payment of principal or interest.


     In April 1995, the Company entered into a continuing agreement with a financial institution pursuant to which an aggregate of approximately $175.8 million in principal amount of loans had been sold at August 31, 1996 for an amount equal to their remaining principal balances. Pursuant to the agreement, the purchaser is entitled to receive interest at a variable rate equal to the sum of 200 basis points and the one-month LIBOR rate as in effect from time to time. The Company retained the right to service the loans and the right to receive the Excess Interest. The Company is required to maintain a reserve account equal to 2.5% of the proceeds received by the Company from the sale of loans pursuant to the agreement plus the Excess Interest received by the Company less its servicing fee to fund shortfalls in collections from borrowers who default in the payment of principal or interest. In May 1995 and June 1995, the Company reacquired an aggregate of approximately $25.0 million of such Title I Loans for an amount equal to their remaining principal balance, which were sold to a financial institution. In March 1996 and August 1996, the Company reacquired an additional $77.7 million and $36.2 million, respectively, of the Title I Loans in connection with its first two securitization transactions. In September 1996, the Company entered into a repurchase agreement with the financial institution pursuant to which the Company pledged the interest only certificates from its two 1996 securitizations in exchange for a $3.0 million advance. The Company also received a commitment from the same financial institution, providing for the purchase of up to $2.0 billion of loans over a five-year period. Upon closing of the final agreement, Mego Financial will issue to the financial institution four-year warrants to purchase 1,000,000 shares of Mego Financial's common stock at an exercise price of $7.125 per share. The agreement is also expected to provide (i) that so long as the aggregate principal balance of loans purchased by the financial institution and not resold to third parties exceeds $100.0 million, the financial institution shall not be obligated to purchase, and the Company shall not be obligated to sell, loans under the agreement and (ii) that the percentage of conventional loans owned by the financial institution at any one time and acquired pursuant to the agreement shall not exceed 65% of the total amount of loans owned by the financial institution at such time and acquired pursuant to the agreement. The value of the warrants, estimated at $3.0 million (0.15% of the commitment amount) as of the commitment date, will be charged to the Company and amortized as the commitment for the purchase of loans is utilized. The financial institution has also agreed to provide the Company a separate one-year facility of up to $11.0 million, less any amounts advanced under the repurchase agreement, for the financing of the interest only and residual certificates from future securitizations.



     In May 1995, the Company entered into an agreement with a bank pursuant to which an aggregate of $25.0 million in principal amount of loans had been sold at June 30, 1995 for an amount equal to their remaining principal balance. Pursuant to the agreement, the purchaser is entitled to receive interest at a rate equal to the sum of 190 basis points and the yield paid on four-year Federal Government Treasury obligations at the time of the sale. The Company retained the right to service the loans and the right to receive the Excess Interest. The agreement requires the Company to maintain a reserve account equal to 1.0% of the declining principal balance of the loans sold pursuant to the agreement funded from the Excess Interest received by the Company less its servicing fee to fund shortfalls in collections from borrowers who default in the payment of principal or interest.



     In furtherance of the Company's strategy to sell loans through securitizations, in March 1996 and August 1996, the Company completed its first two securitizations pursuant to which it sold pools of $84.2 million and $48.8 million, respectively, of Title I Loans. The Company previously reacquired at par $77.7 million and $36.2 million of such loans, respectively. Pursuant to these securitizations, pass-through certificates evidencing interests in the pools of loans were sold in a public offering. The Company continues to subservice the sold loans and is entitled to receive from payments in respect of interest on the sold loans a servicing fee equal to 1.25% of the balance of each loan with respect to the March transaction and 1.0% with respect to the August transaction. In addition, with respect to both transactions, the Company received certificates (carried as "Mortgage related securities" on the Company's statement of financial condition), representing the interest differential, after payment of servicing and other fees, between the interest paid by the obligors of the sold loans and the yield on the sold certificates. The Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in the securitization agreements.



     During fiscal 1995 and fiscal 1996, the Company used cash of $11.8 million and $15.3 million, respectively, in operating activities. During fiscal 1995 and fiscal 1996, the Company provided cash of $12.0 million and $15.6 million, respectively, in financing activities. During fiscal 1995 and fiscal 1996, the Company used cash of $274,000 and $637,000, respectively, in investing activities, which was substantially expended for office equipment and furnishings and data processing equipment.



     The Company believes that funds from operations and financing activities, borrowings under its existing credit facilities and the net proceeds from the Offering and the Common Stock Offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of the Offering.


EFFECTS OF CHANGING PRICES AND INFLATION


     The Company's operations are sensitive to increases in interest rates and to inflation. Increased borrowing costs resulting from increases in interest rates may not be immediately recoverable from prospective purchasers. The Company's loans held for sale consist primarily of fixed-rate long term installment contracts that do not increase or decrease as a result of changes in interest rates charged to the Company. In addition, delinquency and loss exposure may be affected by changes in the national economy. See Note 4 of Notes to Financial Statements.


RECENT ACCOUNTING PRONOUNCEMENTS

     At August 31, 1995, effective September 1, 1994, the Company adopted SFAS No. 122, which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. The effect of adopting SFAS No. 122 on the Company's financial statements was to increase income before income taxes by $1.1 million for the year ended August 31, 1995. The fair value of capitalized mortgage servicing rights was estimated by taking the present value of expected net cash flows from mortgage servicing using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Capitalized mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on a 100 basis points per year servicing fee, reduced by estimated costs of servicing, and using a discount rate of 12% in 1995. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.

     The Financial Accounting Standards Board (the "FASB") has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company has not determined the effect upon adoption on its results of operation or financial condition.

     The FASB has issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS No. 123 is generally effective for fiscal years beginning after December 15, 1995. The Company intends to provide the pro forma and other additional disclosures about stock-based employee compensation plans in its 1997 financial statements as required by SFAS No. 123.


     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125") was issued by the FASB in June 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS No. 125 also requires that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. Additionally, this statement requires that the servicing assets and liabilities be subsequently measured by
(a) amortization in proportion to and over the period of estimated net servicing income and (b) assessment for asset impairment or increased obligation based on their fair values. The statement will require that the Company's existing and future excess servicing receivables be measured at fair market value and be reclassified as interest only strip securities and accounted for in accordance with SFAS No. 115. As required by the statement, the Company will adopt the new requirements effective January 1, 1997. It is not anticipated that upon implementation, the statement will have any material impact on the financial statements of the Company, as the book value of the Company's excess servicing rights and mortgage related securities approximates fair value.



SEASONALITY


     Home improvement loan volume tracks the seasonality of home improvement contract work. Volume tends to build during the spring and early summer months, particularly with regard to pool installations. A decline is typically experienced in late summer and early fall until temperatures begin to drop. This change in seasons precipitates the need for new siding, window and insulation contracts. Peak volume is experienced in November and early December and declines dramatically from the holiday season through the winter months. Debt consolidation and home equity loan volume are not impacted by seasonal climate changes and, with the exclusion of the holiday season, tend to be stable throughout the year.

                                    BUSINESS

GENERAL


     The Company is a specialized consumer finance company that originates, purchases, sells and services consumer loans consisting primarily of home improvement loans secured by liens on the improved property. Through its network of Correspondents and Dealers, the Company initially originated only Title I Loans. The Title I program provides for insurance of 90% of the principal balance of the loan, and certain other costs. The Company began offering Conventional Loans through its Correspondents in May 1996. For the three months ended August 31, 1996, such loans totalled $11.2 million which represents 22.5% of the Company's total loan originations for that quarter.



     The Company's borrowers are individuals who own their home and have appropriate verifiable income but may have limited access to traditional financing sources due to insufficient home equity, limited credit history or high ratios of debt service to income. These borrowers require or seek a high degree of personalized service and prompt response to their loan applications. As a result, the Company's borrowers generally are not averse to paying higher interest rates that the Company charges for its loan programs as compared to the interest rates charged by banks and other traditional financial institutions. The Company has developed a proprietary credit index profile that includes as a significant component the credit evaluation score methodology developed by Fair, Isaac and Company to classify borrowers on the basis of likely future performance. The other components of the Company's scoring system include debt to income ratio, employment history and residence stability. The Company charges varying rates of interest based upon the borrower's credit profile and income. The Company quotes higher interest rates for those borrowers exhibiting a higher degree of risk. The borrowers' credit standing and/or lack of collateral may preclude them from obtaining alternative funding. For the year ended August 31, 1996, the loans originated by the Company had a weighted average interest rate of 14.03%.



     The credit evaluation methodology developed by Fair, Isaac and Company takes into consideration a number of factors in the borrower's credit history. These include, but are not limited to, (i) the length of time the borrower's credit history has been on file with the respective credit reporting agency,
(ii) the number of open credit accounts, (iii) the amount of open revolving credit availability, (iv) the payment history on the open credit accounts and
(v) the number of recent inquiries for the borrower's credit file which may indicate additional open credit accounts not yet on file. Based on this information Fair, Isaac and Company will assign a score to the borrower's credit file which is updated periodically. Based on their statistical analysis, this score will indicate the percentage of borrowers in that score range expected to become 90 days delinquent on an additional loan. The score ascribed by Fair, Isaac and Company weighs heavily in the Company's approval process; however its effects, whether positive or negative, can be mitigated by the other factors described above.



     The Company's loan originations increased to $139.4 million during the fiscal year ended August 31, 1996 from $87.8 million during the fiscal year ended August 31, 1995 and $8.2 million during the six months in which it originated loans in the fiscal year ended August 31, 1994. The Company's revenues increased to $25.0 million for the year ended August 31, 1996 from $13.6 million for the fiscal year ended August 31, 1995 and $751,000 for the fiscal year ended August 31, 1994. For the year ended August 31, 1996, the Company had net income of $6.9 million compared to $3.6 million for the year ended August 31, 1995. As a result of the substantial growth in loan originations, the Company has operated since March 1994, and expects to continue to operate for the foreseeable future, on a negative cash flow basis.



     The Company sells substantially all the loans it originates through either whole loan sales to third party institutional purchasers or securitizations at a yield below the stated interest rate on the loans, retaining the right to service the loans and receive any amounts in excess of the guaranteed yield to the purchasers. The Company completed its first two securitizations of Title I Loans in March and August 1996 totalling $133.0 million and expects to sell a substantial portion of its loan production through securitizations in the future. At August 31, 1996, the Company serviced $209.5 million of loans it had sold, and $4.7 million of loans it owned.

HOME IMPROVEMENT LOAN INDUSTRY

     According to data released by the Commerce Department's Bureau of the Census, expenditures for home improvement and repairs of residential properties have exceeded $100.0 billion per year since 1992 with 1995 expenditures estimated at $112.6 billion. The Company targets the estimated $40.0 billion of those expenditures which are for owner-occupied single-family properties where improvements are performed by professional remodelers. As the costs of home improvements escalate, home owners are seeking financing as a means to improve their property and maintain and enhance its value. The National Association of Home Builders Economics Forecast in 1995 estimates that home improvement expenditures will exceed $200.0 billion by the year 2003. Two types of home improvement financing are available to borrowers, the Title I program administered by the FHA, which is authorized to partially insure qualified lending institutions against losses, and uninsured loans where the lender relies more heavily on the borrower's creditworthiness, debt capacity and the underlying collateral. Both types of loans are generally secured with a real estate mortgage lien on the property improved.

     The conventional home improvement financing market continues to grow, as many homeowners have limited access to traditional financing sources due to insufficient home equity, limited credit history or high ratios of debt service to income. Conventional loan proceeds can be used for a variety of improvements such as large remodeling projects, both interior and exterior, kitchen and bath remodeling, room additions and in-ground swimming pools. Borrowers also have the opportunity to consolidate a portion of their outstanding debt in order to reduce their monthly debt service.


     According to the FHA, the amount of single family Title I Loans originated has grown from $375.0 million during 1988 to $1.3 billion during 1995. Based on FHA data, the Company estimates that it had an 8.6% market share of the property improvement Title I loan market in calendar 1995. Out of approximately 3,100 lenders participating in the program in 1995, according to FHA data, the Company was the third largest originator of property improvement Title I Loans. Under Title I, the payment of approximately 90% of the principal balance of a loan is insured by the United States of America in the event of a payment default. The Title I program generally limits the maximum amount of the loan to $25,000 and restricts the type of eligible improvements and the use of the loan proceeds. Under Title I, only property improvement loans to finance the alteration, repair or improvement of existing single family, multifamily and non-residential structures are allowed. The FHA does not review individual loans at the time of approval. In the case of a Title I Loan less than $7,500, no equity is required in the property to be improved and the loan may be unsecured.


BUSINESS STRATEGY


     The Company's strategic plan is to continue to expand its lending operations while maintaining its credit quality. The Company's strategies include: (i) offering new loan products ; (ii) expanding its existing network of Correspondents and Dealers; (iii) entering new geographic markets; (iv) realizing operational efficiencies through economies of scale; and (v) using securitizations to sell higher volumes of loans on more favorable terms. At August 31, 1996, the Company had developed a nationwide network of approximately 310 active Correspondents and approximately 435 active Dealers. The Company's Correspondents generally offer a wide variety of loans and its Dealers typically offer home improvement loans in conjunction with debt consolidation. By offering a more diversified product line, including Conventional Loans, and maintaining its high level of service, the Company has increased the loan production from its existing network of Correspondents. The Company anticipates that as it expands its lending operations, it will realize economies of scale thereby reducing its average loan origination costs and enhancing its profitability. In addition, the Company intends to continue to sell its loan production through securitizations as opportunities arise. Through access to securitization, the Company believes that it has the ability to sell higher volumes of loans on more favorable terms than in whole loan sales.


  Product Extension and Expansion

     The Company intends to continue to review its loan programs and introduce new loan products to meet the needs of its customers. The Company will also evaluate products or programs that it believes are complementary to its current products for the purpose of enhancing revenue by leveraging and enhancing the Company's value to its existing network of Correspondents and Dealers. The Company believes that its introduction of new loan products will enhance its relationship with its Dealers and Correspondents and enable it to become a single source for their various financing needs. Since it commenced operations, the Company has originated Title I Loans from both its Dealers and Correspondents. In May 1996, the Company broadened these activities to include non-FHA insured home improvement loans and combination home improvement and debt consolidation loans. To date, these non-FHA insured loans have been originated solely through Correspondents. All of these loans, which permit loan amounts up to $60,000 with fixed rates and 20-year maturities, are secured by a lien, generally junior in priority, on the respective primary residence. The Company intends to offer pure debt consolidation loans in the first quarter of fiscal 1997. The Company also intends to offer non-FHA insured loans through its Dealer division in the first quarter of 1997 and to make direct debt consolidation loans to borrowers originated by the Dealer division in conjunction with home improvement financing.


  Expansion of Correspondent Operations

     The Company seeks to increase originations of loans from select Correspondents. The Company has expanded its product line to include Conventional Loans to meet the needs of its existing network of Correspondents. Prior to May 1996, the Company originated only Title I Loans. This limited its ability to attract the more sophisticated Correspondent that offered a multitude of loan products and, accordingly, limited the Company's market penetration. The Company began offering Conventional Loans to existing select Correspondents in May 1996. In order to maintain the Company's customer service excellence, the Company has gradually increased the number of Correspondents to which it has offered Conventional Loans. Since the Company commenced offering Conventional Loans, the loan production of the Company's Correspondent division has significantly increased. The Company believes that it is well positioned to expand this segment without any material increase in concentration or quality risks.

  Expansion of Dealer Operations

     The Company seeks to expand its Dealer network and maximize loan originations from its existing network by offering a variety of innovative products and providing consistent and prompt service at competitive prices. The Company will provide conventional products as well as its existing Title I product to its Dealers in order to meet the needs of the diverse borrower market. The Company targets Dealers that typically offer financing to their customers and attempts to retain and grow these relationships by providing superior customer service, personalized attention and prompt approvals and fundings. The Company has been unable to fully meet the needs of its Dealers because of Title I program limits on the amount and types of improvements which may be financed. The Company intends to meet the needs of its Dealers with new Conventional Loan programs. These programs allow for more expensive project financing such as in-ground swimming pools and substantial remodeling as well as financing for creditworthy borrowers with limited equity who are in need of debt consolidation and borrowers with marginal creditworthiness and substantial equity in their property. With this strategy, the Company believes it can achieve further market penetration of its existing Dealer network and gain new Dealers and market share in areas in which the Title I product is less successful because of its restrictions.

  Nationwide Geographic Expansion

     The Company intends to continue to expand its Correspondent and Dealer network on a nationwide basis and to enhance its value to its existing network. The Company's strategy involves (i) focusing on geographic areas that the Company currently underserves and (ii) tailoring the Company's loan programs to better serve its existing markets and loan sources.

  Maximization of Flexibility in Loan Sales

     The Company employs a two-pronged strategy of disposing of its loan originations primarily through securitizations and, to a lesser extent, through whole loan sales. By employing this dual strategy, the Company has the flexibility to better manage its cash flow, diversify its exposure to the potential volatility of the capital markets and maximize the revenues associated with the gain on sale of loans given market conditions existing at the time of disposition. The Company has recently been approved by FNMA as a seller/servicer of Title I Loans, as a result of which the Company is eligible to sell such loans to FNMA on a servicing retained basis.

LOAN PRODUCTS

     The Company originates Title I and Conventional Loans. Both types of loans are typically secured by a first or junior lien on the borrower's principal residence, although the Company occasionally originates and purchases unsecured loans with borrowers that have an excellent credit history. Borrowers use loan proceeds for a wide variety of home improvement projects, such as exterior/interior remodeling, structural additions, roofing and plumbing, as well as luxury items such as in-ground swimming pools, and for debt consolidation. The Company lends to borrowers of varying degrees of creditworthiness. See "Loan Processing and Underwriting."

  Conventional Loans

     A Conventional Loan is a non-insured home improvement or home equity loan typically undertaken to pay for a home improvement project, home improvement and debt consolidation combination or a debt consolidation. Substantially all of the Conventional Loans originated by the Company are secured by a first or junior mortgage lien on the borrower's principal residence. Underwriting for Conventional Loans varies according to the Company's evaluation of the borrower's credit risk and income stability as well as the underlying collateral. The Company will rely on the underlying collateral and equity in the property for borrowers judged to be greater credit risks. The Company targets the higher credit quality segment of borrowers. The Company has begun originating Conventional Loans through its Correspondent Division and plans to begin offering such loan products to its Dealer Division.


     The Company has focused its Conventional Loan program on that segment of the marketplace with higher credit quality borrowers who may have limited equity in their residence after giving effect to the amount of senior liens. The portfolio of Conventional Loans generated through August 31, 1996 indicates on average that the borrowers have received an A grade under the Company's proprietary credit index profile, have an average debt-to-income ratio of 38% and the subject properties are 100% owner occupied. On average, the market value of the underlying property is $123,000 without added value from the respective home improvement work, the amount of senior liens of $107,000 and the loan size is $28,500. Typically, there is not enough equity in the property to cover a junior lien in the event that a senior lender forecloses on the property. More than 99% of the loans comprising the Company's Conventional Loan portfolio are secured by junior liens.


  Title I Loan Program

     The National Housing Act of 1934 (the "Housing Act"), Sections 1 and 2(a), authorized the creation of the FHA and the Title I credit insurance program ("Title I"). Under the Housing Act, the FHA is authorized to insure qualified lending institutions against losses on certain types of loans, including loans to finance the alteration, repair or improvement of existing single family, multi-family and nonresidential real property structures. Under Title I, the payment of approximately 90% of the principal balance of a loan and certain other amounts is insured by the United States of America in the event of a payment default.

     Title I and the regulations promulgated thereunder establish criteria regarding (i) who may originate, acquire, service and sell Title I Loans, (ii) Title I Loan eligibility of improvements and borrowers, (iii) the principal amounts and terms of and security for Title I Loans, (iv) the use and disbursement of loan proceeds, (v) verification of completion of improvements,
(vi) the servicing of Title I Loans in default and (vii) the processing of claims for Title I insurance.

     The principal amount of a secured Title I Loan may not exceed $25,000, in the case of a loan for the improvement of a single family structure, and $60,000, in the case of a loan for the improvement of a multi-family structure. Loans up to a maximum of $7,500 in principal amount may qualify as unsecured Title I Loans.

     Title I Loans are required to bear fixed rates of interest and, with limited exceptions, be fully amortizing with equal weekly, bi-weekly, semi-monthly or monthly installment payments. Title I Loan terms may not be less than six months nor more than 240 months in the case of secured Title I Loans or 120 months in the case of unsecured Title I Loans. Subject to other federal and state regulations, the lender may establish the interest rate to be charged in its discretion.

     Title I generally provides for two types of Title I Loans, direct loans ("Direct Title I Loans") and dealer loans ("Dealer Title I Loans"). Direct Title I Loans are made directly by a lender to the borrower and there is no participation in the loan process by the contractor, if any, performing the improvements. In the case of Dealer Title I Loans, the Dealer, a contractor performing the improvements, assists the borrower in obtaining the loan, contracts with the borrower to perform the improvements, executes a retail installment contract with the borrower and, upon completion of the improvements, assigns the retail installment contract to the Title I lender. Each Dealer must be approved by the Title I lender in accordance with HUD requirements. Direct Title I Loans are closed by the lender in its own name with the proceeds being disbursed directly to the borrower prior to completion of the improvements. The borrower is generally required to complete the improvements financed by a Direct Title I Loan within six months of receiving the proceeds. In the case of Dealer Title I Loans, the lender is required to obtain a completion certificate from the borrower certifying that the improvements have been completed prior to disbursing the proceeds to the Dealer.

     The FHA charges a lender an annual fee equal to 50 basis points of the original principal balance of a loan for the life of the loan. A Title I lender or Title I sponsored lender is permitted to require the borrower to pay the insurance premium with respect to the loan. In general, the borrowers pay the insurance premiums with respect to Title I Loans originated through the Company's Correspondents but not with respect to Title I Loans originated through the Company's Dealers. Title I provides for the establishment of an insurance coverage reserve account for each lender. The amount of insurance coverage in a lender's reserve account is equal to 10% of the original principal amount of all Title I Loans originated or purchased and reported for insurance coverage by the lender less the amount of all insurance claims approved for payment. The amount of reimbursement to which a lender is entitled is limited to the amount of insurance coverage in the lender's reserve account.

LENDING OPERATIONS


     The Company has two principal divisions for the origination of loans, the Correspondent Division and the Dealer Division. The Correspondent Division represents the Company's largest source of loan originations. Through its Correspondent Division, the Company originates loans through a nationwide network of Correspondents including financial intermediaries, mortgage companies, commercial banks and savings and loan institutions. The Company typically originates loans from Correspondents on an individual loan basis, pursuant to which each loan is pre-approved by the Company and is purchased immediately after the closing. The Correspondent Division conducts operations from its headquarters in Atlanta, Georgia, with a vice president of operations responsible for underwriting and processing and five account executives supervised by the Vice President-National Marketing responsible for developing and maintaining relationships with Correspondents. At August 31, 1996, the Company had a network of approximately 310 active Correspondents.



     In addition to purchasing individual Direct Title I Loans and Conventional Loans, from time to time the Correspondent Division purchases portfolios of loans from Correspondents. In March 1994, the Company purchased a portfolio of Direct Title I Loans originated by another financial institution, which consisted of 211 loans with an aggregate remaining principal balance of $1.4 million.



     The Dealer Division originates Dealer Title I Loans through a network of Dealers, consisting of home improvement construction contractors approved by the Company, by acquiring individual retail installment contracts ("Installment Contracts") from Dealers. An Installment Contract is an agreement between the Dealer and the borrower pursuant to which the Dealer performs the improvements to the property and the borrower agrees to pay in installments the price of the improvements. Before entering into an Installment Contract with a borrower, the Dealer assists the borrower in submitting a loan application to the Company. If the loan application is approved, the Dealer enters into an Installment Contract with the borrower, the Dealer assigns the Installment Contract to the Company upon completion of the home improvements and the Company, upon receipt of the requisite loan documentation (described below) and completion of a satisfactory telephonic interview with the borrower, pays the Dealer pursuant to the terms of the Installment Contract. The Dealer Division maintains 13 branch offices located in Montvale, New Jersey, Kansas City, Missouri, Las Vegas, Nevada, Austin, Texas, Oklahoma City, Oklahoma, Seattle, Washington, Waterford, Michigan, Columbus, Ohio, Elmhurst, Illinois, Philadelphia, Pennsylvania, Denver, Colorado, Woodbridge, Virginia and Bowie, Maryland through which it conducts its marketing to Dealers in the state in which the branch is located as well as certain contiguous states. The Dealer Division is operated with a vice president of operations responsible for loan processing and underwriting, two regional managers, and 13 field representatives supervised by the Vice President-National Marketing who are responsible for marketing to Dealers. At August 31, 1996, the Company had a network of approximately 435 active Dealers doing business in 32 states. The Company intends to commence offering Conventional Loans through its Dealer Division.


     Correspondents and Dealers qualify to participate in the Company's programs only after a review by the Company's management of their reputations and expertise, including a review of references and financial statements, as well as a personal visit by one or more representatives of the Company. Title I requires the Company to reapprove its Dealers annually and to monitor the performance of those Correspondents that are sponsored by the Company. The Company's compliance function is performed by a director of compliance and loan administration, whose staff performs periodic reviews of portfolio loans and Correspondent and Dealer performance and may recommend to senior management the suspension of a Correspondent or a Dealer. The Company believes that its system of acquiring loans through a network of Correspondents and Dealers and processing such loans through a centralized loan processing facility has (i) assisted the Company in minimizing its level of capital investment and fixed overhead costs and (ii) assisted the Company in realizing certain economies of scale associated with evaluating and acquiring loans. The Company does not believe that the loss of any particular Correspondent or Dealer would have a material adverse effect upon the Company. See "Loan Processing and Underwriting."


     The Company pays its Correspondents premiums on the loans it purchases based on the credit score of the borrower and the interest rate on the respective loan. Additional premiums are paid to Correspondents based on the volume of loans purchased from such Correspondents in a monthly period. During fiscal 1996 the Company originated $94.2 million of loans from Correspondents and paid total premiums of $2.8 million or 3.0% of such loans.



     None of the Company's arrangements with its Dealers or Correspondents is on an exclusive basis. Each relationship is documented by either a Dealer Purchase Agreement or a Correspondent Purchase Agreement. Pursuant to a Dealer Purchase Agreement, the Company may purchase from a Dealer loans that comply with the Company's underwriting guidelines at a price acceptable to the Company. With respect to each loan purchased, the Dealer makes customary representations and warranties regarding, among other things, the credit history of the borrower, the status of the loan and its lien priority if applicable, and agrees to indemnify the Company with respect to such representations and warranties. Pursuant to a Correspondent Purchase Agreement, the Company may purchase loans through a Correspondent, subject to receipt of specified documentation. The Correspondent makes customary representations and warranties regarding, among other things, the Correspondent's corporate status, as well as regulatory compliance, good title, enforceability and payments and advances of the loans to be purchased. The Correspondent covenants to, among other things, keep Company information confidential, provide supplementary information, maintain government approvals with respect to Title I Loans and to refrain from certain solicitations of the Company's borrowers. The Correspondent also agrees to indemnify the Company for misrepresentations or non-performance of its obligations.


     The Company originates and acquires a limited variety of loan products, including: (i) fixed rate, secured Title I Loans, secured by single family residences, with terms and principal amounts ranging from 60 to 240 months and approximately $3,000 to $25,000, respectively; and (ii) fixed rate, unsecured Title I Loans with terms and principal amounts ranging from 36 to 120 months and approximately $2,500 to $7,500, respectively. As part of the Company's strategic plan, the Company has commenced originating non-FHA insured Conventional Loans utilizing its established network of Correspondents.

     The following table sets forth certain data regarding loan applications processed and loans originated by the Company during the periods indicated.


                                                                                 YEAR ENDED AUGUST 31,
                                                           -----------------------------------------------------------------
                                                                  1994                  1995                    1996
                                                           ------------------    -------------------    --------------------
Total Loan Applications:
  Number processed.......................................       3,512                 27,608                  42,236
  Number approved........................................       1,984                 15,956                  20,910
  Approval ratio.........................................        56.5%                  57.8%                   49.5%
Loan Originations:
  Principal balance of loans:
  Correspondents:
    Title I..............................................  $5,251,647    64.3%   $63,792,680    72.7%   $ 82,596,197    59.3%
    Conventional.........................................          --      --             --      --      11,582,108     8.3
                                                           ----------   -----    -----------   -----    ------------   -----
        Total Correspondents.............................   5,251,647    64.3     63,792,680    72.7      94,178,305    67.6
                                                           ----------   -----    -----------   -----    ------------   -----
  Dealers................................................   1,492,318    18.3     23,957,829    27.3      45,188,721    32.4
  Bulk purchase..........................................   1,420,150    17.4             --      --              --      --
                                                           ----------   -----    -----------   -----    ------------   -----
        Total............................................  $8,164,115   100.0%   $87,750,509   100.0%   $139,367,026   100.0%
                                                           ==========   =====    ===========   =====    ============   =====
Number of Loans:
  Correspondents:
    Title I..............................................         338    47.4%         3,437    59.1%          4,382    50.9%
    Conventional.........................................          --      --             --      --             392     4.6
                                                           ----------   -----    -----------   -----    ------------   -----
        Total Correspondents.............................         338    47.4          3,437    59.1           4,774    55.5
                                                           ----------   -----    -----------   -----    ------------   -----
  Dealers................................................         164    23.0          2,381    40.9           3,836    44.5
  Bulk purchase..........................................         211    29.6             --      --              --      --
                                                           ----------   -----    -----------   -----    ------------   -----
        Total............................................         713   100.0%         5,818   100.0%          8,610   100.0%
                                                           ==========   =====    ===========   =====    ============   =====
  Average principal balance of loans.....................  $   11,430            $    15,083            $     16,187
  Weighted average interest rate on loans originated.....       14.18%                 14.55%                  14.03%
  Weighted average term of loans originated (months).....         175                    188                     198


LOAN PROCESSING AND UNDERWRITING

     The Company's loan application and approval process generally is conducted over the telephone with applications usually received at the Company's centralized processing facility from Correspondents and Dealers by facsimile transmission. Upon receipt of an application, the information is entered into the Company's system and processing begins. All loan applications are individually analyzed by employees of the Company at its loan processing headquarters in Atlanta, Georgia.

     The Company has developed a proprietary credit index profile ("CIP") as a statistical credit based tool to predict likely future performance of a borrower. A significant component of this customized system is the credit evaluation score methodology developed by Fair, Isaac and Company ("FICO"), a consulting firm specializing in creating default predictive models through a high number of variable components. The other components of the CIP include debt to income analysis, employment stability, self employment criteria, residence stability and occupancy status of the subject property. By utilizing both scoring models in tandem, all applicants are considered on the basis of their ability to repay the loan obligation while allowing the Company to maintain its risk based pricing for each loan.

     Based upon FICO score default predictors and the Company's internal CIP score, loans are classified by the Company into gradations of descending credit risks and quality, from "A" credits to "D" credits, with subratings within those categories. Quality is a function of both the borrowers creditworthiness, and the extent of the value of the collateral, which is typically a second lien on the borrower's primary residence. "A+" credits generally have a FICO score greater than 680. An applicant with a FICO score of less than 620 would be rated a "C" credit unless the loan-to-value ratio was 75% or less which would raise the credit risk to the Company to a "B" or better depending on the borrower's debt service capability. Depending on loan size, typical loan-to-value ratios for "A" and "B" credits range from 90% to 125%, while loan-to-value ratios for "C" and "D" credits range from 60% up to 90% with extraordinary compensating factors.

     The Company's underwriters review the applicant's credit history, based on the information contained in the application as well as reports available from credit reporting bureaus and the Company's CIP score, to determine the applicant's acceptability under the Company's underwriting guidelines. Based on the under-writer's approval authority level, certain exceptions to the guidelines may be made when there are compensating factors subject to approval from a corporate officer. The underwriter's decision is communicated to the Correspondent or Dealer and, if approved, fully explains the proposed loan terms. The Company endeavors to respond to the Correspondent or Dealer on the same day the application is received.

     The Company issues a commitment to purchase a pre-approved loan upon the receipt of a fully completed loan package. Commitments indicate loan amounts, fees, funding conditions, approval expiration dates and interest rates. Loan commitments are generally issued for periods of up to 45 days in the case of Correspondents and 90 days in the case of Dealers. Prior to disbursement of funds, all loans are carefully reviewed by funding auditors to ensure that all documentation is complete, all contingencies specified in the approval have been met and the loan is closed in accordance with Company and regulatory procedures.

  Conventional Loans

     The Company has implemented policies for its Conventional Loan program that are designed to minimize losses by adhering to high credit quality standards or requiring adequate loan-to-value levels. The Company will only make Conventional Loans to borrowers with an "A" or "B" credit grade using the CIP. Through August 31, 1996, the Company's portfolio of Conventional Loans originated through its Correspondent Division had been evaluated as an "A" credit risk and had a weighted average (i) FICO score of 661, (ii) gross debt to income ratio of 38%,
(iii) interest rate of 14.04% and (iv) loan-to-value ratio of 110%, as well as an average loan amount of $28,569. Substantially all of the Conventional Loans originated to date by the Company are secured by first or second mortgage liens on single family, owner occupied properties.

     Terms of Conventional Loans made by the Company, as well as the maximum loan-to-value ratios and debt service to income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the Company's evaluation of the borrower's creditworthiness. Borrowers with lower creditworthiness generally pay higher interest rates and loan origination fees.

     As part of the underwriting process for Conventional Loans, the Company generally requires an appraisal of the collateral property as a condition to the commitment to purchase. The Company requires independent appraisers to be state licensed and certified. The Company requires that all appraisals be completed within the Uniform Standards of Professional Appraisal Practice as adopted by the Appraisal Standards Board of the Appraisal Foundation. Prior to originating a loan, the Company audits the appraisal for accuracy and to insure that the appraiser used sufficient care in analyzing data to avoid errors that would significantly affect the appraiser's opinion and conclusion. This audit includes a review of economic demand, physical adaptability of the real estate, neighborhood trends and the highest and best use of the real estate. In the event the audit reveals any discrepancies as to the method and technique that are necessary to produce a credible appraisal, the Company will perform additional property data research or may request a second appraisal to be performed by an independent appraiser selected by the Company in order to substantiate further the value of the subject property.

     The Company also requires a title report on all subject properties securing its loans to verify property ownership, lien position and the possibility of outstanding tax liens or judgments. In the case of larger loan amounts or first liens, the Company requires a full title insurance policy in compliance with the American Land Title Association.

  Title I Loans

     The Title I Loans originated by the Company are executed on forms meeting FHA requirements as well as federal and state regulations. Loan applications and Installment Contracts are submitted to the Company's processing headquarters for credit verification. The information provided in loan applications is first verified by, among other things, (i) written confirmations of the applicant's income and, if necessary, bank deposits, (ii) a formal credit bureau report on the applicant from a credit reporting agency, (iii) a title report, (iv) if necessary, a real estate appraisal and (v) if necessary, evidence of flood insurance. Appraisals for Title I Loans, when necessary, are generally prepared by pre-approved independent appraisers that meet the Company's standards for experience, education and reputation. Loan applications are also reviewed to ascertain whether or not they satisfy the Company's underwriting criteria, including loan-to-value ratios (if non-owner occupied), borrower income qualifications, employment stability, purchaser requirements and necessary insurance and property appraisal requirements. The Company will make Title I Loans to borrowers with an "A" to "C" credit grade based on CIP score and lien position. Since the implementation of the CIP scoring system in February 1996, through August 31, 1996, the Company's portfolio of Title I Loans originated through its Correspondent and Dealer Divisions had been evaluated as a "C+" and "B" credit risk, respectively, and had a weighted average FICO score of 637 and 645, respectively. The Company's underwriting guidelines for Title I Loans meet FHA's underwriting criteria. Completed loan packages are sent to the Company's Underwriting Department for predisbursement auditing and funding.

     Subject to underwriting approval of an application forwarded to the Company by a Dealer, the Company issues a commitment to purchase an Installment Contract from a Dealer upon the Company's receipt of a fully completed loan package and notice from the borrower of satisfactory work completion. Subject to underwriting approval of an application forwarded to the Company by a Correspondent, the Company issues a commitment to purchase a Title I Loan upon the Company's receipt of a fully completed and closed loan package.

     The Company's underwriting personnel review completed loan applications to verify compliance with the Company's underwriting standards, FHA requirements and federal and state regulations. In the case of Title I Loans being acquired from Dealers, the Company conducts a prefunding telephonic interview with the property owner to determine that the improvements have been completed in accordance with the terms of the Installment Contract and to the owner's satisfaction. The Company utilizes a nationwide network of independent inspectors to perform on-site inspections of improvements within the timeframes specified by the Title I program.

     Since the Company does not currently originate any Title I Loans with an original principal balance in excess of $25,000, the FHA does not individually review the Title I Loans originated by the Company.

QUALITY CONTROL

     The Company employs various quality control personnel and procedures in order to insure that loan origination standards are adhered to and regulatory compliance is maintained while substantial growth is experienced in the servicing portfolio.

     In accordance with Company policy, the Quality Control Department reviews a statistical sample of loans closed each month. This review is generally completed within 60 days of funding and circulated to appropriate department heads and senior management. Finalized reports are maintained in the Company's files for a period of two years from completion. Typical review procedures include reverification of employment and income, re-appraisal of the subject property, obtaining separate credit reports and recalculation of debt-to-income ratios. The statistical sample is intended to cover 10% of all new loan originations with particular emphasis on new Correspondents and Dealers. Emphasis will also be placed on those loan sources where higher levels of delinquency are experienced, physical inspections reveal a higher level of non-compliance, or payment defaults occur within the first six months of funding. On occasion, the Quality Control Department may review all loans generated from a particular loan source in the event an initial review determines a higher than normal number of exceptions. The account selection of the Quality Control Department is also designed to include a statistical sample of loans by each underwriter and each funding auditor and thereby provide management with information as to any aberration from Company policies and procedures in the loan origination process.

     Under the direction of the Vice President of Credit Quality and Regulatory Compliance, a variety of review functions are accomplished. On a daily basis, a sample of recently approved loans are reviewed to insure compliance with underwriting standards. Particular attention is focused on those underwriters who have developed a higher than normal level of exceptions. In addition to this review, the Company has developed a staff of post-disbursement review auditors which reviews 100% of recently funded accounts, typically within two weeks of funding. All credit reports are analyzed, debt-to-income ratios recalculated, contingencies monitored and loan documents inspected. Exception reports are forwarded to the respective Vice Presidents of

Production as well as senior management. The Company also employs a Physical Inspection Group that is responsible for monitoring the inspection of all homes which are the subject of home improvement loans. Non-compliance is tracked by loan source and serves as another method of evaluating a loan source relationship.

     The Company has expended substantial amounts in developing its Quality Control and Compliance Department. The Company recognizes the need to monitor its operations continually as it experiences substantial growth. Feedback from these departments provides senior management with the information necessary to take corrective action when appropriate, including the revision and expansion of its operating policies and procedures.

LOAN PRODUCTION TECHNOLOGY SYSTEMS

     The Company utilizes a sophisticated computerized loan origination tracking system that allows it to monitor the performance of Dealers and Correspondents and supports the marketing efforts of the Dealer and Correspondent Divisions by tracking the marketing activities of field sales personnel. The system automates various other functions such as Home Mortgage Disclosure Act and HUD reporting requirements and routine tasks such as decline letters and the flood certification process. The system also affords management access to a wide range of decision support information such as data on the approval pipeline, loan delinquencies by source, and the activities and performance of underwriters and funders. The Company uses intercompany electronic mail, as well as an electronic-mail link with its affiliate, PEC, to facilitate communications and has an electronic link to PEC that allows for the automated transfer of accounts to PEC's servicing system.


     The Company is enhancing this system to provide for the automation of the loan origination process as well as loan file indexing and routing. These enhancements will include electronic routing of loan application facsimile transmissions, automated credit report inquiries and consumer credit scoring along with on-screen underwriting and approval functions. Where feasible the system will interface with comparable systems of the Company's Dealers and Correspondents. The Company expects that these enhancements will (i) increase loan production efficiencies by minimizing manual processing of loan documentation, (ii) enhance the quality of loan processing by use of uniform electronic images of loan files and (iii) facilitate loan administration and collections by providing easier access to loan account information. The implementation of these enhancements is expected to be substantially completed prior to December 1996. These enhancements to improve loan production systems are expected to cost approximately $50,000 and will be funded from the Company's normal operating cash flows.


LOAN SERVICING

     The Company's strategy has been to retain the servicing rights associated with the loans it originates. The Company's loan servicing activities include responding to borrower inquiries, processing and administering loan payments, reporting and remitting principal and interest to the whole loan purchasers who own interests in the loans and to the trustee and others with respect to securitizations, collecting delinquent loan payments, processing Title I insurance claims, conducting foreclosure proceedings and disposing of foreclosed properties and otherwise administering the loans. The Company's various loan sale and securitization agreements allocate a portion of the difference between the stated interest rate and the interest rate passed through to purchasers of its loans to servicing revenue. Servicing fees are collected by the Company out of monthly loan payments. Other sources of loan servicing revenues include late charges and miscellaneous fees. The Company uses a sophisticated computer based mortgage servicing system that it believes enables it to provide effective and efficient administering of Conventional and Title I Loans. The servicing system is an on-line real time system developed and maintained by the Company's affiliate, PEC. It provides payment processing and cashiering functions, automated payoff statements, on-line collections, statement and notice mailing along with a full range of investor reporting requirements. The Company has entered into a subservicing agreement with PEC for the use of the system and continuous support. The monthly investor reporting package includes a trial balance, accrued interest report, remittance report and delinquency reports. Formal written procedures have been established for payment processing, new loan set-up, customer service, tax and insurance monitoring.

     The Company is a HUD approved lender and a FNMA approved seller/servicer. As such, it is subject to a thorough due diligence review of its policies, procedures, and business, and is qualified to underwrite, sell and service Title I Loans on behalf of the FHA and FNMA.

     The Company's loan collection functions are organized into two areas of operation: routine collections and management of nonperforming loans.

     Routine collection personnel are responsible for collecting loan payments that are less than 60 days contractually past due and providing prompt and accurate responses to all customer inquiries and complaints. These personnel report directly to the Company's Vice President of Loan Administration. Borrowers are contacted on the due date for each of the first six payments in order to encourage continued prompt payment. Generally, after six months of seasoning, collection activity will commence if a loan payment has not been made within five days of the due date. Borrowers usually will be contacted by telephone at least once every five days and also by written correspondence before the loan becomes 60 days delinquent. With respect to loan payments that are less than 60 days late, routine collections personnel utilize a system of mailed notices and telephonic conferences for reminding borrowers of late payments and encouraging borrowers to bring their accounts current. Installment payment invoices and return envelopes are mailed to each borrower on a monthly basis. The Company has bilingual customer service personnel available.

     Once a loan becomes 30 days past due, a collection supervisor generally analyzes the account to determine the appropriate course of remedial action. On or about the 45th day of delinquency, the supervisor determines if the property needs immediate inspection to determine if it is occupied or vacant. Depending upon the circumstances surrounding the delinquent account, a temporary suspension of payments or a repayment plan to return the account to current status may be authorized by the Vice President of Loan Administration. In any event, it is the Company's policy to work with the delinquent customer to resolve the past due balance before Title I claim processing or legal action is initiated.


     Nonperforming loan management personnel are responsible for collecting severely delinquent loan payments (over 60 days late), filing Title I insurance claims or initiating legal action for foreclosure and recovery. Operating from the Company's headquarters in Atlanta, Georgia, collection personnel are responsible for collecting delinquent loan payments and seeking to mitigate losses by providing various alternatives to further actions, including modifications, special refinancing and indulgence plans. Title I insurance claim personnel are responsible for managing Title I insurance claims, utilizing a claim management system designed to track insurance claims for Title I Loans so that all required conditions precedent to claim perfection are met. In the case of Conventional Loans, a foreclosure coordinator will review all previous collection activity, evaluate the lien and equity position and obtain any additional information as necessary. The ultimate decision to foreclose, after all necessary information is obtained, is made by an officer of the Company. Foreclosure regulations and practices and the rights of the owner in default vary from state to state, but generally procedures may be initiated if: (i) the loan is 90 days (120 days under California law) or more delinquent; (ii) a notice of default on a senior lien is received; or (iii) the Company discovers circumstances indicating potential loss exposure.



     Net loan servicing income was $873,000 and $3.3 million for the years ended August 31, 1995 and 1996, respectively, constituting 6.4% and 13.4%, respectively, of the Company's total revenues in such periods. As of August 31, 1996, the Company had increased the size of the loan portfolio it services to approximately $214.2 million from approximately $92.3 million as of August 31, 1995, an increase of approximately $121.9 million or 132.1%. The Company's loan servicing portfolio is subject to reduction by normal amortization, prepayment of outstanding loans and defaults.

     The following table sets forth certain information regarding the Company's loan servicing for the periods indicated:


                                                                   YEAR ENDED AUGUST 31,
                                                              -------------------------------
                                                              1994(1)   1995         1996
                                                              ------   -------   ------------
                                                                      (IN THOUSANDS)
    Servicing portfolio at beginning of year................  $   --   $ 8,026     $ 92,286
    Additions to servicing portfolio........................   8,164    87,751      139,367
    Reductions in servicing portfolio(2)....................     138     3,491       17,464
                                                              ------   -------     --------
    Servicing portfolio at end of year......................  $8,026   $92,286     $214,189
                                                              ======   =======     ========
    Servicing portfolio (end of year):
      Company-owned loans...................................   1,471     3,720        4,698
      Sold loans............................................   6,555    88,566      209,491
                                                              ------   -------     --------
              Total.........................................  $8,026   $92,286     $214,189
                                                              ======   =======     ========


---------------

(1) The Company commenced originating loans in March 1994.
(2) Reductions result from scheduled payments, prepayments and write-offs during the period.

     The following table sets forth the delinquency and Title I insurance claims experience of loans serviced by the Company as of the dates indicated:


                                                                          AUGUST 31,
                                                             ------------------------------------
                                                              1994(1)        1995         1996
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS)
    Delinquency period(2)
      31-60 days past due...................................     2.06%         2.58%         2.17%
      61-90 days past due...................................     0.48          0.73          0.85
      91 days and over past due.............................     0.36          0.99          4.53(3)
      91 days and over past due, net of claims filed(4).....     0.26          0.61          1.94
    Claims filed with HUD(5)................................     0.10          0.38          2.59%
    Number of Title I insurance claims......................        1            23           255
    Total servicing portfolio at end of period..............   $8,026      $ 92,286     $ 214,189
    Amount of FHA insurance available.......................      813         9,552        21,205(6)
    Amount of FHA insurance available as a percentage of
      loans serviced (end of year)..........................    10.13%        10.35%         9.90%(6)
    Losses on liquidated loans(7)...........................   $   --      $   16.8     $    32.0


---------------

(1) The Company commenced originating loans in March 1994.
(2) Represents the dollar amount of delinquent loans as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.

(3) During the year ended August 31, 1996, the processing and payment of claims filed with HUD was delayed.

(4) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.
(5) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the date indicated.

(6) If all claims with HUD had been processed as of period end, the amount of FHA insurance available would have been reduced to $16,215,000, which as a percentage of loans serviced would have been 7.77%.

(7) A loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I Loans related to 83 of the 338 Title I insurance claims made by the Company since commencing operations through August 31, 1996. Losses on liquidated loans will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I Loans, plus appropriate interest and costs.



     The Company has received an average amount equal to 96.87% of the outstanding principal balance of Title I Loans for which claims have been made, each payment including certain interest and costs. The processing and payment of claims filed with HUD have been delayed for a number of reasons including (i) furloughs experienced by HUD personnel in December 1995 and January 1996, (ii) the growth in the volume of Title I Loans originated from approximately $750 million in 1994 to $1.3 billion in 1995 without a corresponding increase in HUD personnel to service claims and (iii) the transition of processing operations to regional centers during the second and third quarters of 1996. It is expected that once appropriate staffing and training have been completed at HUD regional centers, the timeframe for payment of HUD claims will be significantly shortened.


  Sale of Loans


     The Company customarily sells the loans it originates to third party purchasers or, in the case of a third party purchaser not eligible to own a Title I Loan, sells Title I Loan participation certificates backed by Title I Loans. Whether the Company sells a loan or a loan participation, the Company typically retains the right to service the loans for a servicing fee. The Company typically sells loans for an amount approximating the then remaining principal balance. The purchasers are entitled to receive interest at yields below the stated interest rates of the loans. In connection with such sales, the Company is typically required to deposit into a reserve account the excess servicing spread received by it, less its servicing fee, up to a specified percentage of the principal balance of the loans, to fund shortfalls in collections that may result from borrower defaults. To date, the purchasers in whole loan sales have been two banks and another financial institution.


     The following table sets forth certain data regarding Title I Loans sold by the Company during the periods indicated:


                                                                 YEAR ENDED AUGUST 31,
                                                          -----------------------------------
                                                          1994(1)     1995           1996
                                                          ------     -------     ------------
                                                                (DOLLARS IN THOUSANDS)
    Principal amount of loans sold to third party
      purchasers........................................  $6,555     $85,363       $137,908(2)
    Gain on sales of loans to third party purchasers....     579      12,233         17,994
    Net unrealized gain on mortgage related
      securities........................................      --          --          2,697
    Weighted average stated interest rate on loans sold
      to third party purchasers.........................   14.15%      14.53%         14.09%
    Weighted average pass-through interest rate on loans
      sold to third party purchasers....................    8.54        8.36           7.50
    Weighted average excess spread retained on loans
      sold..............................................    5.61        6.17           6.59


     --------------------

     (1) The Company commenced originating loans in March 1994.

     (2) Includes $10.5 million of Conventional Loans.



     At August 31, 1995 and 1996, the Company's statement of financial condition reflected excess servicing rights of approximately $14.5 million and $12.1 million, respectively. The Company also retains mortgage related securities through securitization transactions. At August 31, 1996, the Company's statement of financial condition reflected $22.9 million of mortgage related securities. The Company derives a significant portion of its income by realizing gains upon the sale of loans and loan participations due to the excess servicing rights associated with such loans. Excess servicing rights represent the excess of the interest rate payable by a borrower on a loan over the interest rate passed through to the purchaser of an interest in the loan, less the Company's normal servicing fee and other applicable recurring fees. Mortgage related securities consist of certificates representing the excess of the interest rate payable by an obligor on a sold loan over the yield on pass through certificates sold pursuant to a securitization transaction, after payment of servicing and other fees. When loans are sold, the Company recognizes as current revenue the present value of the excess servicing rights expected to be realized over the anticipated average life of the loans sold less future estimated credit losses relating to the loans sold. The capitalized excess servicing rights and valuation of mortgage related securities are computed using prepayment, default and interest rate assumptions that the Company believes are reasonable based on experience with its own portfolio, available market data and ongoing consultation with industry participants. The amount of revenue recognized by the Company upon the sale of loans or loan participations will vary depending on the assumptions utilized. The weighted average discount rate used to determine the present value of the balance of capitalized excess servicing rights reflected on the Company's statement of financial condition at August 31, 1995 and 1996 was approximately 12.0%.


     Capitalized excess servicing rights are amortized over the lesser of the estimated or actual remaining life of the underlying loans as an offset against the excess servicing rights component of servicing income actually received in connection with such loans. Although the Company believes that it has made reasonable estimates of the excess servicing rights likely to be realized, the rate of prepayment and the amount of defaults utilized by the Company are estimates and experience may vary from its estimates. The gain recognized by the Company upon the sale of loans will have been overstated if prepayments or defaults are greater than anticipated. Higher levels of future prepayments would result in capitalized excess servicing rights amortization expense exceeding realized excess servicing rights, thereby adversely affecting the Company's servicing income and resulting in a charge to earnings in the period of adjustment. Similarly, if delinquencies or liquidations were to be greater than was initially assumed, capitalized excess servicing rights amortization would occur more quickly than originally anticipated, which would have an adverse effect on servicing income in the period of such adjustment. The Company periodically reviews its prepayment assumptions in relation to current rates of prepayment and, if necessary, reduces the remaining asset to the net present value of the estimated remaining future excess servicing income. Rapid increases in interest rates or competitive pressures may result in a reduction of future excess servicing income, thereby reducing the gains recognized by the Company upon the sale of loans or loan participations in the future.


     At August 31, 1995 and 1996, the Company's statement of financial condition reflected mortgage servicing rights of approximately $1.1 million and $3.8 million, respectively. The fair value of capitalized mortgage servicing rights was estimated by taking the present value of expected net cash flows from mortgage servicing using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Capitalized mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on a range of 100 to 125 basis points per year servicing fee, reduced by estimated costs of servicing, and using a discount rate of 12% in the years ended August 31, 1995 and 1996. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with industry participants.



     In furtherance of the Company's strategy to sell loans through securitizations, in March 1996 and August 1996, the Company completed its first two securitizations pursuant to which it sold pools of $84.2 million and $48.8 million, respectively, of Title I Loans. The Company previously reacquired at par $77.7 million and $36.2 million of such loans, respectively. Pursuant to these securitizations, pass-through certificates evidencing interests in the pools of loans were sold in a public offering. The Company continues to subservice the sold loans and is entitled to receive from payments in respect of interest on the sold loans a servicing fee equal to 1.25% of the balance of each loan with respect to the March transaction and 1.0% with respect to the August transaction. In addition, with respect to both transactions, the Company received certificates (carried as "Mortgage related securities" on the Company's balance sheet), representing the interest differential, after payment of servicing and other fees, between the interest paid by the obligors of the sold loans and the yield on the sold certificates. The Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in the securitization agreements.


     The Company typically earns net interest income during the "warehouse" period between the closing or assignment of a loan and its delivery to a purchaser. On loans held for sale, the Company earns interest at long-term rates, financed by lines of credit which bear interest at short-term interest rates. Normally, short-term interest rates are lower than long-term interest rates and the Company earns a positive spread on its loans held for sale. The average warehouse period for a loan ranges from six to 90 days, and the balance of loans in warehouse was approximately $3.7 million and $4.6 million as of August 31, 1995 and 1996, respectively. The Company's interest income, net of interest expense was $473,000 and $988,000 for the years ended August 31, 1995 and 1996, respectively.


SEASONALITY

     Home improvement loan volume tracks the seasonality of home improvement contract work. Volume tends to build during the spring and early summer months, particularly with regard to pool installations. A decline is typically experienced in late summer and early fall until temperatures begin to drop. This change in seasons precipitates the need for new siding, window and insulation contracts. Peak volume is experienced in November and early December and declines dramatically from the holiday season through the winter months. Debt consolidation and home equity loan volume are not impacted by seasonal climate changes and, with the exclusion of the holiday season, tend to be stable throughout the year.

COMPETITION

     The consumer finance industry is highly competitive. Competitors in the home improvement and debt consolidation loan business include mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Certain of the Company's competitors are substantially larger and have more capital and other resources than the Company.


     The Company faces substantial competition within both the home improvement and debt consolidation loan industry. The home improvement and debt consolidation loan industry is dominated by widely diversified mortgage banking companies, commercial banks, savings and loan institutions, credit card companies, financial service affiliates of Dealers and unregulated financial service companies, many of which have substantially greater personnel and financial resources than those of the Company. At present, these types of competitors dominate the home improvement and debt consolidation loan industry; however, no one lender or group of lenders dominates the industry. According to a report issued by HUD, the Company was the fourth largest lender of Title I Loans, based on volume of loans originated, for the quarter ended June 30, 1996. Due to the variance in the estimates of the size of the conventional home improvement loan market, the Company is unable to accurately estimate its competitive position in that market. The Company believes that Greentree Financial Corp., The Money Store, First Plus Financial Inc., Associates First Capital Corporation and Empire Funding Corp. are some of its largest direct competitors. The Company competes principally by providing prompt, professional service to its Correspondents and Dealers and, depending on circumstances, by providing competitive lending rates.


     Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, and interest rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of loans could attract additional competitors into this market with the possible effect of lowering gains on future loan sales owing to increased loan origination competition.

GOVERNMENT REGULATION

     The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), ECOA, the Fair Credit Reporting Act of 1970, as amended, RESPA and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the Housing Act, as well as other federal and state statutes and regulations affecting the Company's activities. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcements actions.

     The Company presently is subject to the rules and regulations of, and examinations by, HUD, FHA and other federal and state regulatory authorities with respect to originating, underwriting, funding, acquiring, selling and servicing consumer and mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for loans, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers, regulate payment features and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to submit annual audited financial statements to various governmental regulatory agencies that require the maintenance of specified net worth levels. The Company's affairs are also subject to examination, at all times, by the Federal Housing Commissioner to assure compliance with FHA regulations, policies and procedures. For more information regarding regulation of the Company under Title I, see "Title I Loan Program."

     The Company is a HUD approved Title I mortgage lender and is subject to the supervision of HUD. The Company is also a FNMA approved seller/servicer and is subject to the supervision of FNMA. In addition, the Company's operations are subject to supervision by state authorities (typically state banking or consumer credit authorities), many of which generally require that the Company be licensed to conduct its business. This normally requires state examinations and reporting requirements on an annual basis.

     The Federal Consumer Credit Protection Act ("FCCPA") requires a written statement showing an annual percentage rate of finance charges and requires that other information be presented to debtors when consumer credit contracts are executed. The Fair Credit Reporting Act requires certain disclosures to applicants concerning information that is used as a basis for denial of credit. ECOA prohibits discrimination against applicants with respect to any aspect of a credit transaction on the basis of sex, marital status, race, color, religion, national origin, age, derivation of income from public assistance program, or the good faith exercise of a right under the FCCPA.

     The interest rates which the Company may charge on its loans are subject to state usury laws, which specify the maximum rate which may be charged to consumers. In addition, both federal and state truth-in-lending regulations require that the Company disclose to its customers prior to execution of the loans, all material terms and conditions of the financing, including the payment schedule and total obligation under the loans. The Company believes that it is in compliance in all material respects with such regulations.

EMPLOYEES


     As of August 31, 1996, the Company had 170 employees, including six executive officers, 78 managerial and staff professional personnel, 13 marketing and sales specialists and 73 general administrative and support personnel and loan processors. None of the Company's employees is represented by a collective bargaining unit. The Company believes that its relations with its employees are satisfactory.


PROPERTIES


     In order to accommodate the Company's growth, a lease of new corporate headquarters was executed in April 1996 for 45,950 square feet at 1000 Parkwood Circle, Atlanta, Georgia. This lease is for an initial six year term expiring August 2002 with a conditional option to extend the term to August 2007. After an initial partial rent abatement period of six months, monthly rentals will be $73,711 plus a pro rata share of any operating expense increase. This lease rate will escalate 2% per year throughout the term of the lease. The Company also leases 10,478 square feet of office space at its prior headquarters location in Atlanta, Georgia, at a rental of $13,193 per month, pursuant to a lease that expires in March 1999. The Company intends to sublease this office space for the remaining term of its lease. The Company also leases office space on short-term or month-to-month leases in Kansas City, Missouri, Austin, Texas, Montvale, New Jersey, Oklahoma City, Oklahoma, Seattle, Washington, Waterford, Michigan, Columbus, Ohio, Elmhurst, Illinois, Philadelphia, Pennsylvania, Denver, Colorado, Woodbridge, Virginia and Bowie, Maryland.


LEGAL PROCEEDINGS

     In the ordinary course of its business, the Company is, from time to time, named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse effect on the business or financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.


                   NAME                      AGE                     POSITION
-------------------------------------------  ---    -------------------------------------------
Jerome J. Cohen............................  68     Chairman of the Board and Chief Executive
                                                      Officer
Jeffrey S. Moore...........................  38     President, Chief Operating Officer and
                                                    Director
James L. Belter............................  49     Executive Vice President and Chief
                                                    Financial Officer
Michael G. Ebinger.........................  40     Vice President, National Marketing
David A. Cleveland.........................  39     Vice President and Chief Accounting Officer
Robert Nederlander.........................  63     Director
Herbert B. Hirsch..........................  60     Director
Don A. Mayerson............................  69     Director
Spencer I. Browne..........................  46     Director Nominee
Jeremy Wiesen..............................  54     Director Nominee


     Jerome J. Cohen has been Chairman of the Board and Chief Executive Officer of the Company since April 1995. Mr. Cohen has been the President and a Director of Mego Financial since January 1988. Since April 1992, Mr. Cohen has been a Director of Atlantic Gulf Communities Inc., formerly known as General Development Corporation, a publicly held company engaged in land development, land sales and utility operations in Florida and Tennessee. Mr. Cohen does not currently serve on a full time basis in his capacities with the Company.

     Jeffrey S. Moore has been the President of the Company since April 1995 and Chief Operating Officer since December 1993. In addition, Mr. Moore has served as a director of the Company since June 1992. Prior to being elected President, Mr. Moore served as an Executive Vice President of the Company from June 1992 to March 1995. Mr. Moore was the founder and from August 1984 until March 1992, served as President, Chief Executive Officer and a director of Empire Funding Corp., a privately-held, nationwide consumer finance company specializing in originating, purchasing, selling and servicing FHA Title I and other home improvement mortgage loans. Mr. Moore serves as a director of the Title One Home Improvement Lenders Association and is a member of its Legislative and Regulatory Affairs Committee.

     James L. Belter has been Executive Vice President of the Company since April 1995 and Chief Financial Officer since September 1996. Prior to joining the Company, from May 1989 to September 1993, Mr. Belter served as the President, Chief Operating Officer and a director of Del-Val Capital Corporation, a commercial finance company. From April 1985 to April 1989, Mr. Belter served as Executive Vice President of Security Capital Credit Corporation, a commercial finance company, where he was responsible for the formation of the company's installment receivable lending division. From November 1976 to April 1985, Mr. Belter served as a corporate Vice President of Barclays Business Credit, Inc. where he managed a unit specializing in financing portfolios of consumer contracts including residential second mortgages, home improvement contracts, timeshare and land sales.

     Michael G. Ebinger has served as Vice President of National Marketing since June 1995. From January 1995 to June 1995, Mr. Ebinger served as Director of National Accounts of the Correspondent Division. From 1989 to 1994, Mr. Ebinger served as Director of National Accounts for the home improvement division of Greentree Financial Corporation, where he developed and managed the national account program which created a network of over 1,000 home improvement contractors. From 1987 to 1989, he served as West Coast Regional Manager for VIPCO, a division of Crane Plastics, a manufacturer of replacement vinyl siding. From 1986 to 1987, he served as National Accounts Manager for Security Pacific Financial Services Corporation in its Manufacturer Funding Division and was responsible for the marketing of its indirect home improvement loan programs to home improvement contractors.


     David A. Cleveland has been Vice President and Chief Accounting Officer of the Company since October 1996. Mr. Cleveland has been Chief Accounting Officer of Mego Financial since October 1996. From June 1990 to July 1996, Mr. Cleveland served as Senior Vice President and Controller of PriMerit Bank, a federal savings bank. Mr. Cleveland does not currently serve on a full time basis in his capacities with the Company.



     Robert Nederlander has been a Director of the Company since September 1996. Mr. Nederlander has been the Chairman of the Board and Chief Executive Officer of Mego Financial since January 1988. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was Riddell Sports Inc.'s Chief Executive Officer from April 1988 through March 1993. From February 1992 until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. Since November 1981, Mr. Nederlander has been President and a Director of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Since October 1985, Mr. Nederlander has been President of the Nederlander Television and Film Productions, Inc.; Vice Chairman of the Board from February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego Financial; and Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993, when he became Vice Chairman. In 1995, Mr. Nederlander became a director of HFS Incorporated. Mr. Nederlander was a senior partner in the law firm of Nederlander, Dodge and Rollins in Detroit, Michigan, from 1960 to 1989.


     Herbert B. Hirsch has been a Director of the Company since the Company's formation in June 1992. Mr. Hirsch has been the Senior Vice President, Chief Financial Officer, Treasurer and a Director of Mego Financial since January 1988. Mr. Hirsch served as Vice President and Treasurer of the Company from June 1992 to September 1996.

     Don A. Mayerson has been a Director of the Company since the Company's formation in June 1992. Mr. Mayerson has been the Secretary of Mego Financial since January 1988 and the Executive Vice President and General Counsel of Mego Financial since April 1988. Mr. Mayerson served as Vice President, General Counsel and Secretary of the Company from June 1992 to September 1996.


     Spencer I. Browne has been nominated and has agreed to become a Director of the Company upon consummation of the Offering. For more than five years prior to September 1996, Mr. Browne held various executive and management positions with several publicly traded companies engaged in businesses related to the residential and commercial mortgage loan industry. From August 1988 until September 1996, Mr. Browne served as President, Chief Executive Officer and a director of Asset Investors Corporation ("AIC"), a New York Stock Exchange ("NYSE") traded company he co-founded in 1986. He also served as President, Chief Executive Officer and a director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In addition, from June 1990 until March 1996, Mr. Browne served as President and a director of M.D.C. Holdings, Inc., an NYSE traded company and the parent company of a major homebuilder in Colorado.



     Jeremy Wiesen has been nominated and has agreed to become a Director of the Company upon consummation of the Offering. Mr. Wiesen has been an Associate Professor of Business Law and Accounting at the Leonard N. Stern School of Business at New York University since 1972.


     The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors. Members of the Board of Directors of the Company who are not employees of the Company receive an annual fee of $20,000 for four Board meetings per year plus $2,500 for each additional meeting attended in person and $1,000 for each additional telephonic meeting attended. Directors are also reimbursed for their expenses incurred in attending meetings of the Board of Directors and its committees.

     Mego Financial and the Company have restated certain of their previously issued financial statements, including certain financial statements upon which their independent auditors had rendered unqualified opinions. See Note 16 of Notes to Financial Statements. As a result of the restatement of Mego Financial's financial statements and certain trading in Mego Financial's common stock, the Commission has commenced a formal investigation to determine, among other things, whether Mego Financial, and/or its officers and directors, violated applicable federal securities laws in connection with the preparation and filing of Mego Financial's previously issued financial statements or such trading. Certain of such officers and directors are also officers and/or directors of the Company. Possible penalties for violation of federal securities laws include civil remedies, such as fines and injunctions, as well as criminal sanctions. There can be no assurance that Mego Financial and/or its officers and directors will not be found to have violated the federal securities laws or that the Company will not be affected by the investigation or any sanction.


KEY EMPLOYEES


     Robert Bellacosa -- Mr. Bellacosa, age 54, has served as Vice
President -- Financial Management since October 1993 and Secretary since September 1996. From May 1989 to October 1993, Mr. Bellacosa served as Senior Vice President of Accounting for Del-Val Capital Corp. From May 1985 to May 1989, he served as Vice President of Security Capital Credit Corp. where he was responsible for loan administration of commercial real estate and term receivable lending functions. From 1974 to 1985, he served as Vice President for Aetna Business Credit, Inc. which was purchased by Barclays American Business Credit, Inc. and was responsible for the management of loan administration for special term receivables.



     Jack Elrod -- Mr. Elrod, age 40, has served as Vice President -- Loan Administration since May 1995. From March 1994 to May 1995, Mr. Elrod served as a Senior Underwriter for ITT Financial Corporation. From March 1993 to March 1994, he served as Branch Manager for Commercial Credit Corporation and from January 1977 to February 1993, he served as Assistant Vice President and District Manager of Household Finance Corporation.



     Samuel Schultz -- Mr. Schultz, age 47, has served as Vice
President -- Credit Quality since June 1996 and as Vice President of the Company's Dealer Division Operations from December 1993 until June 1996. Mr. Schultz was a consultant to the Company from June 1993 until December 1993. From September 1990 to June 1993, he served as Vice President of Underwriting for Empire Funding Corp., a nationwide consumer finance company specializing in the purchase of FHA Title I and other home improvement mortgage loans. From February 1988 to September 1990, he served as a Senior Manager for Avco Financial Services. From October 1985 to February 1988, he served as a Department Manager for Associates Financial Services Inc. Prior to 1985, and since 1971, Mr. Schultz's experience includes collections and originations of consumer finance loans for Postal Finance, Turner Mortgage and other consumer finance companies.



     Yancy Lockie -- Mr. Lockie, age 33, has served as Vice President -- Dealer Division Operations since July 1996. From September 1993 to June 1996, Mr. Lockie served as Manager of Real Estate Underwriting for NationsCredit Financial Services and was responsible for underwriting of real estate and indirect home improvement loans for 245 branches and from December 1990 to August 1993, he served as Branch Manager for NationsCredit Financial Services. From 1987 to November 1990, he served as a Senior Assistant Manager and Senior Underwriter for Household Finance Corporation.



     John Kostelich -- Mr. Kostelich, age 33, has served as Vice
President -- Project Management since June 1996 and is responsible for developing and implementing the Company's policies and procedures for new and diversified loan products. From June 1995 to June 1996, Mr. Kostelich served as Director of Compliance for the Company. From 1985 to 1995, he served in various positions for ITT Consumer Financial Corporation, including Director of Quality Control and Correspondent Support Operations, Senior Compliance Officer, in which he managed special projects for the Chairman of the company, Regional Manager and Branch Manager.

EXECUTIVE COMPENSATION



     The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the three other executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers"). As of August 31, 1996, no stock options had been granted or were outstanding.


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                              ANNUAL COMPENSATION                          AWARDS
                                -----------------------------------------------   ------------------------
                                                                     OTHER        NUMBER OF
                                FISCAL                              ANNUAL         OPTIONS     ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY       BONUS    COMPENSATION(1)   GRANTED(2)  COMPENSATION
------------------------------  ------   --------     -------   ---------------   ---------   ------------
Jerome J. Cohen(3)............   1994    $ 75,000     $    --      $      --            --      $     --
  Chairman of the Board and      1995      64,388          --             --            --            --
  Chief Executive Officer        1996      65,748          --             --            --            --
Jeffrey S. Moore..............   1994    $126,771     $    --      $   5,140        25,000      $     --
  President and Chief            1995     200,003          --         13,963            --            --
  Operating Officer              1996     200,000      86,385         13,625            --            --
James L. Belter...............   1994    $ 98,079     $    --      $      --        15,000      $     --
  Executive Vice President and   1995     150,003      50,000          1,510            --            --
  Chief Financial Officer        1996     159,080      50,000          4,330            --            --
Michael G. Ebinger............   1994    $     --     $    --      $      --            --      $     --
  Vice President                 1995      55,320          --          5,609        15,000            --
                                 1996     110,011      11,500             --            --            --


---------------

(1) Other annual compensation consists of car allowances, contributions to 401(k) plans and moving expenses.
(2) Represents options to purchase shares of Mego Financial's common stock paid as compensation for services rendered to the Company.
(3) Mr. Cohen's compensation is included in the management fees paid to PEC. See "Certain Transactions."

EMPLOYMENT AGREEMENT

     The Company has entered into an employment agreement with Jeffrey S. Moore which expires on December 31, 1998 and which provides for an annual base salary of $200,000. In addition, Mr. Moore is to receive an incentive bonus each calendar year equal to 1.5% of the Company's after tax income, provided that certain scheduled sales goals are met, as well as deferred compensation of 1% of the gain on sale from sales of loans during such year, payable in 48 equal installments. In the event payments of the incentive bonus and deferred compensation due in any year exceed $500,000, then the excess over $500,000 is only payable with the approval of the Company's Board of Directors.

COMPANY STOCK OPTION PLAN


     Under the Company's Stock Option Plan (the "Plan"), which will be effective upon the consummation of the Common Stock Offering, 925,000 shares of Common Stock will be reserved for issuance upon exercise of stock options. The options, even if vested, may not be exercised without the written approval of Mego Financial during the Eighty Percent Period. Such shares will be accompanied by stock appreciation rights which will become exercisable as determined by the Board, or a Committee thereof, only if Mego Financial does not give approval to the exercise of the option. The Plan is designed as a means to retain and motivate key employees and directors. The Company's Board of Directors, or a committee thereof, administers and interprets the Plan and is authorized to grant options thereunder to all eligible employees and directors of the Company, except that no incentive stock options (as defined in Section 422 of the Internal Revenue Code) may be granted to a director who is not also an employee of the Company or a subsidiary.

     The Plan will provide for the granting of both incentive stock options and nonqualified stock options. Options will be granted under the Plan on such terms and at such prices as determined by the Company's Board of Directors, or a committee thereof, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the related option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. The Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the Plan are subject to stockholder approval. Unless terminated sooner, the Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted ten years after commencement of the Plan.


     The following table sets forth information with respect to options to be granted under the Plan upon consummation of the Common Stock Offering to (i) each Named Officer and (ii) each director and nominee for director. All of the options are nonstatutory, are being granted with an exercise price equal to the offering price, are subject to the consummation of the Common Stock Offering and are being granted in 1996.



                               NAME OF GRANTEE                                 NUMBER OF SHARES
-----------------------------------------------------------------------------  ----------------
Robert Nederlander...........................................................        25,000
Jerome J. Cohen..............................................................       100,000
Jeffrey S. Moore.............................................................       300,000
James L. Belter..............................................................       100,000
Herbert B. Hirsch............................................................        25,000
Don A. Mayerson..............................................................        25,000
Michael G. Ebinger...........................................................        50,000
Spencer I. Browne............................................................        25,000
Jeremy Wiesen................................................................        25,000
                                                                               ----------------
          Total..............................................................       675,000
                                                                               =============


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not currently have a Compensation Committee. Mr. Cohen participated in deliberations concerning compensation of executive officers during fiscal 1996. Mr. Cohen's compensation was determined by the Board of Directors of Mego Financial.

BONUS PLAN

     The Company does not currently have a bonus plan but anticipates it may adopt a bonus plan pursuant to which an aggregate of not in excess of 2 1/2% of pretax income will be distributed to officers and key employees.

                             PRINCIPAL STOCKHOLDERS


     Mego Financial currently owns 10,000,000 shares of Common Stock (after giving effect to the 1,600-for-one stock split), representing 100% of all the issued and outstanding Common Stock of the Company. After giving effect to the issuance of the Common Stock pursuant to the Common Stock Offering, Mego Financial will own approximately 83.3% of the issued and outstanding Common Stock of the Company (approximately 81.3% if the underwriters of the Common Stock Offering exercise their over-allotment option in full).

     The following table sets forth, as of the date of this Prospectus, information with respect to the beneficial ownership of the common stock of Mego Financial by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock of Mego Financial, (ii) each director and director nominee of the Company, (iii) each of the Named Executive Officers and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of Mego Financial beneficially owned by them.



                                                                                        PERCENTAGE
                                                                                         OWNERSHIP
                                                                                      ATTRIBUTABLE TO
                                                                                      THE COMPANY(2)
                                                                                    -------------------
                                                             AMOUNT AND NATURE OF    BEFORE     AFTER
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)            BENEFICIAL OWNERSHIP   OFFERING   OFFERING
-----------------------------------------------------------  --------------------   --------   --------
Robert Nederlander(3)......................................        2,133,697          11.4%       9.5%
Eugene I. Schuster and Growth Realty Inc. ("GRI")(4).......        1,933,634          10.3        8.6
Jerome J. Cohen(5).........................................        1,127,823           6.0        5.4
Jeffrey S. Moore(6)........................................           15,000             *          *
James L. Belter(7).........................................            9,000             *          *
Michael G. Ebinger(8)......................................            3,000             *          *
Herbert B. Hirsch(9).......................................        1,699,623           9.1        7.6
Don A. Mayerson(10)........................................          824,414           4.4        3.7
Spencer I. Browne(11)......................................               --            --         --
Jeremy Wiesen(12)..........................................               --            --         --
All executive officers and directors of the Company as a
  group
  (9 persons)(13)..........................................        5,812,557          30.1       25.1


---------------

   * Less than 1%.
 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.

 (2) Percentages are calculated assuming the issuance of 343,347 shares of common stock for which a definitive agreement to redeem previously outstanding preferred stock has been signed but the stock certificates relating to which have not yet been issued.


 (3) 810 Seventh Avenue, 21st Floor, New York, New York 10019. Includes 21,000 shares issuable under an option granted pursuant to the Mego Financial Stock Option Plan, to the extent exercisable within the next 60 days, and 250,000 shares issuable upon the exercise of warrants held by an affiliate of Mr. Nederlander which are presently exercisable.


 (4) 321 Fisher Building, Detroit, Michigan 48202. Consists of 1,683,634 shares held of record by GRI, a wholly-owned subsidiary of Venture Funding, Ltd. of which Mr. Schuster is a principal shareholder, Director and Chief Executive Officer, and 250,000 shares issuable upon the exercise of warrants held by an affiliate of Mr. Schuster which are presently exercisable.


 (5) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 21,000 shares issuable under an option granted pursuant to the Mego Financial Stock Option Plan, to the extent exercisable within the next 60 days, and 200,000 shares issuable upon the exercise of warrants held by Mr. Cohen which are presently exercisable. Excludes 103,503 shares owned by Mr. Cohen's spouse and 500,000 shares owned by a trust for the benefit of his children over which Mr. Cohen does not have any investment or voting power, as to which he disclaims beneficial ownership.


 (6) 1000 Parkwood Circle, Suite 500, Atlanta, Georgia 30339. Includes 15,000 shares issuable under an option granted pursuant to the Mego Financial Stock Option Plan, to the extent exercisable within the next 60 days.

 (7) 1000 Parkwood Circle, Suite 500, Atlanta, Georgia 30339. Includes 9,000 shares issuable under an option granted pursuant to the Mego Financial Stock Option Plan, to the extent exercisable within the next 60 days.


 (8) 1000 Parkwood Circle, Suite 500, Atlanta, Georgia 30339. Includes 3,000 shares issuable under an option granted pursuant to the Mego Financial Stock Option Plan, to the extent exercisable within the next 60 days.


 (9) 230 East Flamingo Road, Las Vegas, Nevada 89109. Includes 21,000 shares issuable under an option granted pursuant to the Mego Financial Stock Option Plan, to the extent exercisable within the next 60 days, and 200,000 shares issuable upon the exercise of warrants held by Mr. Hirsch which are presently exercisable. Excludes 10,000 shares held by the daughter of Mr. Hirsch as custodian for a minor child as to which he disclaims beneficial ownership, and 21,666 shares held by a family trust, as to which he disclaims beneficial ownership.


(10) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 21,000 shares issuable under an option granted pursuant to the Mego Financial Stock Option Plan, to the extent exercisable within the next 60 days, and 100,000 shares issuable upon the exercise of warrants held by Mr. Mayerson which are presently exercisable. Excludes 56,667 shares owned by Mr. Mayerson's spouse, as to which he disclaims beneficial ownership.


(11) 1660 Holly Street, Denver, Colorado 80220.


(12) 254 East 68th Street, New York, New York 10021.


(13) See Notes (2)-(12).


                              CERTAIN TRANSACTIONS


     The Company has entered into the following transactions with its affiliates in the past three years. The Company believes that each of these transactions is on terms at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.


TAX SHARING AND INDEMNITY AGREEMENT

     After the Offering, the results of operations of the Company will continue to be included in the tax returns filed by Mego Financial's affiliated or combined group for federal income tax purposes. The members of the group, including the Company, currently are parties to a tax allocation arrangement that allocates the liability for those taxes among them. Effective on consummation of the Offering, the Company, Mego Financial and the other members of the tax reporting group will enter into a tax allocation and indemnity agreement. Under that agreement, for periods ending after the Offering, the tax liabilities of each entity in the group will be allocated pursuant to a method that would impose on the Company liability for an amount that corresponds (with various modifications) to the liability that the Company would incur if it filed a separate tax return. In addition, the agreement provides that the Company and the other members of the group each will indemnify the other under certain circumstances.

MANAGEMENT AGREEMENT WITH PEC


     The Company and PEC are parties to a management services arrangement (the "Management Arrangement") pursuant to which certain executive, accounting, legal, management information, data processing, human resources, advertising and promotional personnel of PEC provide services to the Company on an as needed basis. The Management Arrangement provides for the payment by the Company of a management fee to PEC in an amount equal to the direct and indirect expenses of PEC related to the services rendered by its employees to the Company, including an allocable portion of the salaries and expenses of such employees based upon the percentage of time such employees spend performing services for the Company. For the years ended August 31, 1994, 1995 and 1996, $442,000, $690,000 and
$671,000, respectively, of the salaries and expenses of certain employees of PEC were attributable to and paid by the Company in connection with services rendered by such employees to the Company. In addition, during the years ended August 31, 1994, 1995 and 1996, the Company paid PEC for developing certain computer programming, incurring costs of $130,000, $36,000 and $56,000, respectively.

     The Company anticipates that prior to consummation of the Offering it will enter into a formal management agreement with PEC pursuant to which PEC will agree to provide the following services to the Company for an aggregate annual fee of approximately $967,000 payable monthly: strategic planning, management and tax; accounting and finance; legal; management information systems; insurance management; human resources; and purchasing. Either party has the right to terminate all or any of these services upon 90 days' notice with a corresponding reduction in fees.


SERVICING AGREEMENT WITH PEC


     The Company has an arrangement with PEC pursuant to which it pays servicing fees of 50 basis points of the principal balance of loans serviced per year. For the years ended August 31, 1994, 1995 and 1996, the Company paid servicing fees to PEC of $13,000, $232,000 and $709,000, respectively. The Company anticipates that prior to consummation of the Offering it will enter into a servicing agreement with PEC providing for the payment of servicing fees of 50 basis points of the principal balance of loans serviced per year. For the years ended August 31, 1995 and 1996, the Company incurred interest expense in the amount of $85,000 and $29,000, respectively, related to fees payable to PEC for these services. The interest rates were based on PEC's average cost of funds and equalled 11.8% in 1995 and 10.68% in 1996.



FUNDING AND GUARANTEES BY MEGO FINANCIAL



     In order to fund the Company's past operations and growth, and in conjunction with filing consolidated returns, the Company incurred Intercompany Debt to Mego Financial. For the years ended August 31, 1995 and 1996, the amount of Intercompany Debt owed to Mego Financial was $8.5 million and $12.0 million, respectively. Mego Financial has guaranteed the Company's obligations under the Warehouse Line, the Revolving Loan and the Company's new office lease. Such guarantees currently extend for the term of the loans and the lease. The Company has not paid any compensation to Mego Financial for such guarantees.



     It is not anticipated that Mego Financial will continue to provide funds to the Company or guarantee the Company's indebtedness or other obligations following consummation of the Offering.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes are to be issued under an Indenture, to be dated as of , 1996 (the "Indenture"), between the Company and American Stock Transfer &
Trust Company, as Trustee (the "Trustee"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 40 Wall Street, New York, New York 10005), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of an amount sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company, will be limited to $40,000,000 aggregate principal amount, and will mature on
       , 2001. The Notes will bear interest at the rate shown on the cover page
hereof from             , 1996, or from the most recent date to which interest
has been paid or provided for, payable semiannually to Holders of record at the
close of business on the        or        immediately preceding the interest
payment date on        and        of each year, commencing             , 1997.
The Company will pay interest on overdue principal at 1% per year in excess of such rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

SUBSIDIARY GUARANTEES

     The Notes will be unconditionally guaranteed (a "Subsidiary Guarantee") by all future Subsidiaries of the Company other than Special Purpose Subsidiaries (together, the "Subsidiary Guarantors", and each of them, a "Subsidiary Guarantor"), unless any such Subsidiary is designated an "Unrestricted Subsidiary" in accordance with the terms of the Indenture. Each Subsidiary Guarantor's obligations under its Subsidiary Guarantee will be unsecured obligations of such Subsidiary Guarantor, subordinated in right of payment to all Senior Indebtedness of such Subsidiary Guarantor, and will be joint and several with the obligations of each other Subsidiary Guarantor under its Subsidiary Guarantee of the Notes. In addition, the Indenture will provide that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary, then such Restricted Subsidiary will be released and relieved of any obligations under its Subsidiary Guarantee; provided that such designation is conducted in accordance with the applicable provisions of the Indenture. See "-- Certain Covenants -- Restricted Payments", "-- Certain Definitions -- Unrestricted Subsidiary" and "-- Investments."

     The Indenture will include a covenant by the Company to cause each future Restricted Subsidiary (other than a Special Purpose Subsidiary) to execute a Subsidiary Guarantee. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as to reduce the risk that they would be found to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyances and Preferential Transfers."

SUBORDINATION


     The Indebtedness represented by the Notes and the Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company and the Subsidiary Guarantors, respectively, including without limitation all obligations of the Company or any Subsidiary Guarantor under any Warehouse Facility, and will be senior in right of payment to all future Indebtedness of the Company and the Subsidiary Guarantors that by its terms is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees as described in the Indenture ("Junior Subordinated Obligations"). As of August 31, 1996, the Company had approximately $14.2 million of Senior Indebtedness outstanding and had no Subsidiaries. See "Capitalization." Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and the Restricted Subsidiaries may incur, the amount of such Indebtedness is likely to be substantial, and substantially all such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitations on Indebtedness."


     If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of the Bankruptcy Law or any applicable state fraudulent conveyance law, such Indebtedness nevertheless will constitute Senior Indebtedness for purposes of the Indenture.


     The Company may not pay the principal of, premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem, defease or otherwise retire any Notes (collectively, "pay" or a "payment" with respect to the Notes) if (i) any Senior Indebtedness of the Company is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity thereof has been accelerated in accordance with its terms, unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or
(y) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.



     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (whether voluntary or involuntary), (i) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment, and (ii) until the Senior Indebtedness of the Company is paid in full, any payment to which the Holders of the Notes would be entitled but for this provision will be made to holders of Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock or Indebtedness of the Company that is subordinated to Senior Indebtedness of the Company to at least the same extent as the Notes.


     No Subsidiary Guarantor may make any payment under its Subsidiary Guarantee with respect to any payment with respect to the Notes if (i) any Senior Indebtedness of any Subsidiary Guarantor is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity thereof has been accelerated in accordance with its terms, unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or
(y) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness of any Subsidiary Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Subsidiary Guarantor may not make any payment with respect to the Notes for a period (a "Subsidiary Guarantor Payment Blockage Period") commencing upon the receipt by the Subsidiary Guarantor and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness of such Subsidiary Guarantor specifying an election to effect a Subsidiary Guarantor Payment Blockage Period (a "Subsidiary Guarantor Blockage Notice") and ending 179 days thereafter (or earlier if such Subsidiary Guarantor Payment Blockage Period is terminated (i) by written notice to the Trustee and the Subsidiary Guarantors from the Person or Persons who gave such Subsidiary Guarantor Blockage Notice, (ii) by repayment in full to such Designated Senior Indebtedness of such Subsidiary Guarantor or (iii) because the default giving rise to such Subsidiary Guarantor Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence and the next paragraph), unless the holders of such Senior Indebtedness of such Subsidiary Guarantor or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness of such Subsidiary Guarantor, such Subsidiary Guarantor may resume payments under its Subsidiary Guarantee after such Subsidiary Guarantor Payment Blockage Period. Not more than one Subsidiary Guarantor Blockage Notice may be given with respect to the Subsidiary Guarantors in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Subsidiary Guarantors during such period.



     Upon any payment or distribution of the assets of any Subsidiary Guarantor to creditors upon a total or partial liquidation or total or partial dissolution of the Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Subsidiary Guarantor or its property (whether voluntary or involuntary), (i) the holders of Senior Indebtedness of such Subsidiary Guarantor will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment, and
(ii) until the Senior Indebtedness of such Subsidiary Guarantor is paid in full, any payment to which the Holders of the Notes would be entitled but for this provision will be made to holders of Senior Indebtedness of such Subsidiary Guarantor as their interests may appear, except that Holders may receive shares of stock or Indebtedness that is subordinated to Senior Indebtedness of the Subsidiary Guarantor to at least the same extent as the Subsidiary Guarantees.


     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary Guarantor shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of such Person, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid or unprovided for or to their Representative, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Indebtedness or any Representative thereof of the acceleration. If the Trustee provides such notice, the Trustee also will notify the Company of the acceleration.


     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, holders of the Notes may recover less, ratably, than other creditors of the Company or the Subsidiary Guarantors (including trade creditors), or may recover nothing.

OPTIONAL REDEMPTION


     The Notes will not be redeemable prior to             ,      , except as
provided below. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 calendar days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if
redeemed during the 12-month period commencing on      of the years set forth
below:



                                                                                REDEMPTION
                                      PERIOD                                      PRICE
    --------------------------------------------------------------------------  ----------


     In addition, at any time and from time to time prior to             , 1998,
the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at
a redemption price (expressed as a percentage of principal amount) of      %
plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the aggregate principal amount of the Notes that remain outstanding after each such redemption is at least equal to 65% of the original principal amount of the Notes.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no mandatory sinking fund for the Notes.

MANDATORY OFFERS TO PURCHASE THE NOTES

     The Indenture will require the Company to purchase all of the outstanding Notes tendered by the Holders upon the occurrence of a Change of Control and to offer to purchase a portion of the outstanding Notes under certain other circumstances. See "Change of Control" and "Certain Covenants -- Limitations on Asset Sales."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     A "Change of Control" will be deemed to have occurred:


          (i) upon any merger or consolidation of the Company or Parent with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Parent (in each case on a consolidated basis), in one transaction or a series of related transactions, if, in the case of any such merger or consolidation, the securities of the Company or Parent, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company or Parent are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation, provided, however, that the sale by the Company, its Subsidiaries or Parent from time to time of Receivables in the ordinary course of business shall not be treated hereunder as a sale of all or substantially all the assets of the Company or Parent;



          (ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any or all of the Excluded Persons, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (A) more than 40% of the then outstanding shares of Voting Stock of the Company or (B) more than 40% (or, if the Excluded Persons, in the aggregate, then hold more than 40% of the outstanding shares of Voting Stock of the Parent, more than 45%) of the then outstanding shares of Voting Stock of the Parent; or



          (iii) when, during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the Board of Directors of the Company or the board of directors of Parent (together with any new directors whose election by such Board or board or whose nomination for election by the stockholders of the Company or Parent, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company or the board of directors of Parent, as applicable, then in office.


     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including, in the case of any merger, consolidation or sale of all or substantially all assets, information with respect to pro forma results of operations, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. However, a sale of Receivables in the ordinary course of business will not constitute a Change of Control, regardless of the magnitude of such sale.

     The Change of Control purchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to Incur additional Indebtedness and Preferred Stock of Subsidiaries are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Certain Covenants -- Limitation on Liens" and "-- Certain Covenants -- Limitation on Preferred Stock of Subsidiaries." Such restrictions can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenant or provision that may afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect such Holders.


     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased or prepaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. If a Change of Control should occur, the rights of the Holders to receive payment for their Notes would be subject to the prior rights of the holders of any Senior Indebtedness. See "Subordination." Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As a result, a Holder may not be able to avail itself of its right to require the Company to repurchase the Notes upon a Change of Control.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made in immediately available funds. All payments of principal, premium, if any, and interest will be made by the Company in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds.

CERTAIN COVENANTS

     Set forth below are descriptions of certain covenants set forth in the Indenture.

     Limitation on Indebtedness. (a) The Company will not Incur, and the Company will not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Disqualified Stock if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio exceeds 2.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

          (1) Permitted Warehouse Indebtedness and Guarantees by the Company of any Permitted Warehouse Indebtedness of Restricted Subsidiaries, provided that (i) on the date of such Incurrence and giving effect to any such Incurrence, the aggregate principal amount of Permitted Warehouse Indebtedness permitted under this clause (1), together with the amount of all then outstanding Warehouse Indebtedness (other than Permitted Warehouse Indebtedness) of the Company and its Restricted Subsidiaries permitted under clause (a) above, shall not exceed 300% of Consolidated Net Worth at such time, and (ii) that to the extent any such Indebtedness ceases to constitute Permitted Warehouse Indebtedness of the Company or a Restricted Subsidiary, such event shall be deemed to constitute the Incurrence of such Indebtedness (and any such Guarantees, but without duplication) by the Company or such Subsidiary, as the case may be;

          (2) the Notes and the Subsidiary Guarantees;

          (3) Hedging Obligations directly related to: (i) Indebtedness permitted to be Incurred by the Company or the Restricted Subsidiaries pursuant to the Indenture; (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale or that have been sold pursuant to a Warehouse

     Facility; or (iii) Receivables with respect to which the Company or any Restricted Subsidiary has an outstanding purchase or offer commitment, financing commitment or security interest;


          (4) Indebtedness outstanding on the Issue Date (other than Permitted Warehouse Indebtedness and Guarantees thereof, which shall be permissible under this paragraph (b) only pursuant to clause (1) above);


          (5) Indebtedness or Disqualified Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness or issuance of such Disqualified Stock by the issuer thereof;

          (6) Indebtedness or Disqualified Stock of a Restricted Subsidiary Incurred on or prior to the date on which such Subsidiary was acquired by the Company, other than Indebtedness or Disqualified Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company; provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) above; and

          (7) while no Default or Event of Default exists, Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or clause (4) or (6) of this paragraph (b).

     (c) Notwithstanding the foregoing, (i) the Company and its Restricted Subsidiaries may not Incur any Indebtedness (other than the Notes and the Subsidiary Guarantees) if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is a Junior Subordinated Obligation, (ii) the Company and its Restricted Subsidiaries shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Junior Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the Subsidiary Guarantees, as applicable, to at least the same extent as such Junior Subordinated Obligations, and (iii) no Restricted Subsidiary that is not a Subsidiary Guarantor shall incur, directly or indirectly, any Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

     (d) For purposes of determining compliance with the foregoing covenant: (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in good faith, will classify such item of Indebtedness and be required to include the amount and type of such Indebtedness in one of the above clauses; and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to Incur, directly or indirectly, any Preferred Stock except:

          (a) Preferred Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Preferred Stock by the issuer thereof; and

          (b) Preferred Stock of a Restricted Subsidiary Incurred or issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company, other than Preferred Stock Incurred or issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company; provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness."

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 33% of the Consolidated Adjusted Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); and (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale after the Issue Date of (1) Capital Stock of the Company (other than Disqualified Stock) or (2) debt securities of the Company, but only if, when and to the extent such debt securities have been converted into any such Capital Stock (other than, in each case, an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees).

     (b) While no Default or Event of Default exists, the provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Junior Subordinated Obligations of the Company to the extent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to (A) a Subsidiary of the Company or (B) an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees, except to the extent that the funds used by such plan or trust are attributable to employee contributions); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (iii)(B) of paragraph (a) above; (ii) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to the covenant described under "Limitation on Indebtedness"; provided, however, that, such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; and (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the covenant described hereunder; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or any Restricted Subsidiary, (b) to make any loans or advances to the Company or any Restricted Subsidiary or (c) to transfer any of its property or assets to the Company or any Restricted Subsidiary, except: (i) any encumbrance or restriction pursuant to an agreement in effect at the Issue Date and listed on a schedule to the Indenture; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement applicable to such Subsidiary prior to the date on which such Subsidiary was acquired by the Company (other than an agreement entered into in connection with, or in anticipation of, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to any other agreement contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the agreements referred to in clause
(i) or (ii) of the covenant described hereunder, as the case may be; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary otherwise permissible under the Indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) with respect to the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock to the Company, any Permitted Warehouse Indebtedness Limitation; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.


     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to consummate any Asset Disposition unless: (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of any non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

          (A) first, to the extent the Company or such Restricted Subsidiary elects either (x) to acquire Additional Assets or (y) to prepay, repay, redeem or purchase Senior Indebtedness of the Company or such Restricted Subsidiary, as the case may be (other than in either case Indebtedness owed to the Company or an Affiliate of the Company), in each case within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;


          (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), for the Company to make an offer to the Holders of the Notes to purchase Notes pursuant to and subject to the conditions contained in the Indenture; and



          (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to any application not prohibited by the Indenture;


and (iii) at the time of such Asset Disposition no Default shall have occurred and be continuing (or would result therefrom). Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments.


     For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness (other than Junior Subordinated Obligations) of the Company or any Restricted Subsidiary, and the release of the Company or such Subsidiary from all liability on such Indebtedness, in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash or Temporary Cash Investments.


     (b) In the event of an Asset Disposition that requires an offer to purchase the Notes, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be permitted to apply the remaining Net Available Cash in accordance with clause (a)(ii)(C) above. The Company shall not be required to make such an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor is less than $1,000,000 (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).



     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.



     Limitation on Affiliate Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including without limitation the making of any loan, advance, Guarantee or capital contribution to or for the benefit of, the purchase, sale, lease or exchange of any property with, the entering into or amending of employee compensation arrangements with, or the rendering of any service) with or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof: (i) are in the ordinary course of business and consistent with past practice; (ii) are fair to the Company or such Restricted Subsidiary and are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; (iii) if such Affiliate Transaction involves an amount in excess of $500,000, (A) are set forth in writing and (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and
(iv) if such Affiliate Transaction involves an amount in excess of $3,000,000, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.


     The provisions of the foregoing paragraph shall not apply to (a) transactions exclusively between or among the Company and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries,
(b) any Restricted Payment permitted to be made under the covenant described under "-- Limitation on Restricted Payments," (c) any employment or related arrangement entered into by the Company or any Restricted Subsidiary in the ordinary course of business on terms customary in the consumer finance business, provided any such arrangement is approved by the disinterested members of the Board of Directors, (d) customary directors fees and indemnities, and (e) payments required by the Tax Sharing Agreement or any renewal thereof on substantially similar terms, provided, however, in the case of each of the foregoing clauses (a) through (d), that such transactions are not otherwise prohibited by the Indenture. The provisions of clause (iv) of the foregoing paragraph shall not apply to transactions between the Company and PEC pursuant to agreements in effect on the Issue Date and described under "Certain Transactions" and renewals thereof on substantially similar terms.

     Merger and Consolidation. The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America or any State thereof and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company's obligations under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company, in the case of a lease, shall not be released from the obligation to pay the principal of, premium, if any, and interest on the Notes.


     The Indenture will provide that no Restricted Subsidiary may consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person) another Person, whether or not affiliated with such Restricted Subsidiary, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary, pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Restricted Subsidiary immediately preceding the transaction; and
(iv) the Restricted Subsidiary would be permitted, immediately after giving effect to such transaction, to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) in the covenant described above under the caption "Certain Covenants -- Limitation on Indebtedness"; provided that the foregoing provisions will not restrict the ability of a Subsidiary to consolidate or merge with the Company or a Wholly Owned Restricted Subsidiary.


     The Indenture will provide that, in the event of a sale or other disposition of all of the assets of any Subsidiary (other than to or with the Company or a Wholly Owned Restricted Subsidiary), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary (other than to the Company or a Wholly Owned Restricted Subsidiary), then such Restricted Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

     Limitation on Investment Company Status. The Company shall not take, and shall not permit any Restricted Subsidiary to take, any action, or otherwise permit to exist any circumstance, that would require the Company or such Restricted Subsidiary to register as an "investment company" under the Investment Company Act of 1940, as amended.

     Line of Business. The Company will not, and will not permit any Subsidiary, to engage in any line of business that is not a Related Business.

     Payments for Consent. The Indenture will provide that neither the Company nor any Restricted Subsidiary will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders with such annual reports, quarterly reports and such other information, documents and reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS


     An Event of Default is defined in the Indenture as: (i) a default in the payment of interest on the Notes when due, continued for 30 days; (ii) a default in the payment of principal of and premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (iii) the failure by the Company or any Subsidiary Guarantor to comply with any of its obligations in the covenants described under "Change of Control," "Subsidiary Guarantees" or under "Certain Covenants -- Merger and Consolidation," or "-- Limitation on Sales of Assets and Subsidiary Stock"; (iv) the failure by the Company or any Subsidiary Guarantor to comply with any of its obligations in the covenants described above under "Certain Covenants -- Limitation on Affiliate Transactions", "-- Limitation on Indebtedness," "-- Limitation on Preferred Stock of Restricted Subsidiaries," "-- Limitation on Liens," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Investment Company Status" or "-- SEC Reports" and 30 days or more shall have expired after a Senior Officer of the Company first becomes aware of such failure; (v) the failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice with its other agreements contained in the Indenture;
(vi) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $2,000,000 (the "cross acceleration provision"); (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary (the "bankruptcy provisions"); (viii) any judgment or decree for the payment of money in excess of $1,000,000 is rendered against the Company or a Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or
(ix) any Subsidiary Guarantee ceases to be effective (except if permitted by the Indenture), is held to be invalid in a judicial proceeding or its validity is contested by the Company or any Restricted Subsidiary. However, a default under clause (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.



     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of, premium, if any, and any accrued but unpaid interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.


     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.


     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 60 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after a Senior Officer of the Company or any Subsidiary becomes aware of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company or such Subsidiary is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS


     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment or waiver may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or acceleration of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change to the provisions of the Indenture relating to subordination of the Notes, (viii) release any Subsidiary Guarantee of the Notes (except in connection with any such Subsidiary being designated an Unrestricted Subsidiary or its Capital Stock or assets being disposed of, in each case to the extent permissible under the Indenture), or
(ix) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.



     Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.


     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company will mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     A Holder will be able to register the transfer of or exchange the Notes only in accordance with the provisions of the Indenture. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain registrations of transfers and exchanges.

DEFEASANCE


     The Company and the Subsidiary Guarantors at any time may terminate all their respective obligations under the Notes, the Subsidiary Guarantees and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" and the limitations contained in clauses (iii) and (iv) under "Certain Covenants -- Merger and Consolidation" ("covenant defeasance").


     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto (other than an Event of Default with respect to the obligations referred to in the first sentence of the immediately preceding paragraph). If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default under the provisions described in the last sentence of the foregoing paragraph.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee unencumbered money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     American Stock Transfer & Trust Company is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BOOK-ENTRY, DELIVERY AND FORM


     The Notes will initially be issued in the form of one or more Global Notes (the "Global Note"). The Global Note will be deposited on the Issue Date with The Depository Trust Company (the "Depositary") or its custodian and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").


     The Company has been advised by the Depositary that the Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depositary, and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in the Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interest to give or take such action and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments in respect of the principal of, and premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's

Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.


     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in other than global form, or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to any of the Notes represented by the Global Note, then, upon surrender by the Global Note Holder of its Global Note, Notes in certificated form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.


     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

CERTAIN DEFINITIONS


     "Additional Assets" means: (i) any operating property or assets (including Receivables, but excluding Indebtedness and Capital Stock of the acquiring Person) used or useful in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) is primarily engaged in a Related Business.


     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that a Person shall be deemed to have such power with respect to the Company if such Person is the beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). The terms "controlling" and "controlled" have meanings correlative to the foregoing.


     "Asset Disposition" means (i) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of the definition as a "disposition"), but excluding any merger, consolidation or sale of assets of the Company subject to and permitted by the first paragraph of the covenant described under "Certain Covenants -- Merger and Consolidation," of: (a) any shares of Capital Stock of a Subsidiary (other than director's qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary); (b) all or substantially all the assets of, or of any division or line of business of the Company or any Restricted Subsidiary; (c) any other assets of the Company or any Restricted Subsidiary with a book or fair market value, together with other assets disposed of in the same or related transactions, exceeding $500,000; or (d) any Excess Spread Receivables (other than, in the case of clauses (a), (b), (c) or (d) above, (1) a disposition of Receivables in the ordinary course of business, (2) a disposition by a Restricted Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Restricted Subsidiary or (3) any grant of a Permitted Lien) or (ii) the issuance of Capital Stock by any Restricted Subsidiary to any Person other than the Company or any Wholly Owned Restricted Subsidiary.


     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.


     "Consolidated Adjusted Net Income" means, for any period, (a) Consolidated Net Income minus (b) gain on sale of loans and net unrealized gain on mortgage related securities, plus (c) provision for credit losses, amortization and depreciation (including amortization of excess servicing rights), in each case for such period and for the Company and its Restricted Subsidiaries.



     "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, excluding (A) Permitted Warehouse Indebtedness and Guarantees thereof permitted to be Incurred pursuant to clause (b)(1) of the covenant described under "Certain Covenants -- Limitation on Indebtedness," (B) Hedging Obligations permitted to be Incurred pursuant to clause (b)(3) of the covenant described under "Certain Covenants -- Limitation on Indebtedness" and
(C) Junior Subordinated Obligations of the Company to (ii) the Consolidated Net Worth of the Company.


     "Consolidated Adjusted Net Income" means, for any period, (a) Consolidated Net Income minus (b) gain on sale of loans and net unrealized gain on mortgage related securities, plus (c) provision for credit losses, amortization and depreciation (including amortization of excess servicing rights), in each case for such period and for the Company and its Restricted Subsidiaries.


     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that cash could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles, in each case determined in accordance with GAAP.



     "Consolidated Net Worth" means the consolidated stockholders' equity of the Company and its Subsidiaries, as determined in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, less (i) all write-ups by the Company or any Restricted Subsidiary (other than write-ups resulting from foreign currency translations, write-ups of tangible assets of a going concern business made within 12 months after acquisition thereof and write-ups of Excess Spread Receivables or mortgage servicing rights in accordance with GAAP), (ii) all Investments in unconsolidated Subsidiaries or Persons that are not Restricted Subsidiaries (except Temporary Cash Investments), (iii) all unamortized debt discount and expense and unamortized deferred charges of the Company and its Restricted Subsidiaries, in each case as of such date and (iv) any amounts attributable to Disqualified Stock. The "Consolidated Net Worth" of a Restricted Subsidiary means the consolidated net worth of such Subsidiary and its Subsidiaries (if any), determined on an equivalent basis. For purposes of this definition, "deferred charges" does not include deferred taxes, costs associated with mortgage servicing rights and loan origination costs, in each case to the extent deferred in accordance with GAAP).


     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means, as of any date of determination, any Senior Indebtedness if the unpaid principal amount thereof, or the amount of Senior Indebtedness committed to be extended by the lender or lenders under the related credit facility, equals or exceeds $1,000,000 on such date.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security in to which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holders thereof, in each case in whole or in part on or prior to the first anniversary of the Stated Maturity of the Notes.

     "Eligible Excess Spread Receivables" means Excess Spread Receivables of the Company and its Restricted Subsidiaries, other than (i) any Excess Spread Receivables created as the result of the securitization or sale of other Excess Spread Receivables, and (ii) any Excess Spread Receivables attributable to any whole loan sale of Receivables, unless the Person or Persons holding such Receivables (a) is a GSE or (b) has then outstanding senior unsecured and unsupported long-term debt rated Baa2 or better by Moody's Investors Service, Inc. and BBB or better by Standard & Poor's Ratings Group.


     "Excess Spread" means (i) with respect to a "pool" of Receivables that has been sold to a trust or other Person in a securitization, the excess of (a) the weighted average coupon on each pool of Receivables sold over (b) the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to such assets, in each case calculated in accordance with any applicable GAAP, and (ii) with respect to Receivables that have been sold to a Person in a whole loan sale, the cash flow of the Company and its Restricted Subsidiaries from such Receivables, net of, to the extent applicable, a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to such assets, in each case calculated in accordance with any applicable GAAP.


     "Excess Spread Receivables" of a Person means the contractual or certificated right to Excess Spread capitalized on such Person's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with GAAP, net of any allowance for losses on loans sold with recourse or other liability allocable thereto, to the extent not otherwise reflected in such amount). Excess

Spread Receivables (a) include mortgage backed securities attributable to Receivables sold by the Company or any Subsidiary, and (b) do not include any mortgage servicing rights.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Person" means (i) any Existing Holder, (ii) any corporation or limited liability company controlled by one or more Existing Holders, (iii) any partnership the general partners of which are or are corporations controlled by one or more Existing Holders and (iv) any trust of which any Existing Holder is the trustee and at least 80% of the beneficial interests in which are owned by such Existing Holder and the spouse or lineal descendants of such Existing Holder. For purposes of this definition, "control" means the beneficial ownership of at least 80% of the Voting Stock of a Person.

     "Existing Holders" means Robert Nederlander, Eugene I. Schuster, Jerome J. Cohen, Herbert B. Hirsch and Don A. Mayerson.


     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC and releases of the Emerging Issues Task Force.


     "GSE" means Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" means any person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holders" or "Noteholders" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium, if any, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including any such obligations under repurchase agreements, but excluding trade accounts payable and expense accruals arising in the ordinary course of business not overdue by more than 60 days); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends) or, in the case of a Subsidiary of such Person, any Preferred Stock (but excluding any accrued dividends); (vi) Warehouse Indebtedness; (vii) in connection with each sale of any Excess Spread Receivables, the maximum aggregate claim (if any) that the purchaser thereof could have against such Person if the payments anticipated in connection with such Excess Spread Receivables are not collected; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. Notwithstanding the foregoing, "Indebtedness" shall not include obligations under the Tax Sharing Agreement or any renewal or other modification thereof that complies with the covenant described under "Certain Covenants -- Limitation on Affiliate Transactions." Except in the case of Warehouse Indebtedness (the amount of which shall be determined in accordance with the definition thereof), the amount of unconditional Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above. The amount of any Indebtedness under clause (viii) of this definition shall be equal to the amount of the outstanding obligation for which such Person is responsible or liable, directly or indirectly, including by way of Guarantee. Notwithstanding the foregoing, any securities issued in a securitization by a special purpose owner trust or similar entity formed by or on behalf of a Person and to which Receivables have been sold or otherwise transferred by or on behalf of such Person or its Restricted Subsidiaries shall not be treated as Indebtedness of such Person or its Restricted Subsidiaries under the Indenture, regardless of whether such securities are treated as indebtedness for tax purposes, provided (1) neither the Company nor any of its Restricted Subsidiaries (other than Special Purpose Subsidiaries) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for credit support in the form of "over-collateralization" of the senior certificates issued in, or subordination of or recourse to all or a portion of Excess Spread Receivables attributable to, such securitization, in each case to the extent reflected in the book value of such Excess Spread Receivables, or (b) is directly or indirectly liable (as a guarantor or otherwise), and (2) no default with respect to such securities (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.


     "Interest-only Certificate" means a certificate issued in a securitization of a pool of Receivables which pays a fixed or floating interest rate on a notional principal amount.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.


     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, other than Receivables, that are recorded as trade accounts on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness (including Receivables) or other similar instruments issued by, such Person. For purposes of the definitions of "Unrestricted Subsidiary" and "Restricted Payment" and the covenant described under "Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the greater of the fair market value and the book value of the Investments by the Company and its Restricted Subsidiaries in such Subsidiary at the time it is so designated; and
(ii) any property transferred to or from a Person shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.


     "Issue Date" means the date on which the Notes are originally issued.

     "Junior Subordinated Obligation" is defined under "Subordination."


     "Legal Holiday" means any Saturday, Sunday or other day on which banks in the States of New York or Georgia are authorized or obligated by law to be closed for business.


     "Lien" means (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) and (ii) any claim (whether direct or indirect through subordination or other structural encumbrance) against any Excess Spread Receivables sold or otherwise transferred by such Person to a buyer, unless such Person is not liable for any losses thereon.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payment received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, and (iii) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides a Guarantee or other credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as the primary obligor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes and the Subsidiary Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.


     "Parent" means Mego Financial and its successors, but only while such company beneficially owns 40% or more of the Voting Stock of the Company.



     "PEC" means Preferred Equities Corporation and its successors.


     "Permitted Investment" means an Investment by the Company or any Restricted
Subsidiary: (i) in a Wholly Owned Restricted Subsidiary or a Person that, upon the making of such Investment, will become a Wholly Owned Restricted Subsidiary; provided, however, that the primary business of such Wholly Owned Restricted Subsidiary is a Related Business; (ii) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the

Company or a Wholly Owned Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) while no Default or Event of Default exists, any Investment in Persons engaged in a Related Business, provided the aggregate amount of all Investments made by the Company and its Restricted Subsidiaries after the Issue Date that constitute Permitted Investments under this clause (iii)(and, without limitation, not including Permitted Investments under clause (i) above), on any date (the "date of determination"), may not exceed the sum of (a) $6,000,000, plus (b) the excess, if any, of (A) 25% of Consolidated Net Income during the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the fiscal quarter ended most recently prior to the date of determination for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, zero), over (B) the aggregate amount of Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (other than a Restricted Payment permitted to be made pursuant to clause (i) or (ii) of paragraph (b) of the covenant described above under "Certain Covenants -- Limitation on Restricted Payments"),
(iv) in the form of Temporary Cash Investments; (v) in the form of receivables (other than Receivables) owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (vi) in the form of payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) in the form of loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount not to exceed $250,000 outstanding at any time; (viii) in the form of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock", provided the amount thereof does not exceed 10% of Consolidated Net Worth; (x) in the form of Receivables of the Company or any Restricted Subsidiary; and (xi) in the form of Excess Spread Receivables, subordinated certificates or Interest-only Certificates arising from a securitization or sale of Receivables by the Company or any of its Wholly Owned Restricted Subsidiaries (including any securitization of a "pool" of receivables that, in addition to Receivables, also includes loans, leases or other receivables of Persons other than the Company or any Wholly Owned Restricted Subsidiary).


     "Permitted Liens" means, with respect to the Company and any Restricted
Subsidiary: (i) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, in each case Incurred in the ordinary course of business; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for amounts not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (iii) Liens for property taxes not yet subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings; (iv) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, or leases, subleases or other Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (v) Liens securing Indebtedness of such Person Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, equipment (including vehicles) of such Person (but excluding Capital Stock of another Person); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (vi) Liens on Receivables of the Company or a Restricted Subsidiary, as the case may be, to secure Indebtedness permitted under the provisions described in clause (b)(1) under "-- Certain Covenants -- Limitation on Indebtedness"; (vii) Liens on Excess Spread Receivables (or on the Capital Stock of any Person substantially all the assets of which are Excess Spread Receivables); provided, however, that no such Liens may encumber Eligible Excess Spread Receivables of the Company and its Restricted Subsidiaries in an amount equal to the sum of (1) the Specified Percentage in effect at the creation of such Lien (the "determination date") of the unpaid principal amount as of the determination date of the Notes and all other unsecured Indebtedness of the Company and its Restricted Subsidiaries that does not constitute Junior Subordinated Obligations (collectively, the "Specified Unsecured Indebtedness"; the amount under this subclause (1) being the "Base Set Aside"), plus (2) 25% of the excess, if any, of (x) the total amount of Eligible Excess Spread Receivables shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the determination date, over (y) the Base Set Aside, provided that the sum of the Base Set Aside plus the amount in this clause (2) (the "Excess Set Aside") shall not exceed 200% of Specified Unsecured Indebtedness, plus (3) 10% of the excess, if any, of (x) the amount under the foregoing subclause (2)(x), over (y) the sum of the Base Set Aside plus the Excess Set Aside; (viii) Liens existing on the Issue Date and listed on a schedule to the Indenture; (ix) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that
(A) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary or being designated a Restricted Subsidiary and (B) such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (x) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person; provided, however, that (A) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and (B) such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (xi) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of such Person owing to such Person or a Wholly Owned Restricted Subsidiary of such Person; (xii) Liens (other than on any Excess Spread Receivables) securing Hedging Obligations of the Company or such Restricted Subsidiary so long as such Hedging Obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such Hedging Obligations; (xiii) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness of the Company or such Restricted Subsidiary secured by any Lien referred to in the foregoing clauses (v), (viii) and (ix); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property), (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (v), (viii) or (ix), as the case may be, at the time the original Lien became a Permitted Lien and
(2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension renewal or replacement and (C) the Average Life of such Indebtedness is not decreased, and (xiv) any Lien in the form of "over-collateralization" of the senior certificates issued in, or subordination of or recourse to all or a portion of Excess Spread Receivables of the Company or any Subsidiary attributable to a securitization of Receivables, in each case to the extent reflected in the book value of such Excess Spread Receivables, which Lien is in favor of the holders of other interests in the trust relating to such securitization, provided, however, that notwithstanding any of the foregoing clauses, no Lien on Eligible Excess Spread Receivables, other than a Lien permissible under the foregoing clauses (vii) and (xiv), shall be a Permitted Lien. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (v), (ix) or (x) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "Certain
Covenants -- Limitation on Sale of Assets and Subsidiary Stock." Without limitation, for purposes of clause (vii) of this definition, the Incurrence of any Indebtedness (or an increase in the amount of any Indebtedness) secured by a Lien on Excess Spread Receivables shall be considered the incurrence of a new Lien on such Excess Spread Receivables, irrespective of whether a Lien securing other

Indebtedness (or a lesser amount of Indebtedness) already exists on such assets at the time of such Incurrence.

     "Permitted Warehouse Indebtedness" means Warehouse Indebtedness in connection with a Warehouse Facility; provided, however, that (i) the assets being financed are eligible to be recorded as held for sale on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP, (ii) Warehouse Indebtedness constitutes Permitted Warehouse Indebtedness only (a) if, in the case of Warehouse Indebtedness under a Purchase Facility, recourse with respect to the obligations of the Company and its Restricted Subsidiaries under such Warehouse Facility is limited to the Receivables financed thereby or (b) in the case of any other Warehouse Indebtedness, to the extent of the lesser of (A) the amount advanced by the lender with respect to the Receivables financed under the Warehouse Facility, and (B) the principal amount of such Receivables, and (iii) any such Indebtedness has not been outstanding in excess of 360 days.


     "Permitted Warehouse Indebtedness Limitation" means, with respect to any Warehouse Indebtedness of any Restricted Subsidiary, any covenant in the credit documents under which such Warehouse Indebtedness is incurred to maintain the consolidated net worth of such Restricted Subsidiary at a specified dollar amount, provided that such covenant does not require such consolidated net worth to be maintained at a level in excess of 85% of the consolidated net worth of such Restricted Subsidiary shown on the most recently available consolidated balance sheet of such Restricted Subsidiary at the time such credit documents are entered into, amended or renewed. For purposes of this definition, "consolidated net worth" shall be determined in accordance with GAAP.


     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Note means the principal of the Note payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Purchase Facility" means any Warehouse Facility pursuant to which the Company or a Restricted Subsidiary sells Receivables to a financial institution or other Person and retains a right of first refusal (or a right with similar effect) upon the subsequent resale of such Receivables by such financial institution.

     "Receivables" means loans, leases and receivables purchased or originated by the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or, if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or, if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced, and (iv) in the case of Refinancing Indebtedness that Refinances any Junior Subordinated Obligations, such Refinancing Indebtedness constitutes a Junior Subordinated Obligation; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or another Subsidiary or (y) Indebtedness of the Company or a Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any consumer lending business or any financial service business directly relating to such business.

     "Representative" means, with respect to any Senior Indebtedness, any holder thereof or any agent, trustee or other representative for any such holder.

     "Restricted Payment" with respect to any Person means: (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), and (B) dividends or distributions payable solely to the Company or a Wholly Owned Restricted Subsidiary; (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock); (iii) the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Junior Subordinated Obligations of the Company or any Restricted Subsidiary; or (iv) the making of any Investment (other than a Permitted Investment) in any Person. Notwithstanding the foregoing, solely for purposes of calculating the aggregate amount of "other Restricted Payments since the Issue Date," as used in clause (iii) of paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," any Investment that constitutes a Permitted Investment under clause (iii) of the definition of "Permitted Investment" shall be considered a Restricted Payment (but such a Permitted Investment shall not be considered a Restricted Payment for any other purpose).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.


     "Senior Indebtedness" means principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or a Subsidiary, as applicable, to the extent postpetition interest is allowed in such proceeding) and premium, if any, on (a) any Indebtedness of the Company or any Restricted Subsidiary of the type referred to in clause (i), (ii), (iii), (iv) or (vi) of the definition of "Indebtedness," or (b) all Guarantees by the Company or any Restricted Subsidiary with respect to Indebtedness referred to in the foregoing clause (a), unless, in the case of clause (a) or (b), the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes (in the case of Indebtedness being Incurred by the Company) or the Subsidiary Guarantee of such Restricted Subsidiary (in the case of Indebtedness being Incurred by any Restricted Subsidiary). Notwithstanding the foregoing, Senior Indebtedness shall not include (a) any liability for federal, state, local, foreign or other taxes, (b) any Indebtedness of the Company or any Restricted Subsidiary to any Affiliates (including obligations under the Tax Sharing Agreement, as amended from time to time), (c) any trade accounts payable and expense accruals, (d) any Indebtedness that is Incurred in violation of the Indenture, and (e) Indebtedness owed for compensation or for services rendered.


     "Special Purpose Subsidiary" means a Restricted Subsidiary formed in connection with a securitization of Receivables (i) all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the

Company or a Restricted Subsidiary) is owned by the Company or one or more Restricted Subsidiaries, (ii) that has no assets other than Excess Spread Receivables created in such securitization, (iii) that conducts no business other than holding such Excess Spread Receivables, and (iv) that has no Indebtedness (other than short-term Indebtedness to the Company or any Wholly Owned Restricted Subsidiary attributable to the purchase by such Restricted Subsidiary from the Company or such Wholly Owned Restricted Subsidiary of such Receivables, which Indebtedness is paid in full upon closing of such securitization).

     "Specified Percentage" means (i) at any time prior to the date that is 6 months after the Issue Date, 0%, (ii) subject to clause (i), at any time prior to the date that is 12 months after the Issue Date, 20%, (iii) subject to clauses (i) and (ii), at any time prior to the date that is 18 months after the Issue Date, 40%, (iv) subject to clauses (i), (ii) and (iii), at any time prior to the date that is 24 months after the Issue Date, 90%, and (v) at any other time, 125%.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Wholly Owned Subsidiaries of such Person or (iii) one or more Wholly Owned Subsidiaries of such Person. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

     "Tax Sharing Agreement" means the agreement, dated as of             ,
1996, by and among Mego Financial, the Company and certain affiliates of Mego Financial, without regard to any amendments, supplements or other modifications thereof after the Issue Date.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof and maturing within 180 days after acquisition thereof; (ii) investments in demand deposit accounts or time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is not an Affiliate of the Company and that is organized under the laws of the United States of America or any state thereof, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 and has outstanding debt which is rated "AA" (or similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating of "P-1" or higher according to Moody's Investors Service, Inc. or "A-1" or higher according to Standard & Poor's Ratings Group; and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless

(a) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or (b) any such Subsidiary has outstanding any Indebtedness other than Non-Recourse Debt; provided, however, that such designation would be a permitted Restricted Investment under the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under " -- Certain Covenants -- Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom (giving pro forma effect to the Incurrence of the Indebtedness of such Subsidiary). Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. If any Subsidiary at any time shall fail to meet the foregoing requirements for designation as an Unrestricted Subsidiary, it shall thereafter be designated as a Restricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by such Subsidiary as of such date.


     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Receivables by the Company or a Restricted Subsidiary of the Company for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including any Purchase Facilities.

     "Warehouse Indebtedness" means the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility with respect to Receivables until such time such Receivables are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterpart under the Warehouse Facility to a Person who is not an Affiliate of the Company.

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Restricted Subsidiaries.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement with respect to the Offering among the Company and the underwriters named below (the "Underwriters"), for whom Friedman, Billings, Ramsey & Co., Inc. and Oppenheimer & Co., Inc. are acting as representatives (the "Representatives"), each of the Underwriters has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective aggregate principal amount of the Notes set forth opposite their names below.


                                                                          AGGREGATE PRINCIPAL
                                    NAME                                    AMOUNT OF NOTES
    --------------------------------------------------------------------  -------------------
    Friedman, Billings, Ramsey & Co., Inc. .............................      $
    Oppenheimer & Co., Inc. ............................................
                                                                                ---------
              Total.....................................................      $40,000,000
                                                                                =========


     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The Underwriters are committed to purchase all of the Notes if any are purchased.

     The Underwriters propose to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession not in excess of      % of
the principal amount. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of      % of the principal amount on sales to certain
other dealers. The offering of the Notes is made for delivery when, as and if accepted by the Underwriters and is subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of the Notes. After the initial public offering of the Notes, the public offering price and other selling terms may be changed by the Underwriters.

     Prior to the Offering, there has been no public trading market for the Notes and there can be no assurance that any active trading market will develop for the Notes or, if developed, will be maintained.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Oppenheimer & Co., Inc. has provided from time to time, and expects to provide in the future, investment banking and financial services to the Company and its affiliates, for which Oppenheimer & Co., Inc. has received and will receive customary fees and commissions.

                                 LEGAL MATTERS

     The legality of the Notes offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Gibson, Dunn & Crutcher LLP, New York, New York has acted as counsel for the Underwriters in connection with the Offering.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are so included in reliance upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Notes offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, copies of the Registration Statement and related documents may be obtained from the Commission's web site at http://www.sec.gov.

     Upon completion of the Offering and the Common Stock Offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of prescribed fees, at the Commission's Public Reference Section at the addresses set forth above.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements of the Company which have been certified by its independent public accountants.

                           MEGO MORTGAGE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Financial Statements:
  Statements of Financial Condition -- August 31, 1995 and 1996.......................  F-3
  Statements of Operations -- Years Ended August 31, 1994, 1995 and 1996..............  F-4
  Statements of Cash Flows -- Years Ended August 31, 1994, 1995 and 1996..............  F-5
  Statements of Stockholder's Equity -- Years Ended August 31, 1994, 1995 and 1996....  F-6
Notes to Financial Statements.........................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Mego Mortgage Corporation
Las Vegas, Nevada


     We have audited the accompanying statements of financial condition of Mego Mortgage Corporation (a wholly owned subsidiary of Mego Financial Corp.) (the "Company") as of August 31, 1995 and 1996, and the related statements of operations, stockholder's equity and of cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1996 in conformity with generally accepted accounting principles.



     As discussed in Note 16 to the financial statements, the accompanying 1994 financial statements have been restated.



     As discussed in Note 2 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights effective September 1, 1994.



DELOITTE & TOUCHE LLP


Las Vegas, Nevada

October 28, 1996

                           MEGO MORTGAGE CORPORATION

                       STATEMENTS OF FINANCIAL CONDITION
                           (IN THOUSANDS OF DOLLARS)


                                                                                AUGUST 31,
                                                                             -----------------
                                                                              1995      1996
                                                                             -------   -------
                                            ASSETS
Cash.......................................................................  $   752   $   443
Cash deposits, restricted..................................................    2,532     4,474
Loans held for sale, net of allowance for credit losses of $74 and $95.....    3,676     4,610
Mortgage related securities, at fair value.................................       --    22,944
Excess servicing rights....................................................   14,483    12,121
Mortgage servicing rights..................................................    1,076     3,827
Other receivables..........................................................      142        59
Property and equipment, net of accumulated depreciation of $108 and $279...      429       865
Organizational costs, net of amortization..................................      675       482
Other assets...............................................................      316       781
                                                                             -------   -------
          TOTAL ASSETS.....................................................  $24,081   $50,606
                                                                             =======   =======
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Notes and contracts payable..............................................  $ 1,458   $14,197
  Accounts payable and accrued liabilities.................................    2,239     4,066
  Allowance for credit losses on loans sold with recourse..................      886       920
  Due to parent company....................................................    8,453    11,994
  Due to affiliated company................................................       --       819
  State income taxes payable...............................................      264       909
                                                                             -------   -------
          Total liabilities................................................   13,300    32,905
                                                                             -------   -------
Stockholder's equity:
  Common Stock -- $.01 par value per share
     Authorized -- 50,000,000 shares
     Issued and outstanding -- 10,000,000 shares...........................      100       100
  Additional paid in capital...............................................    8,550     8,550
  Retained earnings........................................................    2,131     9,051
                                                                             -------   -------
          Total stockholder's equity.......................................   10,781    17,701
                                                                             -------   -------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.......................  $24,081   $50,606
                                                                             =======   =======

                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                            STATEMENTS OF OPERATIONS
                (THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)



                                                             FOR THE YEARS ENDED AUGUST 31,
                                                         ---------------------------------------
                                                            1994          1995          1996
                                                         -----------     -------     -----------
                                                             (AS
                                                         RESTATED --
                                                          NOTE 16)
REVENUES
  Gain on sale of loans................................    $   579       $12,233     $    17,994
  Net unrealized gain on mortgage related securities...         --            --           2,697
  Loan servicing income................................         --           873           3,348
  Interest income, net of interest expense of $107,
     $468, and $1,116..................................        172           473             988
                                                           -------       -------         -------
          Total revenues...............................        751        13,579          25,027
                                                           -------       -------         -------
COSTS AND EXPENSES
  Provision for credit losses..........................         96           864           1,510
  Depreciation and amortization........................        136           403             394
  Other interest.......................................         22           187             167
  General and administrative:
     Payroll and benefits..............................        975         3,611           5,031
     Commissions and selling...........................         13           552           2,013
     Professional services.............................         --           177             732
     Servicing fees paid to affiliate..................         13           232             709
     Management services by affiliate..................        442           690             671
     FHA insurance.....................................         11           231             572
     Other.............................................        554           713           2,073
                                                           -------       -------         -------
          Total costs and expenses.....................      2,262         7,660          13,872
                                                           -------       -------         -------
INCOME (LOSS) BEFORE INCOME TAXES......................     (1,511)        5,919          11,155
INCOME TAXES...........................................         --         2,277           4,235
                                                           -------       -------         -------
NET INCOME (LOSS)......................................    $(1,511)      $ 3,642     $     6,920
                                                           =======       =======         =======
PRO-FORMA NET INCOME PER SHARE (Note 2) (Unaudited)....                              $      0.60
                                                                                         =======
Weighted average number of common shares outstanding
  (Note 2).............................................                               10,000,000
                                                                                         =======


                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                            STATEMENTS OF CASH FLOW
                           (IN THOUSANDS OF DOLLARS)


                                                                                          FOR THE YEARS ENDED
                                                                                              AUGUST 31,
                                                                                  -----------------------------------
                                                                                      1994          1995       1996
                                                                                  -------------   --------   --------
                                                                                       (AS
                                                                                   RESTATED--
                                                                                    NOTE 16)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................................    ($1,511)     $  3,642   $  6,920
                                                                                    --------      --------   --------
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Additions to mortgage servicing rights.......................................         --        (1,176)    (3,306)
    Additions to excess servicing rights.........................................       (904)      (14,098)   (20,563)
    Net unrealized gain on mortgage related securities...........................         --            --     (2,697)
    Provisions for estimated credit losses.......................................         96           864      1,510
    Deferred income taxes........................................................         --           230        673
    Depreciation and amortization expense........................................        136           403        394
    Amortization of excess servicing rights......................................         --           519      2,144
    Amortization of mortgage servicing rights....................................         --           100        555
    Accretion of residual interest in mortgage related securities................         --            --       (243)
    Repayments of mortgage related securities....................................         --            --         92
    Loans originated for sale, net of loan fees..................................     (8,164)      (87,751)  (139,367)
    Repayments on loans held for sale............................................        116           161        504
    Proceeds from sale of loans..................................................      6,397        84,952    135,483
    Changes in operating assets and liabilities:
      Increase in cash deposits, restricted......................................         --        (2,532)    (1,942)
      (Increase) decrease in other assets, net...................................       (342)          375      1,248
      Increase in state income taxes payable.....................................         --           264        670
      Increase in other liabilities, net.........................................        279         1,959      1,827
      Additions to due to affiliated company.....................................      1,547         3,581      2,100
      Payments on due to affiliated company......................................     (2,052)       (3,305)    (1,281)
                                                                                    --------      --------   --------
         Total adjustments.......................................................     (2,891)      (15,454)   (22,199)
                                                                                    --------      --------   --------
         Net cash used in operating activities...................................     (4,402)      (11,812)   (15,279)
                                                                                    --------      --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............................................       (263)         (274)      (637)
                                                                                    --------      --------   --------
         Net cash used in investing activities...................................       (263)         (274)      (637)
                                                                                    --------      --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on notes and contracts payable........................      6,275        77,178    146,448
  Payments on notes and contracts payable........................................     (5,638)      (76,357)  (133,709)
  Additions in due to parent company.............................................         --        10,836      8,368
  Payments on due to parent company..............................................         --        (2,613)    (5,500)
  Receipt of common stock subscription...........................................      4,500            --         --
  Increase in additional paid-in capital.........................................         --         3,000         --
                                                                                    --------      --------   --------
         Net cash provided by financing activities...............................      5,137        12,044     15,607
                                                                                    --------      --------   --------
NET INCREASE (DECREASE) IN CASH..................................................        472           (42)      (309)
CASH -- BEGINNING OF YEAR........................................................        352           824        752
                                                                                    --------      --------   --------
CASH -- END OF YEAR..............................................................    $   824      $    782   $    443
                                                                                    ========      ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.....................................................................    $    38      $    618   $    964
                                                                                    ========      ========   ========
    Income taxes.................................................................    $    --      $      3   $     25
                                                                                    ========      ========   ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  In connection with the securitization of loans and creation of mortgage related securities, the Company retained an interest only security and a residual
    interest security............................................................    $    --      $     --   $ 20,096
                                                                                    ========      ========   ========
  In connection with the organization of the Company, the Company's parent issued
    475,000 shares of its Common Stock to an unrelated entity for services
    rendered.....................................................................    $   650      $     --   $     --
                                                                                    ========      ========   ========


                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                       STATEMENTS OF STOCKHOLDER'S EQUITY
             FOR THE YEARS ENDED AUGUST 31, 1994 AND 1995 AND 1996
                           (IN THOUSANDS OF DOLLARS)


                                                    COMMON STOCK       ADDITIONAL   RETAINED
                                                 -------------------    PAID IN     EARNINGS
                                                   SHARES     AMOUNT    CAPITAL     DEFICIT     TOTAL
                                                 ----------   ------   ----------   --------   -------
BALANCE AT SEPTEMBER 1, 1993...................  10,000,000    $100      $4,900     $     --   $ 5,000
Additional paid-in capital.....................          --      --         650           --       650
Net loss for the year ended August 31, 1994 (as
  restated -- Note 16).........................          --      --          --       (1,511)   (1,511)
                                                 ----------    ----      ------      -------   -------
BALANCE AT AUGUST 31, 1994 (AS RESTATED -- NOTE
  16)..........................................  10,000,000     100       5,550       (1,511)    4,139
Additional paid-in capital.....................          --      --       3,000           --     3,000
Net income for the year ended August 31,
  1995.........................................          --      --          --        3,642     3,642
                                                 ----------    ----      ------      -------   -------
BALANCE AT AUGUST 31, 1995.....................  10,000,000     100       8,550        2,131    10,781
Net income for the year ended August 31,
  1996.........................................          --      --          --        6,920     6,920
                                                 ----------    ----      ------      -------   -------
BALANCE AT AUGUST 31, 1996.....................  10,000,000    $100      $8,550     $  9,051   $17,701
                                                 ==========    ====      ======      =======   =======

                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED AUGUST 31, 1994, 1995 AND 1996


1.  NATURE OF OPERATIONS


     Mego Mortgage Corporation (the Company) was incorporated on June 12, 1992, in the State of Delaware. The authorized capital stock of the Company is 50,000,000 shares of Common Stock with a par value of $.01 per share. The Company issued a total of 10,000,000 shares of its capital stock to Mego Financial Corp. (Mego Financial), a New York corporation, for $5,000,000 and became a wholly-owned subsidiary of Mego Financial. The Company, through its loan correspondents and home improvement contractors, is primarily engaged in the business of originating, selling, servicing and pooling home improvement loans, which qualify under the provisions of Title I of the National Housing Act which is administered by the U.S. Department of Housing and Urban Development
(HUD). Pursuant to that program, 90% of the principal balances of the loans are U.S. government insured (Title I Loans), with cumulative maximum coverage equal to 10% of all Title I Loans originated by the Company. In May 1996, the Company commenced the origination of conventional home improvement and equity loans through its network of loan correspondents.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Cash Deposits, Restricted -- Restricted cash represents cash on deposit which is restricted in accordance with the loan sale agreements and untransmitted funds received from collection of loans which have not as yet been disbursed to the purchasers of such loans in accordance with the loan sale agreements.


     Loans Held for Sale -- Loans held for sale are carried at the lower of aggregate cost or market value in the accompanying Statements of Financial Condition, net of allowance for credit losses. Loan origination fees and direct origination costs are deferred until the loan is sold.


     Mortgage Related Securities -- In 1996, the Company securitized a majority of loans originated into the form of a REMIC. A REMIC is a trust issuing multi-class securities with certain tax advantages to investors and which derives its cash flow from a pool of underlying mortgages. Certain of the senior classes of the REMICs are sold, and an interest only strip and a subordinated residual class are retained by the Company. The subordinated residual class is in the form of residual certificates and are classified as residual interest securities. The documents governing the Company's securitizations require the Company to establish initial overcollateralization or build overcollateralization levels through retention of distributions by the REMIC trust otherwise payable to the Company as the residual interest holder. This overcollateralization causes the aggregate principal amount of the loans in the related pool and/or cash reserves to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related REMIC trust. To the extent that borrowers default on the payment of principal or interest on the loans, losses will reduce the overcollateralization and cash flows otherwise payable to the residual interest security holder to the extent that funds are available. If payment defaults exceed the amount of overcollateralization, as applicable, the insurance policy maintained by the related REMIC trust will pay any further losses experienced by holders of the senior interests in the related REMIC trust. The Company does not have any recourse obligations for credit losses in the REMIC trust. The residual interests are amortized to operations over the contractual lives of the loans, considering future estimated prepayments utilizing an amortization method which approximates the level yield method.


     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
115) on September 1, 1995. There was no cumulative financial statement impact as a result of adopting SFAS 115.


     In accordance with the provisions of SFAS 115, the Company classifies residual interest securities and interest only securities as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period are based on discounted cash flow analyses. The cash flows are estimated as the excess

                           MEGO MORTGAGE CORPORATION
of the weighted average coupon on each pool of loans securitized over the sum of the pass-through interest rate, servicing fees, a trustee fee, an insurance fee and an estimate of annual future credit losses, net of FHA insurance recoveries, related to the loans securitized, over the life of the loans. These cash flows are projected over the life of the loans using prepayment, default, and loss assumptions that the Company believes market participants would use for similar financial instruments and are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of such a financial instrument would require. The Company utilized prepayment assumptions of 14%, estimated loss factor assumptions of 1%, and weighted average discount rates of 12%. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date, and term. The Company also uses other available information such as externally prepared reports on prepayment rates and industry default rates of the type of loan portfolio under review. To the Company's knowledge, there is no active market for the sale of these mortgage related securities. The range of values attributable to the factors used in determining fair value is broad. Although the Company believes that it has made reasonable estimates of the fair value of the mortgage related securities, the rate of prepayments and default rates utilized are estimates, and actual experience may vary.


     Revenue Recognition-Gain on Sale of Loans -- Gain on sale of loans includes the gain on sale of mortgage related securities and the gain on sale of loans held for sale. In accordance with Emerging Issues Task Force (EITF) Issue No. 88-11, the gain on sale of mortgage related securities is determined by an allocation of the cost of the securities based on the relative fair value of the securities sold and the securities retained. The Company retains an interest only strip security and a residual interest security.


     The present value of expected net cash flows from the sale of loans are recorded at the time of sale as excess servicing rights. Excess servicing rights are amortized as a charge to income, as payments are received on the retained interest differential over the estimated life of the underlying loans. Excess servicing rights are recorded at the lower of unamortized cost or estimated fair value. The expected cash flows used to determine the excess servicing rights asset have been reduced for potential losses, net of FHA insurance recoveries, under recourse provisions of the sales agreements. The allowance for losses on loans sold with recourse represents the Company's estimate of losses, net of FHA insurance recoveries, to be incurred in connection with the recourse provisions of the sales agreements and is shown separately as a liability in the Company's Statements of Financial Condition.


     In discounting cash flows related to loan sales, the Company defers servicing income at annual rates of 1% to 1.25% and discounts cash flows on its sales at the rate it believes a purchaser would require as a rate of return. The cash flows were discounted to present value using discount rates which averaged 12% for the years ended August 31, 1994, 1995, and 1996. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.


     In determining expected cash flows, management considers economic conditions at the date of sale. In subsequent periods, these estimates may be revised as necessary using the original discount rate, and any losses arising from prepayment and loss experience will be recognized as realized.


     Mortgage Servicing Rights -- At August 31, 1995, effective September 1, 1994, the Company adopted the provisions of SFAS No. 122 "Accounting for Mortgage Servicing Rights -- an amendment of SFAS No. 65" (SFAS 122) which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others however those servicing rights are acquired. The effect of adopting SFAS No. 122 on the Company's financial statements was to increase income before income taxes by $1,076,000 for the year ended August 31, 1995. The fair value of capitalized mortgage servicing rights is estimated by calculating the present value of expected net cash flows from mortgage servicing using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on

                           MEGO MORTGAGE CORPORATION
a 125 basis points per annum servicing fee reduced by estimated costs of servicing using a discount rate of 12% for the year ended August 31, 1996, and a 100 basis points per annum servicing fee reduced by estimated costs of servicing using a discount rate of 12% for the year ended August 31, 1995. At August 31, 1995 and August 31, 1996, the book value of mortgage servicing rights approximated fair value. The Company periodically reviews mortgage servicing rights to determine impairment. This review is performed on a disaggregated basis, based upon date of origination. Impairment is recognized in a valuation allowance for each pool in the period of impairment. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.


     Allowance for Credit Losses -- Provision for credit losses relating to unsold loans is recorded as expense in amounts sufficient to maintain the allowance at a level considered adequate to provide for anticipated losses resulting from liquidation of outstanding loans. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated Federal Housing Authority (FHA) insurance recoveries on Title I Loans.


     Property and Equipment -- Property and equipment is stated at cost and is depreciated over its estimated useful life (generally five years) using the straight-line method. Costs of maintenance and repairs that do not improve or extend the life of the respective assets are recorded as expense.


     Organizational Costs -- Organizational costs associated with the commencement of originating, purchasing, selling and servicing of Title I Loans are being amortized over a five year period which commenced on March 1, 1994. Such amortization is included in depreciation and amortization expense on the Statements of Operations. Accumulated amortization related to organizational costs was $289,000 and $482,000 at August 31, 1995 and 1996, respectively.


     Loan Origination Costs and Fees -- Loan origination costs and fees including non-refundable loan origination fees and incremental direct costs associated with loan originations are deferred and amortized over the lives of the loans. Unamortized loan origination costs and fees are recorded as expense or income upon the sale of the related loans.


     Allowance for Credit Losses on Loans Sold with Recourse -- Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of its probable future credit losses to be incurred over the lives of the loans, considering estimated future FHA insurance recoveries on Title I Loans. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations, as the Company has no recourse obligation under those securitization agreements. Estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities.


     Proceeds from the sale of loans with recourse provisions were $6,397,000, $84,952,000, and $118,082,000 for the years ended August 31, 1994, 1995, and
1996, respectively.


     Interest Income -- Interest income is recorded as earned. Interest income represents the interest earned on loans held for sale during the period prior to their securitization or other sale, mortgage related securities, and short term investments. In accordance with EITF Issue No. 89-4, the Company computes an effective yield based on the carrying amount of each mortgage related security and its estimated future cash flow. This yield is then used to accrue interest income on the mortgage related security.


     During the period that a Title I Loan is 30 days through 270 days delinquent, the Company accrues interest at the HUD guaranteed rate of 7% in lieu of the contractual rate of the loan. When a Title I Loan becomes over 270 days contractually delinquent, it is placed on non-accrual status and interest is recognized only as cash is received. Interest income on conventional loans greater than 90 days delinquent is generally to be recognized on a cash basis.

                           MEGO MORTGAGE CORPORATION

     Loan Servicing Income -- Fees for servicing loans originated or acquired by the Company and sold with servicing rights retained are generally based on a stipulated percentage of the outstanding principal balance of such loans and are recognized when earned. Interest received on loans sold, less amounts paid to investors, is reported as loan servicing income. Capitalized mortgage servicing rights and excess servicing rights are amortized systematically to reduce loan servicing income to an amount representing normal servicing income and the present value discount. Late charges and other miscellaneous income are recognized when collected. Costs to service loans are recorded to expense as incurred.


     Income Taxes -- The Company files a consolidated federal income tax return with its parent, Mego Financial. Income taxes for the Company are provided for on a separate return basis. As part of a tax sharing arrangement, the Company has recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. The Company accounts for taxes under SFAS No. 109, "Accounting for Income Taxes" (SFAS 109), which requires an asset and liability approach.


     The provision for income taxes includes deferred income taxes, which result from reporting items of income and expense for financial statement purposes in different accounting periods than for income tax purposes. The Company also provides for state income taxes at the rate of 6% of income before income taxes.


     Recently Issued Accounting Standards -- The Financial Accounting Standards Board (the FASB) has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company does not anticipate any material effect upon adoption on results of operations or financial condition.


     In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the stock.


     This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Company intends to provide the pro forma and other additional disclosure about stock-based employee compensation plans in its 1997 financial statements as required by SFAS 123.


     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125) was issued by FASB in June 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS 125 also requires that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. Additionally, this statement requires that the servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income and (b) assessment for asset impairment or increased obligation based on their fair values. The statement will require that the Company's existing and future excess servicing receivables be measured at fair market value and be reclassified as interest only strip securities and accounted for in accordance with

                           MEGO MORTGAGE CORPORATION

SFAS 115. As required by the statement, the Company will adopt the new requirements effective January 1, 1997. It is not anticipated that upon implementation, the statement will have any material impact on the financial statements of the Company, as the book value of the Company's excess servicing rights and mortgage related securities approximates fair value.


     Stock Split -- The accompanying financial statements retroactively reflect a 1,600 for 1 stock split, an increase in authorized shares of common stock to 50,000,000, and the establishment of a $.01 par value per share effective October 28, 1996.


     Pro Forma Net Income Per Share (Unaudited) -- Shares used in computing pro forma net income per share include the weighted average of common stock outstanding during the period, adjusted for the 1,600 for 1 stock split. There were no common stock equivalents. Historical per share data is not included on the Statements of Operations because the data is not considered relevant or indicative of the ongoing operations of the Company. Net income utilized in the calculation of pro forma net income per share has been reduced by an estimated pro forma interest expense in the amount of $1,544,000 and a related tax benefit of $587,000 based upon the application of a 13% interest rate to the Company's average balance of non-interest bearing debt payable to Mego Financial. Pro forma net income per share would change by $0.01 with a 1% change in the interest rate utilized.


     Reclassification -- Certain reclassifications have been made to conform prior years with the current year presentation.


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.  FAIR VALUES OF FINANCIAL INSTRUMENTS


     SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS
107), requires disclosure of estimated fair value information for financial instruments, whether or not recognized in the Statement of Financial Condition. Fair values are based upon estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                           MEGO MORTGAGE CORPORATION

     Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments at August 31, 1996 are set forth below (thousands of dollars):


                                                                     CARRYING   ESTIMATED FAIR
                                                                      VALUE         VALUE
                                                                     --------   --------------
    Financial Assets:
      Cash(a)......................................................  $    443      $    443
      Loans held for sale, net(b)..................................     4,610         5,371
      Mortgage related securities(c)...............................    22,944        22,944
      Excess servicing rights(c)...................................    12,121        12,121
      Mortgage servicing rights(c).................................     3,827         3,827
    Financial Liabilities:
      Notes and contracts payable(d)...............................    14,197        14,197


---------------

(a)  Carrying value was used as the estimate of fair value.
(b) Since it is the Company's business to sell loans it originates, the fair value was estimated by using outstanding commitments from investors adjusted for non-qualified loans and the collateral securing such loans.
(c) The fair value was estimated by discounting future cash flows of the instruments using discount rates, default, loss and prepayment assumptions based upon available market data, opinions from investment bankers and portfolio experience.
(d) Notes payable generally are adjustable rate, indexed to the prime rate; therefore, carrying value approximates fair value. Contracts payable represent capitalized equipment leases with a weighted average interest rate of 9.48%, which approximates fair value.


     At August 31, 1996, the Company had $59,597,000 in outstanding commitments to originate and purchase loans and no other off-balance sheet financial instruments. A fair value of the commitments was estimated at $6.8 million by calculating a theoretical gain or loss on the sale of a funded loan adjusted for an estimate of loan commitments not expected to fund, considering the difference between investor yield requirements and the committed loan rates. The estimated fair value is not necessarily representative of the actual gain to be recorded on such loan sales in the future.


     The fair value estimates made at August 31, 1996 were based upon pertinent market data and relevant information on the financial instruments at that time. These estimates do not reflect any premium or discount that could result from the sale of the entire portion of the financial instruments. Because no market exists for a substantial portion of the financial instruments, fair value estimates may be based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


     Fair value estimates are based upon existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For instance, the Company has certain fee-generating business lines (e.g., its loan servicing operations) that were not considered in these estimates since these activities are not financial instruments. In addition, the tax implications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

                           MEGO MORTGAGE CORPORATION

4.  CONCENTRATIONS OF RISK


     Availability of Funding Source -- The Company funds substantially all of the loans which it originates or purchases with borrowings through its financing facilities and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or securitizations. Any failure to renew or obtain adequate financing under its financing facilities, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financings, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial condition.


     Dependence on Securitizations -- In 1996, the Company pooled and sold through securitizations an increasing percentage of the loans that it originated. The Company derives a significant portion of its income by recognizing gains on sale of loans through securitizations which are due in part to the fair value, recorded at the time of sale, of residual interests and interest only securities retained. Adverse changes in the securitization market could impair the Company's ability to sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition.



     The Company has relied on credit enhancement and overcollateralization to achieve the "AAA/Aaa" rating for the senior interests in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by an insurance company insuring the timely repayment of senior interests in each of the REMIC trusts. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the current insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's results of operations and financial condition.



     Geographic Concentrations -- The Company's servicing portfolio and loans sold with recourse are geographically diversified within the United States. The Company services mortgage loans in 47 states and the District of Columbia. At August 31, 1996, 36% of the dollar value of loans serviced had been originated in California, and 13% in Florida. No other state accounted for more than 10% of the servicing portfolio. The risk inherent in such concentrations is dependent upon regional and general economic stability which affects property values and the financial stability of the borrowers.


     Credit Risk -- The Company is exposed to on-balance sheet credit risk related to its loans held for sale and mortgage related securities. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate and loans sold under recourse provisions. The outstanding balance of loans sold with recourse provisions totaled $88,565,000 and $81,458,000 at August 31, 1995 and 1996, respectively.


     Off-Balance Sheet Activities -- These financial instruments consist of commitments to extend credit to borrowers and commitments to purchase loans from others. As of August 31, 1995 and 1996, the Company had outstanding commitments to extend credit or purchase loans in the amounts of $53,447,000 and $59,597,000, respectively. These commitments do not represent the expected total cash outlay of the Company, as historically only 40% of these commitments result in loan originations or purchases. The prospective borrower or seller is under no obligation as a result of the Company's commitment. The Company's credit and interest rate risk is therefore limited to those commitment which result in loan originations and purchases. The commitments are made for a specified fixed rate of interest, therefore the Company is exposed to interest rate risk, to the extent changes in market interest rates change prior to the origination and prior to the sale of the loan.

                           MEGO MORTGAGE CORPORATION

     Interest Rate Risk -- The Company's profitability is in part determined by the difference, or "spread," between the effective rate of interest received on the loans originated or purchased by the Company and the interest rates payable under its financing facilities during the warehousing period and yield required by investors on loan sales and securitizations. The spread can be adversely affected after a loan is originated or purchased and while it is held during the warehousing period by increases in the interest rate demanded by investors in securitizations or sales. In addition, because the loans originated and purchased by the Company have fixed rates, the Company bears the risk of narrowing spreads because of interest rate increases during the period from the date the loans are originated or purchased until the closing of the sale or securitization of such loans. Additionally, the fair value of mortgage related securities, mortgage servicing rights and excess servicing rights owned by the Company may be adversely affected by changes in the interest rate environment which could effect the discount rate and prepayment assumptions used to value the assets. Any such adverse change in assumptions could have a material adverse effect on the Company's results of operations and financial condition.


5. LOANS HELD FOR SALE, ALLOWANCE FOR CREDIT LOSSES, LOAN ORIGINATIONS, AND LOANS SERVICED


     Loans held for sale, net of allowance for credit losses, consisted of the following (thousands of dollars):


                                                                             AUGUST 31,
                                                                           ---------------
                                                                            1995     1996
                                                                           ------   ------
    Loans held for sale..................................................  $3,750   $4,705
    Less allowance for credit losses.....................................     (74)     (95)
                                                                           ------   ------
              Total......................................................  $3,676   $4,610
                                                                           ======   ======


     The Company provides an allowance for credit losses, in an amount which in the Company's judgment will be adequate to absorb losses after FHA insurance recoveries on the loans, that may become uncollectible. The Company's judgment in determining the adequacy of this allowance is based on its continual review of its portfolio of loans which utilizes historical experience and current economic factors. These reviews take into consideration changes in the nature and level of the portfolio, current and future economic conditions which may affect the obligors' ability to pay, collateral values and overall portfolio quality. Changes in the allowance for credit losses for loans consisted of the following (thousands of dollars):


                                                                       FOR THE YEARS ENDED
                                                                           AUGUST 31,
                                                                      ---------------------
                                                                      1994   1995    1996
                                                                      ----   ----   -------
    Balance at beginning of year....................................  $--    $ 96   $   960
    Provisions for credit losses....................................   96     864     1,510
    Reductions due to reacquisition and securitization..............   --      --    (1,455)
                                                                      ---    ----    ------
    Balance at end of year..........................................  $96    $960   $ 1,015
                                                                      ===    ====    ======
    Allowance for credit losses.....................................  $30    $ 74   $    95
    Allowance for credit losses on loans sold with recourse.........   66     886       920
                                                                      ---    ----    ------
              Total.................................................  $96    $960   $ 1,015
                                                                      ===    ====    ======


     During 1996, $113,917,000 of loans sold under recourse provisions were repurchased and securitized as further described in Note 2. Reductions due to reacquisition and securitization represent the allowance for credit losses on loans sold with recourse transferred to the cost basis of the mortgage related securities as a result of these transactions.

                           MEGO MORTGAGE CORPORATION

      Loans serviced and originated consisted of the following (thousands of dollars):

                                                                            AUGUST 31,
                                                                        ------------------
                                                                         1995       1996
                                                                        -------   --------
    Amount of Title I Loan originations...............................  $87,751   $127,785
    Amount of conventional loan originations..........................       --     11,582
                                                                        -------   --------
              Total...................................................  $87,751   $139,367
                                                                        =======   ========
    Loans serviced (including loans securitized, loans sold to investors and loans held for sale)
      Title I Loans...................................................  $92,286   $202,766
      Conventional loans..............................................       --     11,423
                                                                        -------   --------
              Total...................................................  $92,286   $214,189
                                                                        =======   ========


6.  MORTGAGE RELATED SECURITIES



     Mortgage related securities consist of interest only strips and residual interest certificates of FHA Title I Loan asset-backed securities collateralized by loans originated, purchased and serviced by the Company.


     Mortgage related securities are classified as trading securities and are recorded at estimated fair value. Changes in the estimated fair value are recorded in current operations. As of August 31, 1996 mortgage related securities consisted of the following (thousands of dollars):


    Interest only securities...................................................  $ 4,602
    Residual interest securities...............................................   18,342
                                                                                 -------
              Total............................................................  $22,944
                                                                                 =======


     No mortgage related securities were owned during 1995.


     Activity in mortgage related securities consisted of the following for the year ended August 31, 1996 (thousands of dollars):


    Balance at beginning of year...............................................  $    --
    Additions due to securitizations, at cost..................................   20,096
    Net unrealized gain........................................................    2,697
    Accretion of residual interest.............................................      243
    Principal reductions.......................................................      (92)
                                                                                 -------
              Balance at end of year...........................................  $22,944
                                                                                 =======


7.  EXCESS SERVICING RIGHTS


     Activity in excess servicing rights consisted of the following (thousands of dollars):


                                                                     FOR THE YEARS ENDED
                                                                         AUGUST 31,
                                                                  -------------------------
                                                                  1994    1995       1996
                                                                  ----   -------   --------
    Balance at beginning of year................................  $ --   $   904   $ 14,483
    Plus additions..............................................   904    14,098     20,563
    Less amortization...........................................    --      (519)    (2,144)
    Less amounts related to loans repurchased, securitized and
      transferred to mortgage related securities................    --        --    (20,781)
                                                                  ----   -------    -------
              Balance at end of year............................  $904   $14,483   $ 12,121
                                                                  ====   =======    =======

                           MEGO MORTGAGE CORPORATION

     As of August 31, 1994, 1995 and 1996, excess servicing rights consisted of excess cash flows on serviced loans totaling $6,555,000, $88,566,000 and $81,458,000, yielding weighted average interest rates of 12.9%, 13.3% and 12.8%, and net of normal servicing and pass-through fees with weighted average pass-through yields to the investor of 8.5%, 8.4% and 8.1%, respectively. These loans were sold under recourse provisions as described in Note 2.


     During 1996, $113,917,000 of loans sold were repurchased and securitized as further described in Note 2. Excess servicing rights related to the loans repurchased and securitized of $20,781,000 were transferred to the cost basis of the mortgage related securities as a result of these transactions.


     Of the Title I Loans sold in the year ended August 31, 1995, $56,922,000 of such loans were sold to a purchaser, in a series of sales commencing on April 21, 1995, under a continuing sales agreement which provides for the yield to the purchaser to be adjusted monthly to a rate equal to 200 basis points (2%) per annum over the one-month London Interbank Offered Rate (LIBOR). LIBOR was 5.875% per annum at August 31, 1996. The principal balance of loans subject to the LIBOR adjustment was $29,255,000 at August 31, 1996. The effect of an increase or decrease in LIBOR of 100 basis points (1%) applied to those loans would be a decrease or increase, respectively, to the Company's future pre-tax income of approximately $956,000.


8.  MORTGAGE SERVICING RIGHTS


     Activity in mortgage servicing rights consisted of the following (thousands of dollars):


                                                                      FOR THE YEARS ENDED
                                                                           AUGUST 31,
                                                                     ----------------------
                                                                     1994    1995     1996
                                                                     ----   ------   ------
    Balance at beginning of year...................................  $ --   $   --   $1,076
    Plus additions.................................................    --    1,176    3,306
    Less amortization..............................................    --     (100)    (555)
                                                                     ----   ------   ------
              Balance at end of year...............................  $ --   $1,076   $3,827
                                                                     ====   ======   ======


     As indicated in Note 2, the Company adopted the provisions of SFAS 122 effective September 1, 1994.


     The Company had no valuation allowance for mortgage servicing rights during 1994, 1995 and 1996, as the cost basis of mortgage servicing rights approximated fair value.



     The pooling and servicing agreements relating to the securitization transactions contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Company's right to service the related loans. At September 30, 1996, the default rates on one pooling and servicing agreement exceeded the permitted level. The mortgage servicing rights for this agreement were approximately $1.4 million at August 31, 1996. In the event of such termination, there would be an adverse effect on the valuation of the Company's mortgage servicing rights.

                           MEGO MORTGAGE CORPORATION

9.  PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following (thousands of dollars):


                                                                             AUGUST 31,
                                                                           --------------
                                                                           1995     1996
                                                                           -----   ------
    Office equipment and furnishings.....................................  $ 337   $  640
    EDP equipment........................................................    166      470
    Vehicles.............................................................     34       34
                                                                           -----   ------
                                                                             537    1,144
    Less accumulated depreciation........................................   (108)    (279)
                                                                           -----   ------
              Total property and equipment, net..........................  $ 429   $  865
                                                                           =====   ======


10.  OTHER ASSETS


     Other assets consisted of the following (thousands of dollars):


                                                                             AUGUST 31,
                                                                           --------------
                                                                           1995     1996
                                                                           -----   ------
    Deferred borrowing costs.............................................  $ 129   $  216
    Software costs, net of amortization (See Note 14)....................    127      154
    Other................................................................     60      411
                                                                            ----     ----
              Total......................................................  $ 316   $  781
                                                                            ====     ====


11.  NOTES AND CONTRACTS PAYABLE


     Notes and contracts payable consisted of the following (thousands of dollars):


                                                                             AUGUST 31,
                                                                          ----------------
                                                                           1995     1996
                                                                          ------   -------
    Note payable -- warehouse line of credit............................  $1,039   $ 3,265
    Note payable -- revolving line of credit............................      --    10,000
    Other...............................................................     419       932
                                                                          ------   -------
              Total.....................................................  $1,458   $14,197
                                                                          ======   =======


     Notes payable at August 31, 1996 included $3,265,000 of borrowings outstanding under a Warehousing Credit and Security Agreement with a lender that provides available credit facilities up to $20,000,000. The outstanding borrowings bear interest at the bank's prevailing prime rate plus 1% (9.25% at August 31, 1996) and are collateralized by security interests in the Company's loans held for sale. The warehouse line of credit matures on August 9, 1997.


     At August 31, 1996, the Company had a $10,000,000 revolving line of credit with the same lender maturing on June 30, 2000, bearing interest at the bank's prevailing prime rate plus 2% (10.25% at August 31, 1996). This facility was secured by a pledge of the Company's excess servicing rights and mortgage related securities. The facility has an 18 month revolving credit period expiring on approximately December 31, 1997, followed by a 30 month payment period. Borrowings under this facility cannot exceed the lesser of (a) 40% of the Company's excess servicing rights and mortgage related securities or (b) 6 times the aggregate of the excess servicing rights and mortgage related securities payments actually received by the Company over the most recent 3 month period. The agreement contains certain restrictions, including but not limited to, restrictions on additional indebtedness and restrictions on capital distributions, through minimum tangible net worth requirements of $12.5 million plus 50% of cumulative net income since May 1, 1996 (50% of cumulative net income for the period May 1, 1996 to August 31, 1996 was $1.1 million).

                           MEGO MORTGAGE CORPORATION

     Both the warehouse line of credit and the revolving line of credit are subject to a requirement of the maintenance of a minimum tangible net worth of $12,500,000 plus 50% of cumulative net income since May 1, 1996 and a minimum level of profitability of at least $500,000 per rolling six month period. Both lines of credit have been guaranteed by Mego Financial.


     At August 31, 1995 and 1996, contracts payable consisted of $419,000 and $932,000, respectively, in obligations under lease purchase arrangements secured by property and equipment, bearing a weighted average interest rate of 9.48%.


     Scheduled maturities of the Company's contracts payable of $932,000 at August 31, 1996 are as follows (thousands of dollars):


                   FOR THE YEARS ENDED AUGUST 31,
              ----------------------------------------
    TOTAL     1997     1998     1999     2000     2001
    -----     ----     ----     ----     ----     ----
    $ 932     $255     $272     $221     $179      $5


12.  ADDITIONAL PAID-IN CAPITAL


     In 1995, Mego Financial contributed $3,000,000 to the Company as additional paid-in capital. During fiscal 1994, Mego Financial contributed $650,000 to the Company as additional paid-in capital through the issuance of 475,000 shares of common stock of Mego Financial. The Mego Financial common stock was issued to an unrelated company for its services in obtaining the necessary HUD approval, state licensing and other matters in connection with the organization of the Company. The value of the Mego Financial stock was based upon the closing bid price of Mego Financial stock as of the date of the agreement with the third party, reduced by (a) an estimate of the costs which would be incurred to register the stock to allow its sale to the public; and (b) an estimate of the discount a seller would incur upon selling a large block of shares. The Company reduced the due to parent company account as a result of this transaction.


13.  COMMITMENTS AND CONTINGENCIES


     The Company leases an office under the terms of an operating lease that expires March 31, 1999. During fiscal 1994, 1995 and 1996, the Company's rent expense related to this lease was $54,000, $154,000 and $164,000, respectively. In April 1996, the Company executed an operating lease for its main offices in a second location which it will occupy in late 1996. The 1996 lease commences September 1, 1996, expires August 31, 2002, and is guaranteed by Mego Financial. Future minimum rental payments under these operating leases are set forth below (thousands of dollars):


    FOR THE YEARS ENDED AUGUST 31,
    1997........................................................................  $  943
    1998........................................................................   1,071
    1999........................................................................   1,005
    2000........................................................................     939
    2001........................................................................     957
    Thereafter..................................................................     978
                                                                                  ------
              Total.............................................................  $5,893
                                                                                  ======


     In the general course of business the Company, at various times, has been named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse affect on the business or financial condition of the Company.

                           MEGO MORTGAGE CORPORATION

14.  RELATED PARTY TRANSACTIONS


     During the years ended August 31, 1994, 1995, and 1996, Preferred Equities Corporation (PEC), a wholly-owned subsidiary of Mego Financial, provided certain services to the Company including loan servicing and collection for a cost of $13,000, $232,000, and $709,000, respectively. In addition, the affiliate provided services including executive, accounting, legal, management information, data processing, human resources, advertising and promotional materials (management services) totaling $442,000, $690,000, and $671,000 which amounts were included in general and administrative expenses for the years ended August 31, 1994, 1995, and 1996, respectively. Included in other interest expense for the years ended August 31, 1995 and 1996, are $85,000 and $29,000 related to advances from PEC.


     During the years ended August 31, 1994, 1995 and 1996, the Company paid PEC for developing certain computer programming (see Note 10), incurring costs of $130,000, $36,000 and $56,000, respectively. The Company is amortizing these costs over a five year period. During fiscal 1994, 1995 and 1996, amortization of $13,000, $26,000 and $29,000, respectively, was included in expense. The Company's agreement with PEC regarding loan servicing and collection services charges the Company an annual rate of 0.5% of outstanding loans serviced by PEC calculated and paid on a monthly basis. The costs charged to the Company for management services provided by PEC represent an estimate of the costs incurred by PEC which would have been incurred by the Company had it been operating as a stand alone entity.


     Management believes the allocation methodologies for services performed by PEC is reasonable and is representative of an approximation of the expense the Company would incur if it operated as a stand alone entity, unrelated to PEC.


     At August 31, 1995 and 1996, the Company had a non-interest bearing liability to Mego Financial of $8,453,000 and $11,994,000, respectively, for federal income taxes and cash advances, which is due on demand and has not as yet been paid. At August 31, 1996, the Company had a non-interest bearing liability to PEC of $819,000 relating to charges for services to the Company.


     Activity in due to parent company consisted of the following (thousands of dollars):


                                                                 FOR THE YEARS ENDED AUGUST
                                                                            31,
                                                                 --------------------------
                                                                  1994     1995      1996
                                                                 ------   -------   -------
    Balance at beginning of year...............................  $   --   $    --   $ 8,453
    Provision for federal taxes................................      --     2,013     3,566
    Cash advances from parent..................................      --     9,053     5,475
    Repayments of advances.....................................      --    (2,613)   (5,500)
                                                                 ------   -------   -------
              Balance at end of year...........................  $   --   $ 8,453   $11,994
                                                                 ======   =======   =======
    Average balance during the year............................  $   --   $ 2,275   $11,874
                                                                 ======   =======   =======


     The Company anticipates issuing common stock and subordinated debt to the public to support its cash flow needs in the future. Subsequent to these transactions, it is not anticipated that Mego Financial will continue to provide funds to the Company or guarantee its indebtedness. At August 31, 1996, Mego Financial has no contractual obligation to provide such support other than its guaranty of the warehouse line of credit, revolving credit loan and operating leases described in Notes 11 and 13.

                           MEGO MORTGAGE CORPORATION

15.  INCOME TAXES


     As described in Note 2, the Company records a liability to Mego Financial for federal income taxes at the statutory rate (currently 34%). State income taxes are computed at the appropriate state rate (6%) net of any available operating loss carryovers and are recorded as state income taxes payable. For the years ended August 31, 1994, 1995 and 1996, income tax expense has been computed as follows (thousands of dollars):


                                                                 FOR THE YEARS ENDED AUGUST
                                                                            31,
                                                                 --------------------------
                                                                  1994      1995     1996
                                                                 -------   ------   -------
    Income (loss) before income taxes..........................  $(1,511)  $5,919   $11,155
                                                                 =======   ======   =======
    Federal income taxes at 34% of income......................  $    --   $2,013   $ 3,793
    State income taxes, net of federal income tax benefit......       --      264       442
                                                                 -------   ------   -------
    Income tax expense.........................................  $    --   $2,277   $ 4,235
                                                                 =======   ======   =======


     Income tax expense is comprised of the following (thousands of dollars):


                                                                     FOR THE YEARS ENDED
                                                                         AUGUST 31,
                                                                  -------------------------
                                                                   1994      1995     1996
                                                                  -------   ------   ------
    Current.....................................................  $    --   $2,047   $3,562
    Deferred....................................................       --      230      673
                                                                  -------   ------   ------
              Total.............................................  $    --   $2,277   $4,235
                                                                  =======   ======   ======


     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, (b) temporary differences between the timing of revenue recognition for book purposes and income tax purposes and (c) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability, included in due to parent company, as of August 31, 1995 and 1996 are as follows (thousands of dollars):


                                                                             AUGUST 31,
                                                                            -------------
                                                                            1995    1996
                                                                            ----   ------
    Deferred tax liabilities:
      Difference between book and tax carrying value of assets............  $ --   $   98
      Unrealized gain on mortgage related securities......................    --    1,025
      Mortgage servicing rights...........................................   591      164
      Other...............................................................    16        2
                                                                            ----   ------
                                                                             607    1,289
                                                                            ----   ------
    Deferred tax assets:
      Allowances for credit losses........................................   366      386
      Difference between book and tax carrying value of assets............    11       --
                                                                            ----   ------
                                                                             377      386
                                                                            ----   ------
              Net deferred tax liability..................................  $230   $  903
                                                                            ====   ======


16.  RESTATEMENT


     Subsequent to the issuance of its financial statements for the year ended August 31, 1994, the Company determined that certain adjustments were required to be made to the previously reported amounts as of and for the year ended August 31, 1994.

                           MEGO MORTGAGE CORPORATION

     The Company accounts for its sales of loans under SFAS No. 65, "Accounting for Certain Mortgage Banking Activities" and SFAS No. 91 which require that certain estimates and assumptions (such as the impact of prepayments, cancellations and the discount period and rate) be made in order to compute the present value of the income stream to be received over the estimated lives of the loans sold by the Company. The Company determined that the estimates and assumptions it used previously required revision. The net effect of the restatement for the year ended August 31, 1994 was a decrease in income before income taxes of $421,000. The effect on the Statement of Financial Condition at August 31, 1994, was primarily a reduction of excess servicing rights.


     The Company determined that it erroneously included certain expenses in deferred organizational costs related to the fiscal year ended August 31, 1994. Accordingly, costs and expenses were understated by $725,000 and amortization of the organizations costs was overstated by $3,000. The effect of this restatement on the Statement of Operations was to reduce income before income taxes in 1994 by $722,000. The effect of this restatement on the Statement of Financial Condition of the Company at August 31, 1994, was to reduce other assets by $722,000.


     The restatement also included other miscellaneous adjustments. A summary of the effect of the restatement on the Statement of Operations for the year ended August 31, 1994 is as follows (thousands of dollars):


                                                                    AS PREVIOUSLY
                                                                      REPORTED      AS RESTATED
                                                                    -------------   -----------
    Gain on sale of loans.........................................     $ 1,206        $   579
    Interest income...............................................         298            279
    Interest expense..............................................          57            107
    Provision for credit losses...................................         133             96
    Depreciation and amortization.................................         189            136
    Commissions and selling.......................................          --             13
    General and administrative....................................       1,471          1,995
    Net loss......................................................        (368)        (1,511)


17. SUBSEQUENT EVENT (UNAUDITED)



     In September 1996, the Company received a commitment from a financial institution providing for the purchase of up to $2.0 billion of loans over a five year period. Upon closing of the final agreement, Mego Financial will issue to the financial institution four-year warrants to purchase 1,000,000 shares of Mego Financial's common stock at an exercise price of $7.125 per share. The value of the warrants, estimated at $3.0 million (0.15% of the commitment amount) as of the commitment date, will be recorded as a commitment fee and charged to expense as the commitment is utilized. The financial institution has also agreed to provide the Company a separate one year facility of up to $11.0 million, less any amounts advanced under a separate $3.0 million repurchase agreement, for the financing of the interest only and residual certificates from future securitizations.

------------------------------------------------------
------------------------------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

       ------------------------------
             TABLE OF CONTENTS
       ------------------------------


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    9
Use of Proceeds............................   21
Capitalization.............................   22
Pro Forma Selected Financial Data..........   23
Selected Financial Data....................   24
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations............................   26
Business...................................   37
Management.................................   53
Principal Stockholders.....................   57
Certain Transactions.......................   59
Description of the Notes...................   61
Underwriting...............................   88
Legal Matters..............................   88
Experts....................................   88
Additional Information.....................   89
Index to Financial Statements..............  F-1


    UNTIL           , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $40,000,000

                                  MEGO (LOGO)

                           MEGO MORTGAGE CORPORATION

                               % SENIOR SUBORDINATED
                                 NOTES DUE 2001
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.
                            OPPENHEIMER & CO., INC.

                                             , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:


    Securities and Exchange Commission registration fee.......................  $ 12,122
    NASD filing fee...........................................................     4,500
    Printing expenses.........................................................   100,000
    Accounting fees and expenses..............................................    90,000
    Legal fees and expenses...................................................   125,000
    Fees and expenses (including legal fees) for qualifications under state
      securities laws.........................................................     5,000
    Trustee's fees and expenses...............................................    15,000
    Miscellaneous.............................................................    23,378
                                                                                --------
              Total...........................................................  $375,000
                                                                                ========



     All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the GCL, the Company's Amended and Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in the Amended and Restated Certificate of Incorporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

     The Company presently maintains policies of directors' and officers' liability insurance in the amount of $30.0 million.

     Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     No securities that were not registered under the 1933 Act have been issued or sold by the Registrant within the past three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
 NUMBER                                           DESCRIPTION
--------        --------------------------------------------------------------------------------
 1.1*       --  Underwriting Agreement.
 3.1(3)     --  Amended and Restated Certificate of Incorporation of the Registrant.
 3.2(3)     --  By-laws of the Registrant, as amended.
 4.1*       --  Form of Note.
 4.2*       --  Form of Indenture.
 5.1*       --  Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.
10.1*       --  Stock Option Plan
10.2(1)     --  Agreement for Line of Credit and Commercial Promissory Note between the
                Registrant and First National Bank of Boston, dated January 4, 1994.
10.3(1)     --  Agreement between the Registrant and Hamilton Consulting, Inc., dated January
                31, 1994.
10.4(1)     --  Loan Purchase and Sale Agreement dated March 22, 1994, between the Registrant as
                Buyer, and Southwest Beneficial Finance, Inc. as Seller.
10.5(1)     --  Master Loan Purchase and Servicing Agreement dated as of August 26, 1994, between the Registrant as Seller, and First National Bank of Boston, as
                Purchaser.
10.6(2)     --  Master Loan Purchase and Servicing Agreement dated April 1, 1995, by and between
                Greenwich Capital Financial Products, Inc. and the Registrant.
10.7(2)     --  Participation and Servicing Agreement dated May 25, 1995, by and between
                Atlantic Bank, N.A. and the Registrant.
10.8(2)     --  Warehousing Credit and Security Agreement, dated as of August 11, 1995, between the Registrant and First National Bank of Boston.
10.9*       --  Tax Sharing Agreement among the Registrant, Mego Financial Corp., Preferred
                Equities Corporation and the subsidiaries of Preferred Equities Corporation.
10.10*      --  Servicing Agreement between the Registrant and Preferred Equities Corporation.
10.11(3)    --  Servicing Agreement by and among Mego Mortgage FHA Title I Loan Trust 1996-1,
                First Trust of New York, National Association, as Trustee, Norwest Bank
                Minnesota, N.A., as Master Servicer and the Registrant, as Servicer dated as of
                March 21, 1996.
10.12(3)    --  Loan Purchase Agreement between Financial Asset Securities Corp., as Purchaser, and the Registrant, as Seller, dated as of March 21, 1996.
10.13**     --  Indemnification Agreement among MBIA Insurance Corporation, as Insurer, the
                Registrant, as Seller and Greenwich Capital Markets, Inc. as Underwriter, dated as of March 29, 1996.

EXHIBIT
 NUMBER                                           DESCRIPTION
--------        --------------------------------------------------------------------------------
10.14(3)    --  Pooling and Servicing Agreement, dated as of March 21, 1996, among the
                Registrant, Financial Asset Securities Corp., as Depositor, First Trust of New
                York, National Association, as Trustee and Contract of Insurance Holder and
                Norwest Bank Minnesota, N.A., as Master Servicer.
10.15**     --  Insurance Agreement among MBIA Insurance Corporation, as Insurer, Norwest Bank
                Minnesota, N.A., as Master Servicer, the Registrant, as Seller, Servicer and
                Claims Administrator, Financial Asset Securities Corp., as Depositor, Greenwich
                Capital Financial Products, Inc., and First Trust of New York, National
                Association, as Trustee and Contract of Insurance Holder, dated as of March 21,
                1996.
10.16**     --  Credit Agreement dated as of June 28, 1996 between the Registrant and First
                National Bank of Boston as Agent.
10.17(3)    --  Loan Purchase Agreement dated as of August 1, 1996 between Financial Asset
                Securities Corp., as Purchaser, and the Registrant, as Seller.
10.18(3)    --  Pooling and Servicing Agreement dated as of August 1, 1996 between Financial
                Asset Securities Corp., as Purchaser, and the Registrant, as Seller.
10.19**     --  Amendment No. 1 to Warehousing Credit and Security Agreement dated as of August
                9, 1996 between the Registrant and First National Bank of Boston.
10.20*      --  Office Lease by and between MassMutual and the Registrant dated April 1996.
10.21**     --  Amendment to Master Loan Purchase and Servicing Agreement between Greenwich
                Capital Financial Products, Inc. and the Registrant dated February 1, 1996.
10.22**     --  Amendment No. 2 to Master Loan Purchase and Servicing Agreement between
                Greenwich Capital Financial Products, Inc. and the Registrant dated July 1,
                1996.
10.23*      --  Management Agreement between Mego Financial Corp. and the Registrant dated
                October 1996.
10.24**     --  Employment Agreement between the Registrant and Jeffrey S. Moore dated January
                1, 1994.
12.1(3)     --  Computation of Ratio of Earnings to Fixed Charges.
21.1(3)     --  Subsidiaries of the Registrant.
23.1*       --  Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be
                included in its opinion to be filed as Exhibit 5.1*).
23.2        --  Consent of Deloitte & Touche LLP.
23.3        --  Consent of Director Nominees.
24.1**      --  Power of Attorney.
25.1*       --  Statement of Eligibility of Trustee.
27.1(3)     --  Financial Data Schedule (for SEC use only)


---------------

  * To be filed by amendment

 ** Previously filed

(1) Filed as part of the Form 10-K for the fiscal year ended August 31, 1994 of Mego Financial Corp. and incorporated herein by reference.
(2) Filed as part of the Form 10-K for the fiscal year ended August 31, 1995 of Mego Financial Corp. and incorporated herein by reference.

(3) Filed as part of the Registration Statement on Form S-1 filed by the Company on September 20, 1996 and amended on October 30, 1996 (File No. 333-12443) and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 30, 1996.


                                          MEGO MORTGAGE CORPORATION

                                          By:      /s/  JEROME J. COHEN
                                            ------------------------------------
                                                      Jerome J. Cohen,
                                              Chairman of the Board and Chief
                                                      Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                  SIGNATURE                               TITLE                    DATE
---------------------------------------------  ---------------------------  -------------------
            /s/  JEROME J. COHEN               Chairman of the Board and       October 30, 1996
---------------------------------------------    Chief Executive Officer
               JEROME J. Cohen

          /s/  JEFFREY S. MOORE*               President, Chief Operating      October 30, 1996
---------------------------------------------    Officer and Director
              Jeffrey S. Moore

            /s/  JAMES L. BELTER*              Executive Vice President        October 30, 1996
---------------------------------------------    and Chief Financial
               James L. Belter                   Officer

          /s/  ROBERT NEDERLANDER*             Director                        October 30, 1996
---------------------------------------------
             Robert Nederlander

           /s/  HERBERT B. HIRSCH*             Director                        October 30, 1996
---------------------------------------------
              Herbert B. Hirsch

            /s/  DON A. MAYERSON               Director                        October 30, 1996
---------------------------------------------
               Don A. Mayerson

      *By:      /s/  JEROME J. COHEN
---------------------------------------------
               Jerome J. Cohen
              Attorney-in-fact